                                                                    EXHIBIT T3E1


                               OFFER TO EXCHANGE

              ALL OUTSTANDING 12 1/2% SUBORDINATED NOTES DUE 2001
                   AND PREMIUM, IF ANY, AND INTEREST THEREON
                   ($30,480,000 PRINCIPAL AMOUNT OUTSTANDING)
                                      FOR
           $19,382,000 12% SECURED CONVERTIBLE SENIOR NOTES DUE 2006

                                       OF

                          ALTIVA FINANCIAL CORPORATION

  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 3,
                             2000, UNLESS EXTENDED.

SEE RISK FACTORS BEGINNING ON PAGE 20 FOR A DISCUSSION OF CERTAIN FACTORS WHICH INVESTORS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE NEW NOTES OFFERED HEREBY.

     This Confidential Private Placement Memorandum (the "Memorandum") relates to the issuance of 12% Secured Convertible Senior Notes due 2006 by Altiva Financial Corporation (the "Company") in exchange for currently outstanding
12 1/2% Subordinated Notes of the Company due 2001 (the "Old Notes"). The 12% Secured Convertible Senior Notes being offered in exchange for the Old Notes are substantially similar to $14,000,000 of Amended and Restated 12% Secured Senior Convertible Notes due 2006 (the "Amended Notes") to be issued to Value Partners, Ltd. ("Value Partners") upon consummation of the Exchange Offer, with the exception of provisions dealing with conversion of the notes into common stock of the Company, par value $.01 (the "Common Stock"). The Company has obtained commitments from the holders of approximately $28.0 million principal amount of its outstanding Old Notes to participate in the Exchange Offer. The $19,382,000 principal amount of new 12% Secured Convertible Senior Notes due 2006 to be issued in the Exchange Offer will initially be issued in two types of global notes. One type of these global notes will be mandatorily convertible into Common Stock (the "Convertible New Notes") while the other type of these global notes will not be convertible into Common Stock (the "Non-Convertible New Notes," and together with the Convertible New Notes, the "New Notes"). Interest on the New Notes is payable in cash semi-annually on June 15 and December 15 of each year beginning on June 15, 2001. The Company may redeem the New Notes, in whole but not in part, at any time after June 15, 2004, or earlier if Altiva's common stock closes at $5.00 or above for 35 consecutive trading days after the Expiration Date (as defined herein). The redemption price is described under the heading "Description of New Notes -- Redemption" on page 120 of this Memorandum. There is no sinking fund.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS MEMORANDUM IS TRUTHFUL AND COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Exchange Agent for the Exchange Offer is American Stock Transfer & Trust Company. For information with respect to the Exchange Offer, call Isaac Kagen at (718) 921-8200.

                THE DATE OF THIS MEMORANDUM IS FEBRUARY 23, 2000

                               TABLE OF CONTENTS

                                  PAGE
                                  ----
Summary.........................    5
Risk Factors....................   21
  Liquidity Risks...............   21
  Risks Related to the Sale of
     Loans......................   22
  Risks Associated with
     Implementing Our New
     Strategic Plan.............   23
  Risks Associated with Our
     Management Team............   24
  Performance of Future
     Acquisitions...............   24
  Risks Associated with Mortgage
     Backed Securities..........   25
  Risks from the Sale of
     Servicing Rights...........   27
  Interest Rate Risks...........   27
  Risk of Variations in
     Quarterly Operating
     Results....................   28
  Risks Associated with
     Delinquencies and Defaults
     on Loans...................   29
  Litigation; Risk of Claims....   29
  Competition...................   30
  Volatility of Stock Price.....   31
  Risk of Failing to Comply with
     the Listing Requirements of
     the Nasdaq SmallCap
     Market.....................   31
  Factors Inhibiting Takeover;
     Effect of Change of
     Control....................   31
  Legislative and Regulatory
     Risks......................   32
  Environmental Risks...........   32
  Seasonality...................   33
  Year 2000.....................   33
  Restrictions Imposed by the
     New Indenture..............   33
  Lack of a Public Market.......   34
  Consequences of the Exchange
     Offer on Non-Tendering
     Holders of the Notes.......   34
  Exchange Offer Procedure......   34
  Shares Eligible For Future
     Sale.......................   35
The Exchange Offer..............   36
  Purpose and Effect of the
     Exchange Offer.............   36
  Terms of the Exchange Offer...   37

                                  PAGE
                                  ----
  Other Agreements..............   42
  Conditions of the Exchange
     Offer......................   44
  Exchange Agent................   44
  Fees and Expenses.............   44
  Consequences of Failure to
     Exchange...................   45
Certain United States Federal
  Tax Considerations............   46
  (1) Tax Consequences if the
     Exchange Qualifies as a
     Tax-Free
     Recapitalization...........   47
  (2) Tax Consequences if the
     Exchange Fails to Qualify
     as a Recapitalization......   47
Use of Proceeds.................   56
Dividend Policy.................   56
Price Range of Common Stock.....   56
Capitalization..................   58
Selected Financial Data.........   59
Management's Discussion and
  Analysis of Financial
  Condition and Results of
  Operations....................   63
  General.......................   63
  Securitization Transactions...   64
  Accounting for a
     Securitization
     Transaction................   67
  Revision of Assumptions.......   69
  Results of Operations.........   72
  Results of Operations.........   75
Liquidity and Capital
  Resources.....................   80
  Liquidity Uses................   83
  Quantitative and Qualitative
     Disclosure About Market
     Risk.......................   84
  Effects of Changing Prices and
     Inflation..................   85
  Recent Accounting Standards...   85
  Impact of the Year 2000
     Issue......................   86
The Recapitalization............   87
  General.......................   87
  Private Placements............   87
  Exchange Offer................   88
  Management....................   88
  Transactions with Strategic
     Partners...................   88
Business........................   90
  General.......................   90
  Strategic Initiatives.........   90

                                  PAGE
                                  ----
  Mortgage Industry.............   91
  Company Loan Products.........   92
  Lending Operations............   94
  Loan Processing and
     Underwriting...............   96
  Quality Control...............   99
  Technology Systems............   99
  Loan Servicing................   99
  Sale of Loans.................  101
  Competition...................  101
  Government Regulation.........  102
  Seasonality...................  103
  Employees.....................  104
  Properties  ..................  104
  Legal Proceedings.............  104
Management......................  106
  Directors and Executive
     Officers...................  106
  Executive Compensation........  108
  Employment Agreements.........  110
  Company Stock Option Plans....  111
  Compensation Committee
     Interlocks and Insider
     Participation..............  113
  Security Ownership of Certain
     Beneficial Owners and
     Management.................  113
Certain Transactions............  116
  Purchase of Participation
     Interest in Secured Notes
     by T. Rowe Price Recovery
     Fund II, L.P...............  116
  Relationship with Greenwich...  116
  Tax Sharing and Indemnity
     Agreement..................  116
  Management Services Agreement
     with PEC...................  117
  Sub-Servicing Agreement with
     PEC........................  117
  Funding and Guarantees by Mego
     Financial..................  117

                                  PAGE
                                  ----
  Relationships with Friedman,
     Billings, Ramsey Group,
     Inc........................  118
  The Recapitalization..........  119
Description of the New Notes....  120
  General.......................  120
  Ranking; Relation to Secured
     Notes......................  120
  Security......................  120
  Redemption....................  121
  Failure to Obtain Stockholder
     Approval...................  121
  Sinking Fund..................  121
  Payment on the New Notes......  121
  Certain Covenants.............  121
  Defaults......................  123
  Amendments and Waivers........  124
  Transfer......................  125
  Defeasance....................  125
  Concerning the Trustee........  125
  Governing Law.................  126
  Book-Entry; Delivery and
     Form.......................  126
  Certificated Securities.......  126
Description of Capital Stock....  128
  General.......................  128
  Common Stock..................  128
  Preferred Stock...............  128
  Certain Provisions of Delaware
     Law........................  129
  Certain Charter and Bylaw
     Provisions.................  129
  Registration Rights...........  130
  Transfer Agent................  130
Shares Eligible for Future
  Sale..........................  131
Plan of Distribution............  132
Where You Can Find More
  Information...................  132
Legal Matters...................  133

                      (This page intentionally left blank)

                                    SUMMARY

     Because this is a summary, it does not contain all the information that may be important to you. You should read the entire Private Placement Memorandum carefully before you purchase shares of our common stock. Unless otherwise indicated, all information in this Memorandum gives effect to a 1,600-for-1 stock split that occurred in October 1996 and a 1-for-10 reverse stock split that occurred in March 1999.

THE EXCHANGE OFFER

     Altiva Financial Corporation (formerly Mego Mortgage Corporation, the "Company") is a specialized consumer finance company that funds, purchases, makes and sells consumer loans secured by deeds of trust on single family residences. Due to a cash shortage that began in November 1999 and is continuing (as described in more detail herein in "Management's Discussion and Analysis of Results of Operation and Financial Condition -- Liquidity and Capital Resources"), the Company is in the process of (1) trying to restructure its currently outstanding debt obligations and (2) attempting to raise additional cash to fund its working capital needs. This Memorandum relates to an offer by the Company to exchange up to $19.4 million of New Notes for up to the entire $30.5 million of outstanding Old Notes.

     A failure by the Company to consummate the Exchange Offer and/or raise additional cash will have a material adverse effect on the Company's ability to remain solvent and continue its operations. See "Management's Discussion and Analysis of Results of Operation and Financial Condition -- Liquidity and Capital Resources."

THE COMPANY

     Historically, the Company retained the right to service a substantial portion of the loans it has sold. The Company's borrowers generally do not qualify for traditional "A" credit mortgage loans. Typically, their credit histories, income or other factors do not conform to the lending criteria of government-chartered agencies (including GNMA, FNMA, FHLMC) that traditional lenders rely on in evaluating whether to make loans to potential borrowers. The Company has one wholly-owned operating subsidiary, The Money Centre, Inc.

     The Company makes sub-prime residential mortgage loans for the purpose of debt consolidation or creating liquidity from the borrower's home equity. The type of loan products offered by the Company are determined by their profitability and the liquidity of the after-market for loan sales. As such, the Company's current product mix is comprised primarily of first and to a lesser extent second mortgage products which have combined loan-to-value of up to 100%. The Company exited the home improvement and Equity + loan markets (described below) because they failed to meet targeted returns and after-market liquidity.

     The Company's current loan products are first mortgage loans and home equity loans ("Home Equity loans") typically secured by first liens, and in some cases by second liens, on the borrower's residence. In making Home Equity loans, the Company relies primarily on the appraised values of the borrowers' residences. The Company determines the loan amount based on the appraised values and the creditworthiness of the borrowers. These loans generally are used to purchase residences and refinance existing mortgages.

     In prior years, the Company also made high loan-to-value loans ("Equity + loans") based on the borrowers' credit. These loans typically were secured by second liens on the borrowers' primary residences. The initial amount of an Equity + loan, when added to other outstanding senior or secured debt on the residences, resulted in a combined loan-to-value ratio that averaged 112% during fiscal 1997 and 1998. The loan-to-value ratios on these loans might have been as high as 125%. These loans generally were used to consolidate debt and make home improvements.

     The Company's loans are produced by its wholesale and retail divisions. The wholesale division underwrites and funds loans originated by a network of pre-approved mortgage brokers which numbered approximately 460 as of August 31, 1999. These brokers submit loan packages to the Company, which in turn funds loans made to approved borrowers. The loans are made directly by the Company to the borrower. Historically, the Company produced substantially all of its loans by purchasing previously closed loans from approved mortgage bankers and other financial intermediaries and purchasing closed loans insured under the Title I credit insurance program of the Federal Housing Administration ("Title I loans") from its network of home improvement contractors. All loans funded or purchased by the Company are underwritten and graded by the Company's personnel. The Company's current operating strategy is to sell all of the loans it produces for cash to institutional purchasers. The Company currently does not intend to produce a material amount of Title I loans in the future. The Company's retail division makes loans directly to consumers and charges loan fees to the borrowers that are intended to offset the total cost of making the loan.

     Since the Company began operations in March 1994, it has substantially changed its business strategy. The timeline below summarizes the changes to its business.

TIME PERIOD                     ACTION

From March 1994 through
  May 1996 The Company purchased home improvement contracts Title I loans from mortgage bankers and home improvement contractors. The Company began purchasing Equity + loans from mortgage bankers.

March 1996 through
  August 1997                   The Company sold substantially all of the loans
                                it purchased in securitization transactions.
                                These securitization transactions resulted in substantial negative cash flow, because the cash proceeds from the sale of the loans were substantially less than the total cost of producing the loans sold.

September 1997                  The Company established a retail division that
                                began making Equity + loans directly to
                                consumers.

December 1997                   The Company began making Home Equity loans,
                                through its retail division, directly to consumers.

January through June 1998       The Company substantially reduced its loan
                                production (fundings and purchases) because its warehouse lender stopped making advances on the Company's warehouse line of credit after the Company violated certain borrowing agreements with its warehouse lender. The Company had used these warehouse loan advances to fund new loan production. The Company funded and purchased $68.8 million of loans from January
                                1998 through June 1998 as compared to $312.0 million of loans in January 1997 through June
                                1997.

                                The Company implemented cost savings primarily through a 32% reduction in personnel initiated in January 1998. The Company closed its dealer division, which traditionally had purchased Title I and Equity + loans from its network of home improvement contractors.

                                The Company substantially increased the sale of its loan portfolio to generate cash to repay outstanding indebtedness under its warehouse line, to pay general and administrative expenses for personnel retention and to maintain its systems while it explored alternatives for raising new capital.

July 1, 1998                    The Company completed a recapitalization, (the
                                "Recapitalization") which raised approximately
                                $84.5 million in additional equity. By using the $50.0 million in cash proceeds from the Recapitalization, the Company began to increase the funding and purchase of mortgage loans.

September 1998                  A liquidity shortage and a focus by the buyers
                                of asset backed bonds on U.S. treasury
                                securities impacted the specialty finance industry.

October 1998                    The Company formulated its recent strategic
                                initiatives (described in the next section of this Memorandum), which are designed to return the Company to a positive cash flow position and to profitability.

January 1999                    The Company purchased substantially all of the
                                assets of a retail production platform in Las
                                Vegas, Nevada for approximately $3.3 million in cash.

July 1999                       The Company purchased 100% of the outstanding
                                stock of The Money Centre, Inc., a retail lending platform located in Charlotte, North
                                Carolina. A portion of the purchase price was financed by the issuance of $7.0 million principal amount of 12% Secured Convertible
                                Notes (which has subsequently been increased to $10.0 million in principal amount, the "Original
                                Secured Notes") to Value Partners, Ltd. In connection with the Exchange Offer, the Company will issue $14,000,000 million of Amended Notes in exchange for the Original Secured Notes and the payment of $4,000,000.

STRATEGIC INITIATIVES

     The Company's strategic initiatives have been substantially impacted by recent events in the capital markets and their effect on the specialty finance industry. There has been a significant reduction in the number of institutions willing to provide warehouse facilities to mortgage lenders producing home equity and high loan-to-value loans. Additionally, there has been a reduction in the number of buyers of senior interests issued in securitization transactions backed by home equity and high loan-to-value loans, and a concurrent increase in the yield (and a reduction in the price) demanded by such buyers on the senior interests they purchase. Finally, the number of institutional investors acquiring loans similar to the loans the Company produces has declined, along with the premiums, if any, these investors are willing to pay for these loans. These events have substantially reduced the liquidity available to companies in the specialty finance industry to make new loans. With these events in mind the Company redefined its strategic initiatives in October 1998.

     The Company's Primary Focus Is To Produce Home Equity Loans. The Company has reduced its reliance on Equity + loans with high loan-to-value ratios and significantly increased the percentage and amount of our business devoted to the production of Home Equity loans by expanding its network of brokers and acquiring other entities that produce Home Equity loans. The Company produces Home Equity loans solely for sale for cash, generally at premiums to their principal amounts, to institutional purchasers in the secondary market without recourse for credit losses or risk of prepayment.

     Dual Production Platforms Should Lower The Company's Total Loan Production Costs. While pursuing its mortgage broker wholesale loan programs, the Company has purchased the assets of a retail loan production facility in January 1999. Using this facility, the Company is pursuing loan production on a retail (direct-to-consumer) basis. The Company's wholly owned subsidiary, The Money Centre, Inc., acquired in July 1999, also produces approximately 20% of its loans through retail channels. Although a retail loan platform is relatively expensive, the Company expects it to produce loans at a lower cost than its wholesale platform. When the Company makes a loan directly to a consumer, it typically receives loan fees and avoids any premium due when the Company purchases a loan from its network of mortgage brokers. The Company expects its dual loan production platform strategy to lower its overall cost of producing mortgage loans and improve its cash flow.

     The Company Intends to Increase Production by Acquiring Other Mortgage Lending Companies. The Company intends to increase its loan production by acquiring companies that produce mortgage loans. The Company expects the current lack of liquidity available in the specialized consumer finance industry to create acquisition opportunities.

     Selling Loans for Cash will be the Company's Primary Method of Loan Disposition. The Company sells substantially all of the loans it produces for cash to institutional purchasers in the secondary market. The Company expects this method of loan sales to generate positive cash flow, because Home Equity loans can generally be sold for more than their principal amount. To this end, the Company has expanded the number of institutions with which it has loan purchase and sale relationships.

     The Company Intends to Continue to Implement Cost Saving Measures. The Company has reduced its workforce from a peak of 475 employees in January 1998 to 267 employees as of November 30, 1999. This reduction and other cost saving measures have significantly reduced the Company's monthly recurring general and administrative expenses.

     Our current cash shortage, which began in November 1999, has made it difficult for us to pursue certain aspects of our strategic initiatives. If we are unsuccessful in refinancing our outstanding indebtedness and raising additional cash, or if these activities fail to raise sufficient cash or create sufficient cash savings, we may continue to be unable to pursue certain aspects of our strategic plan which may have a material adverse effect on our business.

                               THE EXCHANGE OFFER

The Exchange Offer...........   Subject to certain conditions continued in the
                                Exchange Agreement, we will issue up to $19.4 million principal amount of New Notes in exchange for up to $30.5 million principal amount of Old Notes, plus premium, if any, and all accrued but unpaid interest thereon that are validly tendered and not withdrawn (the
                                "Exchange Offer"). As of February 17, 2000 $30.5 million principal amount of Old Notes is outstanding. See "The Exchange Offer" beginning on page 35 of this Memorandum.

                                Upon stockholders approval at a meeting
                                currently scheduled for March 9, 2000, up to $6,428,000 of the New Notes issued will automatically convert into 6,428,000 shares of Common Stock. The stockholders are also being asked to approve the conversion of the Amended Notes into 14,284,363 shares of Common Stock. The conversion of the Amended Notes will be at the option of each holder and will not be automatic upon stockholder approval.

                                We are offering the New Notes for exchange in order to restructure our debt obligations. If your Old Notes are not tendered and accepted in the Exchange Offer you will continue to hold such Old Notes. In such case, you will be entitled to all the rights and preferences and subject to the limitations applicable thereto under the indenture governing the Old Notes (the "Old Indenture"), as the Old Indenture may be amended. The Company anticipates that prior to completion of the exchange pursuant to the Exchange Offer ("Exchange"), it will solicit the consent of the requisite number of the holders of the Old Notes required to remove certain covenants and events of default from the Old Indenture. If this consent solicitation is successful, the amount of protection for the holders of the Old Notes under the Old Indenture will be significantly weakened, and it may be significantly more difficult for the holders of the Old Notes to recover any amounts from the Company if events occur that have a material adverse effect on the Company's business.

Expiration Date..............   This Exchange Offer will expire on 5:00 p.m.,
                                New York City time, on March 3, 2000, unless we extend it, in which case the term "Expiration
                                Date" shall mean the latest date and time to which we extend it. We will publicly announce any extension through a release to the Dow Jones
                                News Service and as otherwise required by applicable law or regulations.

Conditions to the Exchange
Offer........................   Consummation of the Exchange Offer is subject to
                                certain conditions, including:

                                - the declaration of effectiveness by the
                                  Securities and Exchange Commission ("SEC") of the Company's Form T-3 filed with respect to the indenture governing the New Notes (the "New Indenture"); and

                                - the entry into the Exchange Agreement by the
                                  Company and by United States Trust Company of New York ("US Trust"), pursuant to a power of attorney granted to US Trust described below, on behalf of holders of the Old Notes representing not less than 92% of the outstanding principal amount of the Old Notes.

Procedures for Tendering Old
Notes........................   If you want to exchange your Old Notes for New
                                Notes, you must:

                                (1) complete and sign the Letter of Transmittal
                                    that accompanied this Memorandum; and

                                (2) You must mail or otherwise deliver the book
                                    entry instructions and any other required documentation to American Stock Transfer & Trust Company, New York, the Company's "Exchange Agent", at the facsimile number set forth in this Memorandum on or prior to the Expiration Date.

The Exchange
Agreement/Withdrawal of
Tender.......................   Once executed by US Trust on your behalf and by
                                the Company, the Exchange Agreement will constitute a legally-binding obligation on your part and the Company's part to complete the Exchange. The Exchange Agreement will not become legally-binding until (1) both you and the Company have signed it and (2) the Company returns to you via facsimile a copy of the signature page of the Exchange Agreement executed by an authorized officer of the Company. Once you have executed the Letter of Transmittal and delivered the executed Exchange
                                Agreement to the Exchange Agent, whether via facsimile or another method, you can withdraw your tender of Old Notes at any time prior to the time the Company sends to you via facsimile a copy of the signature page of the Exchange
                                Agreement executed by an authorized officer of the Company. In order to withdraw your tender of Old Notes, you must send to the Exchange Agent via facsimile a letter containing certain information described herein.

                                The execution of the Letter of Transmittal will also confer upon US Trust a power of attorney to execute the following documents on your behalf with respect to the New Notes: (1) the Exchange Agreement; (2) one of two pledge and security agreements that will create a lien in your favor on certain assets of the Company; and (3) an intercreditor agreement which will determine your rights as a creditor of the Company in relation to certain other creditors of the Company. These agreements are described in detail below under "The Exchange Offer -- Other Agreements."

                                In addition, by executing the Letter of
                                Transmittal, you will agree to all of the terms of the Exchange Offer including, without limitation, the exchange of all of the outstanding Old Notes held by you, plus accrued interest and premium, if any, for discounted New Notes as described in this Memorandum.

Special Procedures for
Beneficial Owners............   If your Old Notes are registered in the name of
                                a broker, dealer, commercial bank, trust company or other nominee and you want to tender your Old
                                Notes in the Exchange Offer, you should contact such registered holder promptly and instruct such registered holder to tender the Old Notes on your behalf. If you want to tender your Old
                                Notes, you must, prior to completing and executing the Letter of Transmittal and delivering your Old Notes either make appropriate arrangements to register ownership of the Old Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and you may not be able to complete it prior to the Expiration Date. See "The Exchange
                                Offer -- Terms of the Exchange
                                Offer -- Procedures for Tendering Old Notes" beginning on page 37 of this Memorandum.

Guaranteed Delivery/Lost Note
Procedures...................   If you want to tender your Old Notes but your
                                Old Notes are not immediately available or you cannot deliver your Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date, you must tender your Old Notes according to the guaranteed delivery procedures set forth in "The Exchange
                                Offer -- Terms of the Exchange
                                Offer -- Guaranteed Delivery Procedures" beginning on page 38 of this Memorandum.

Acceptance of Old Notes and
Delivery of Old Notes........   Subject to certain conditions (as described more
                                fully in "The Exchange Offer -- Conditions of the Exchange

                                Offer" beginning on page 42 of this Memorandum), we will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer and not withdrawn, prior to 5:00 p.m., New York City time, on the Expiration Date. New Notes issued pursuant to the Exchange Offer will be delivered as promptly as practicable following the Expiration Date, provided that in the event that the Expiration Date is extended to on or after March 9, 2000 and the stockholders of the Company approve the issuance of Common Stock upon mandatory conversion of the new Notes. The fully-discounted New Notes and Common Stock shall be delivered after March 9, 2000.

Certain Federal Income Tax
Considerations...............   For a discussion of federal income tax
                                considerations relating to the exchange of the Old Notes for the New Notes, see "Certain
                                Federal Income Tax Considerations" beginning on page 45 of this Memorandum.

Consequences of the Exchange
on Non-tendering Holders of
the Old Notes................   The Company anticipates that prior to completion
                                of the Exchange, it will solicit the consent of the requisite number of the holders of the Old
                                Notes required to remove certain covenants and events of default from the indenture governing the Old Notes. Upon completion of this consent solicitation, which the Company expects to be successful, the amount of protection for the holders of the Old Notes under the Old Indenture will be significantly weakened, and it may be significantly more difficult for the holders of the Old Notes to recover any amounts from the Company if events occur that have a material adverse effect on the Company's business.

Trustee......................   U.S. Trust is the Trustee under the New
                                Indenture.

Exchange Agent...............   American Stock Transfer & Trust Company is the
                                Exchange Agent. Its address is 40 Wall Street,
                                New York, New York 10005.

                     SUMMARY OF THE TERMS OF THE NEW NOTES

     This exchange offer applies to the issuance of up to $19,382,000 aggregate principal amount of New Notes (prior to mandatory conversion of a portion thereof, as described herein) in exchange for $30,480,000 aggregate outstanding principal amount of Old Notes and all premium, if any and accrued but unpaid interest thereon. The material terms of the New Notes are summarized below.

Issuer.......................   Altiva Financial Corporation

Securities Offered...........   Up to $19,382,000 aggregate principal amount of
                                New Notes

Maturity.....................   June 15, 2006

Interest.....................   12% per annum, as adjusted pursuant to the terms
                                of the Indenture; payable in cash semi-annually on June 15 and December 15 of each year, commencing June 15, 2001

Conversion...................   Upon approval by the Company's stockholders, up
                                to $6,428,000 principal amount of the New Notes will be automatically converted into up to 6,428,000 shares of Common Stock. This Common
                                Stock will be distributed to the holders of the New Notes based on the percentage of principal amount of the Old Notes held by each holder prior to the Exchange Offer.

Resale.......................   Except as set forth below, based on
                                interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe you may generally be able to freely offer for resale the New Notes issued in the Exchange Offer.

                                You will not, however, be able to freely resell any shares of Common Stock that you may receive upon conversion of the Convertible New Notes (assuming approval of such conversion by the stockholders of the Company). The Company intends to file a registration statement with the SEC promptly after the consummation of the Exchange Offer and the sale of the Amended Notes to provide for the resale of any shares of Common Stock issued upon the mandatory conversion of the Convertible New Notes and shares of Common Stock issuable upon conversion of the Amended Notes.

                                In addition, under the terms of the New
                                Indenture, the New Notes held by holders who are Qualified Institutional Buyers as such term is defined under the Securities Act ("QIBs") may only be transferred to QIBs.

                                If, however, you tender Old Notes in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes, a broker-dealer or if you are one of our "affiliates" (as that term is defined under Rule 405 of the Securities Act) you may not rely upon these interpretations by the staff of the SEC and, in the absence of an exemption therefrom, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction involving the New Notes or any shares of Common Stock that may be issued upon conversion of the Convertible New Notes. If you do not comply with such requirements you may be held liable under the Securities Act. We will not indemnify you against any such liability.

Optional Redemption by the
Company......................   The New Notes are redeemable at our option, in
                                whole but not in part, prior to maturity at the following redemption prices:

                                - after June 15, 2004 at 106%

                                - after June 15, 2005 at 100%

                                in either case plus accrued and unpaid interest to the redemption date. In addition, the New Notes may be redeemed prior to June 15, 2004 if the closing price of our common stock is above $5.00 per share for a period of 35 consecutive trading days after the Expiration Date.

Mandatory Redemption.........   None

Failure to Obtain Stockholder
Approval.....................   If the Company does not obtain stockholder
                                approval of the conversion of up to $6,428,000 principal amount of the New Notes into Common
                                Stock or the issuance of Common Stock upon voluntary conversion of the Amended Notes into Common Stock (1) the interest rate on the New
                                Notes shall be increased 1% per annum on a monthly basis to a maximum of 18% and (2) the holders of the New Notes shall have the right to have such New Notes repurchased by the Company at a price equal to 112% of the principal amount of such New Notes.

Sinking Fund.................   None

Ranking/Security.............   The New Notes and the outstanding $10.0 million
                                principal amount of 12% Secured Convertible
                                Senior Notes issued to Value Partners, Ltd. (the
                                "Original Secured Notes") (which we expect to amend, restate and increase to $14.0 million upon consummation of the Exchange Offer shall be considered as a single class of pari passu indebtedness of the Company. The New

                                Notes are equivalent in right of payment of principal and premium, if any, to the Amended Notes and shall not be subordinate in right or priority of payment to any existing or future other indebtedness of the Company.

                                The New Notes received by "QIBs as a result of the Exchange Offer will be secured, on an equivalent or pari passu basis with the Amended Notes, by a pledge by us of certain of our mortgage-related securities and the capital stock of our operating subsidiary, The Money Centre, Inc. ("Money Centre"). The New Notes received by non-QIBs as a result of the Exchange Offer will be secured only by a pledge of the capital stock of Money Centre. The security interest of the non-QIB holders in the capital stock of the Money Centre will be senior to that of the QIB holders and the holders of the Secured Notes; however, the recovery of the non-QIB holders pursuant to this senior security interest will be limited proportionately to the amount recoverable by the QIB holders and the holders of the Secured Notes pursuant to their respective security interests in the collateral.

                                The Intercreditor Agreement (described below under "The Exchange Offer -- Other Agreements") provides for a pro-rata recovery by the holders of the New Notes and the Amended Notes of the proceeds of a liquidation of the collateral pledged by the Company following a Default or an Event of Default (each as defined in the New Indenture), except that the holders of the New Notes that are not QIBs may not receive proceeds from the liquidation of certain collateral that may only be pledged to QIBs, even if this fact results in such non-QIB holders of the New Notes receiving a lesser pro-rata recovery upon the liquidation of the collateral than then QIB holders of the New Notes and the holders of the Amended Notes.

Covenants....................   The New Indenture pursuant to which the New
                                Notes will be issued contains certain covenants for the benefit of the holders of the New Notes, including, among others, covenants to limit the incurrence of additional indebtedness, the type of investments that we can make, the incurrence of liens, transactions with affiliates and certain mergers and consolidations, and status as an "investment company." See "Description of New Notes -- Certain Covenants" beginning on page 120 of this Memorandum.

Amendment or Waiver of
Indenture Provisions.........   Certain provisions of the New Indenture may be
                                amended or waived with the consent of the holders of at least the majority in principal amount of the then outstanding New Notes and the Secured Notes acting as a single class of notes; however, certain other covenants and events of default under the Indenture may only be amended or waived by the holders of 70% of the then outstanding New Notes and the Secured Notes acting as a single class of notes.

Book-Entry; Delivery and
Form.........................   Beneficial interests in the New Notes will be
                                shown on, and transfers thereof will be effected only through, records maintained in book-entry form by The Depository Trust Company and its participants. See "Description of the New
                                Notes -- Book Entry, Delivery and Form"
                                beginning on page 125 of this Memorandum.

                             SUMMARY FINANCIAL DATA

     You should read the summary financial information set forth below in conjunction with our audited financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 48 of this Memorandum. However, due to substantial changes to our business and operating strategy, we believe that our historical financial and operating data are not likely to be indicative of our future performance and our results of operation for fiscal 1999 are not comparable to fiscal 1998.

                                                                                              THREE MONTHS
                                                                                                  ENDED
                                         FISCAL YEAR ENDED AUGUST 31,                         NOVEMBER 30,
                          -----------------------------------------------------------   -------------------------
                           1995      1996        1997          1998          1999          1998          1999
                          -------   -------   -----------   -----------   -----------   -----------   -----------
                                               (THOUSANDS OF DOLLARS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Revenues:
  Gain (loss) on sale of
    loans...............  $12,233   $16,539   $    45,123   $   (26,578)  $     1,207   $       172   $     4,241
  Net unrealized gain
    (loss) on mortgage
    related securities(1).     --     2,697         3,518       (70,024)       (3,317)          270          (624)
  Loan servicing income,
    net.................      873     3,348         3,036           999           375           240            96
  Interest revenue, net
    of interest expense
    of $468, $1,116,
    $6,374, $13,162,
    $7,958, $1,764 and
    $3,227..............      473       988         3,133         1,624          (389)         (162)          (51)
                          -------   -------   -----------   -----------   -----------   -----------   -----------
Total revenues (losses)..  13,579    23,572        54,810       (93,979)       (2,124)          520         3,662
                          -------   -------   -----------   -----------   -----------   -----------   -----------
Total expenses..........    7,660    12,417        31,000        32,010        19,413         4,482         7,641
                          -------   -------   -----------   -----------   -----------   -----------   -----------
Income (loss) before
  income taxes and
  extraordinary
  item(2)...............    5,919    11,155        23,810      (125,989)      (21,537)       (3,962)       (3,979)
Income tax expense
  (benefit) before
  extraordinary
  item(2)...............    2,277     4,235         9,062        (6,334)       (8,249)       (1,468)       (1,488)
                          -------   -------   -----------   -----------   -----------   -----------   -----------
Net (loss) before
  extraordinary item....    3,642     6,920        14,748      (119,655)  $   (13,288)       (2,494)       (2,491)
Extraordinary item, net
  of taxes of $2.9
  million(5)............                                                        4,812            --
                                                                          -----------   -----------   -----------
Net income (loss)(2)....  $ 3,642   $ 6,920   $    14,748   $  (119,655)  $    (8,476)  $    (2,494)  $    (2,491)
                          =======   =======   ===========   ===========   ===========   ===========   ===========
Net income (loss) per
  common share(3):
  Basic.................                      $     12.50   $    (77.18)  $     (2.71)  $      (.82)  $      (.66)
                                              ===========   ===========   ===========   ===========   ===========
  Diluted...............                      $     12.50   $    (77.18)  $     (2.71)  $      (.82)  $      (.66)
                                              ===========   ===========   ===========   ===========   ===========
Weighted-average number
  of common shares(3)...                        1,180,219     1,550,292     3,137,136     3,056,667     3,801,824
                                              ===========   ===========   ===========   ===========   ===========
Weighted-average number
  of common shares and
  assumed conversions(3).                       1,180,219     1,550,292     3,137,136     3,056,667     3,801,824
                                              ===========   ===========   ===========   ===========   ===========

                                                                                          AS OF
                                                  AS OF AUGUST 31,                     NOVEMBER 30,
                                 ---------------------------------------------------   ------------
                                  1995      1996       1997       1998        1999         1999
                                 -------   -------   --------   --------    --------   ------------
                                                       (THOUSANDS OF DOLLARS)
STATEMENT OF FINANCIAL
  CONDITION DATA:
Cash and cash equivalents......  $   752   $   443   $  6,104   $ 36,404(4) $ 10,475     $ 11,341
Loans held for sale, net(4)....    3,676     4,610      9,523     10,975(5)   54,844       53,166
Mortgage related
  securities(1)................       --    22,944    106,299     34,830      31,757       31,827
Excess servicing rights(1).....   14,483    12,121         --         --          --           --
Mortgage servicing rights......    1,076     3,827      9,507         83                       --
Total assets...................   24,081    50,606    156,554    104,535     135,386      132,608
Allowance for credit losses on
  loans sold with recourse.....      886       920      7,014      2,472          --           --
Subordinated debt(5)...........       --        --     40,000     42,693      30,724       30,698
Total liabilities..............   13,300    32,905    103,447     77,941     114,268      113,981
Stockholders' equity...........   10,781    17,701     53,107     26,594      21,118       18,627

                                                                                    THREE MONTHS
                                                                                        ENDED
                                      FISCAL YEAR ENDED AUGUST 31,                  NOVEMBER 30,
                          ----------------------------------------------------   -------------------
                           1995       1996       1997       1998        1999       1998       1999
                          -------   --------   --------   --------    --------   --------   --------
                                                    (THOUSANDS OF DOLLARS)
OPERATING DATA:
Loan production.........  $87,751   $139,367   $526,917   $338,942    $119,112     16,518    100,485
Weighted-average
  interest rate on loan
  production............    14.55%     14.03%     13.92%     13.89%      11.29%     13.89%     11.29%
Loans in servicing
  portfolio (end of
  period):
  Company-owned(7)......    3,720      4,698      9,563     12,450(5)       --         --         --
  Securitized...........   88,566    209,491    618,505     18,772          --         --         --
                          -------   --------   --------   --------    --------   --------   --------
    Total servicing
      portfolio.........  $92,286   $214,189   $628,068   $ 31,222          --         --         --
                          =======   ========   ========   ========    ========   ========   ========
Cash used in
  operations............  $ 3,619   $ 12,440   $ 72,438   $ 39,723    $ 34,984   $ 20,161   $ (2,753)
                          =======   ========   ========   ========    ========   ========   ========

-------------------------

(1) Mortgage related securities are junior subordinated interests retained by the Company in pools of mortgage loans sold by the Company in securitization transactions. SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," required the Company, as of January 1, 1997, to reclassify excess servicing rights (junior subordinate interests retained by the Company in pools of mortgage loans sold in transactions similar to a securitization) to mortgage related securities. The fair value (the dollar amount on the Company's balance sheet) of the Company's mortgage related securities was written down from $106.3 million at the end of fiscal 1997 to $34.8 million at the end of fiscal 1998 and $31.8 million at the end of fiscal 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations: and Notes 2, 5 and 17 to the Company's financial statements contained in the Company's Annual Report on Form 10-K on the fiscal year ended August 31, 1999 accompanying this Memorandum (the "Form 10-K").

(2) The results of operations of the Company's operations were included in the consolidated federal income tax returns filed by Mego Financial, through

    September 2, 1997, the date the shares of Common Stock of the Company were distributed by Mego Financial to shareholders in a tax free spin-off. For more details on this and other transactions with Mego Financial and its affiliates, see "Certain Relationships and Related Transactions".

(3) Earnings per share for the fiscal years ended August 31, 1995 and 1996 are not presented because, during these years, the company was a wholly owned subsidiary of Mego Financial.

(4) Loans held for sale, net includes a valuation reserve which reflects the company's best estimate of the amount that we expect to receive on the sale of these loans.

(5) The Company sold $40.0 million principal amount of Original Notes in November 1996 and an additional $40.0 million principal amount of Original Notes in October 1997. As part of the recapitalization, the Company issued $37.5 million of Preferred Stock and $41.5 million principal amount of Old Notes in exchange for $79.0 million of Original Notes. The Company purchased all of the Original Notes remaining outstanding as of October 31, 1998. In February 1999, the Company repurchased $11 million principal amount of Old Notes which resulted in an extraordinary gain, net of income tax, of $4.8 million.

                                  RISK FACTORS

     Statements issued or made from time to time by Altiva Financial Corporation or its representatives contain statements which may constitute "Forward-Looking Statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding our intent, belief or current expectations as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements are set forth in below. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

LIQUIDITY RISKS

  Risks Related to Warehouse Lines

     Our business operations require continued access to adequate cash to fund, purchase and make mortgage loans, to pay interest on, and repay, our debts and to pay general and administrative expenses. We are currently dependent on the line provided by Sovereign Warehouse (the "Sovereign Warehouse Line") and the warehouse line provided by First Collateral Financial Services (the "First Collateral Line") to fund, purchase and make mortgage loans before we sell them. If either of these lines are terminated, for any reason, it could cause us to be unable to continue to produce loans. If we successfully increase loan production, we will need increasingly larger amounts of cash for our operations.

  We are currently experiencing a liquidity shortage

     During the period from August 31, 1999 to December 10, 1999, our cash and cash equivalents decreased from $10.5 million to $909,000. This decrease was attributable to operating performance being less than forecast and unexpected losses on the rule of loans during the period. As a result of the decrease, the Company's cash and cash equivalents currently on hand will not be sufficient to enable the Company to sustain operations past December 31, 1999. In addition, as a result of this decrease, the Company currently lacks sufficient liquidity to pay its outstanding debts, including accrued interest on the Company's outstanding indebtedness. While we are attempting to relieve our current liquidity shortage through the refinancing of our existing Old Notes and the sale of additional Amended Notes as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," there can be no assurances that we will be successful in this effort. A failure to improve our current liquidity position will have a serious adverse effects on the Company, which may include:

          (1) defaults by the Company with respect to the Company's outstanding indebtedness, including its Old Notes and Original Secured Notes;

          (2) an inability by the Company to implement its strategic plan; and

          (4) insolvency

     As of December 1, 1999, we went into default with respect to our outstanding Old Notes due to our failure to make a scheduled interest payment. We have 30 days to cure this default without penalty. As discussed in "Management's Discussion of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" we are currently attempting to refinance our Old Notes. There can be no assurances that their refinancing will be successful.

RISKS RELATED TO THE SALE OF LOANS

     We historically have principally relied on selling loans in securitization transactions to generate cash. As a major part of our strategic initiatives, we intend to generate positive cash flow mainly by selling loans to institutional purchasers in the secondary market. Under the terms of the Flow Purchase Agreement with Sovereign Bancorp (the "Flow Purchase Agreement"), we have agreed to sell, and Sovereign Bancorp has agreed to buy, up to $100.0 million of our mortgage loans per quarter through September 2001. Sovereign Bancorp also has a right of first refusal to buy the balance of our loans, subject to our mutual agreement as to the purchase terms. The right of first refusal could make it more difficult for us to sell our loans to others if Sovereign Bancorp decides not to acquire some of our loans or if we cannot negotiate mutually acceptable terms for the purchase of our loans.

     The value of, and markets for, selling our loans are dependent on, among other things:

          (1) the willingness of banks, thrifts and other institutional purchasers to acquire Home Equity and Equity + loans;

          (2) the premiums over the principal amount of these loans that institutional purchasers are willing to pay; and

          (3) the resale market for our loans.

     The markets also are affected by more general factors, including general economic conditions, interest rates and government regulations. These factors currently affect, and may continue to affect, our ability to sell loans in the secondary market for acceptable prices within reasonable time frames. A reduction in the secondary market for first mortgage loans, home equity loans and high loan-to-value loans would hurt our ability to sell loans in the secondary market as well as our liquidity and future loan production. We cannot predict whether the liquidity of the secondary market will continue to diminish in the future.

  Risks Associated with the Need For Alternative Financing

     If the amounts available under the Sovereign Warehouse Line or the First Collateral Line to fund our loan production prior to its sale are insufficient to enable us to produce the volume of loans necessary for us to operate profitably or on a positive cash flow basis, we will have to seek out other sources of liquidity. This may include additional warehouse financing and debt and/or equity securities offerings. The Sovereign Warehouse Line terminates at the end of February 2000 and is renewable, at Sovereign's option, in six-month intervals for up to five years. Sovereign may terminate the Sovereign Warehouse Line if we do not sell them $100.0 million of loans in each fiscal quarter beginning with the calendar quarter ending March 31, 1999. If either of these events happens, we cannot guarantee that additional financing will be available on favorable terms, or at all. If we are not successful in maintaining or replacing existing financing or obtaining additional financing, we would be unable to continue to originate loans.

     Except for certain financial covenants in a pledge and security agreement entered into in April 1997, we are currently complying with the Sovereign Warehouse Line and agreements with our other lenders.

     Before the Recapitalization, we were in violation of our warehouse agreement, the indenture governing the Original Notes and agreements with our other lenders. If we breach or violate any covenant or condition contained in our borrowing arrangements, we might be unable to obtain funding for our operations which would have a material adverse effect on us.

     Some of our borrowing arrangements limit the amount of advances that can be made to us. These limitations are based on the value of, and the delinquency experience relating to, our mortgage related securities pledged to the lender. A decrease in the value of the pledged securities would reduce the amount of funds that we can borrow under the facilities, requiring us to pay down the loans.

  Risk of Violation of Representations Made to Loan Purchasers

     We make representations and warranties to the purchasers of our mortgage loans regarding compliance with laws, regulations and program standards and the accuracy of information. Under certain circumstances we could become liable for damages or be required to repurchase a loan if there has been a breach of these representations or warranties. We generally receive similar representations and warranties from our loan sources. If these representations and warranties are breached, we would be subject to the risk that a loan source will not have the financial capacity to repurchase loans or that a loan source will not otherwise respond to our demands. We cannot guarantee that we will not experience losses due to breaches of representations and warranties in the future.

RISKS ASSOCIATED WITH IMPLEMENTING OUR NEW STRATEGIC PLAN

     Since February 1998, our business strategy has been substantially revised. Our new business strategy has three main components:

          (1) focusing on producing Home Equity loans and reducing our historical focus on the production of Equity + loans;

          (2) increasing loan production by acquiring other mortgage lending companies; and

          (3) selling loans produced by us for cash to institutional purchasers in a secondary market instead of selling loans in securitization transactions.

     During the three months ended August 31, 1999, we produced only $18.6 million principal amount of mortgage loans. For the three months ended November 30, 1999, we produced only $10.5 million principal amount of mortgage loans. Our ability to increase loan production will depend on many factors, including our ability to:

     - successfully acquire and integrate the operations of other mortgage lending companies

     - offer attractive loan products to prospective borrowers

     - successfully market our loan products

     - establish, maintain and expand relationships with mortgage brokers and bankers

     - obtain and maintain increasingly larger lines of credit to fund loans prior to their sale

     - access capital markets

     - attract and retain qualified funding, quality control and other personnel

     You should consider our future prospects in light of the risks, delays, expenses and difficulties frequently encountered by an early-stage business in a highly-regulated, competitive environment. We cannot guarantee that we will implement successfully our new business strategy, develop our current operations in a timely or effective manner, or generate significant revenues, positive cash flow or profits.

RISKS ASSOCIATED WITH OUR MANAGEMENT TEAM

     We cannot guarantee that the our management team will be able to operate effectively or implement successfully our new strategic plan. Our new management team's ability to manage our growth as we implement our strategic initiatives depends upon many factors, including their ability to:

          (1) maintain appropriate procedures, policies and systems to ensure that our loans perform at least in accordance with industry standards;

          (2) satisfy our need for additional financing on reasonable terms;

          (3) manage the costs associated with expanding our infrastructure, including systems, personnel and facilities; and

          (4) operate profitably and on a cash flow positive basis.

     If management cannot execute successfully our new business strategy, it will have a material adverse effect on our financial condition, results of operations and cash flow.

     Our expansion and development largely will be dependent upon the continued services of the senior members of our new management team including Champ Meyercord, our Chief Executive Officer, and J. Richard Walker, our Executive Vice President and Chief Financial Officer. The loss of the services of Messrs. Meyercord or Walker for any reason could have a material adverse effect on us. In addition, our future success will require us to recruit and retain additional key personnel, including additional sales and marketing personnel. We do not maintain key person life insurance on any members of senior management.

PERFORMANCE OF FUTURE ACQUISITIONS

     As part of our business strategy, we intend to acquire other mortgage lending companies. By acquiring other mortgage lending companies, we believe we can expand our loan production, while avoiding the time and expense required to build new mortgage loan production platforms. The value of these companies generally will be in their ability to immediately produce mortgage loans at a low cost. This type of value will typically be a substantial portion of the assets acquired and it is classified under generally accepted accounting principles as an intangible. Generally acceptable accounting principles require us to amortize (write off) expenses related to goodwill and other intangible assets that we acquire. This will reduce our earnings. Future acquisitions may also result in dilutive issuances of equity securities and our incurrence of additional debt. All of these factors could have a material adverse effect on our financial condition, results of operations and cash flows.

     Future acquisitions would involve numerous additional risks, including:

     - difficulties in the integration of the acquired company's operations, services, products and personnel

     - entry into markets in which we have little or no direct prior experience

     - the potential loss of the acquired company's key employees

     Mortgage lending companies that we acquire in the future may not perform in accordance with our expectations. We cannot predict whether we will identify acquisition opportunities, whether we can negotiate acquisitions on favorable terms or whether any acquisition will result in profitable operations in the future or be successfully integrated with our existing business.

     Acquisitions in which all or a portion of the purchase price is in shares of Common Stock would require, in certain cases, the written consent of each of City National Bank and Sovereign. We cannot guarantee that we would be able to obtain any such consent.

RISKS ASSOCIATED WITH MORTGAGE BACKED SECURITIES

  Risks Related to our Junior Interest

     We historically have sold the greater portion of our Equity + and Title I loans in securitization transactions. As a result, we are at risk because these loans back our mortgage related securities. In a securitization transaction, the cash flow from the mortgage loans backing the securitization, principal and interest is first paid to the owners of the senior interests according to a pre-established schedule of required interest and principal payments. Payment of cash flow to our mortgage related securities is junior to the scheduled principal and interest payments to the senior interests.

     If the borrowers do not make their payments on the loans backing a securitization or if the payments are insufficient to make required principal and interest payments on the senior interests, the amounts that would be paid to us will be used to cover the shortfall. This would reduce or in some cases eliminate the stream of revenues that would have been paid to us on our mortgage related securities. If payments received from the loans backing a securitization are less than the amounts we anticipated at the time we sold the loans in a securitization transaction, we may be required to write down the fair value of our mortgage related securities retained in that securitization. This would result in a charge to earnings. We cannot guarantee that estimates of future losses on loans backing our mortgage related securities will be adequate in the future.

 Risk of Write Down of the Value of Mortgage Backed Securities due to Poor Performance of Mortgage Loans

     We had to write down the fair value of our mortgage related securities during fiscal 1998. This write down resulted from unexpectedly high rates of prepayments, delinquen-cies, default, and credit losses. As a result, we substantially increased the anticipated prepayment rates, delinquency rates, default rates and credit losses on the mortgage loans backing our mortgage related securities. The new assumptions significantly decreased the cash flow we expected to receive on these securities in the future, which required us to reduce the fair value of our mortgage related securities to $34.8 million on August 31, 1998 compared to $106.3 million on August 31, 1997.

     In the future, we may have to make additional reductions in the carrying value of our mortgage related securities. We cannot guarantee that the prepayment rate, delinquency rate, default rate, and credit losses on the mortgage loans backing the securities will not increase above the levels we currently anticipate. If we have to further write down these securities' value, we may incur losses in the quarter when we write them down. We may then violate the net worth covenants in our borrowing agreements. Any of these events could have a material adverse effect on our financial condition and operations. For additional details concerning the valuation of our mortgage backed securities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Securitization Transactions" and Notes 2, 5 and 17 to our financial statements located in the Company's Form 10-K.

  Risks Related to Over-Collateralization

     As part of the sale of loans in securitization transactions, we are required to establish over-collateralization and/or build over-collateralization levels by retaining distributions of excess cash flow otherwise payable to us on our mortgage related securities. Excess cash flow results from the positive difference between the higher interest rate paid by our borrowers on the mortgage loans sold in the securitization and the lower yield paid to the owners of the senior interests in the trust established to own the loans sold by us. Over-collateralization serves as credit enhancement for the owners of the senior interests and is available to absorb losses realized on loans backing the securitization. Were it not for these over-collateralization requirements, we would be able to use the excess cash flow in our operations. Because of those requirements, if borrowers default on principal and interest payments on their loans, the securitization trust holding the mortgages would have to use part of the over-collateralization to pay the owners of the senior interests. This could delay, reduce or eliminate the excess cash flow otherwise payable to us on our mortgage related securities.

  Risk Related to Interest Rate Spread

     During fiscal 1997, we sold $398.4 million principal amount of mortgage loans, that had a weighted-average interest rate of 14.0%, in securitization transactions. The $390.1 million principal amount of senior interests sold to institutional investors as part of these securitizations had an initial weighted-average interest rate of 6.88%. The $8.3 million difference between the amount of mortgage loans sold and the amount of senior interests sold creates the initial over-collateralization. The 7.1% difference between the interest paid by the borrowers and the interest paid to the owners of the senior interests (the "spread") declines over time primarily because of payoffs (including defaults) of the loans backing the securitization. The initial spread would be equal to 7.1% times $390.1 million, or $27.7 million annually plus interest at 14.0% on the $8.3 million principal amount of loans in the over-collateralization account. We use the spread and the cash flow from the loans in an initial over-collateralization to reduce the principal balances of the senior interests or fund the additional over-collateralization.

     The initial over-collateralization and retained amounts are determined by the entity that, as a condition to obtaining insurance, issues any guarantee of the related senior interests and/or by the rating agencies as a condition to obtaining the desired rating on the senior interests. If we use the spread and the cash flow from the loans in an initial over-collateralization in this manner, we will continue to be subject to the risks of faster than anticipated rates of voluntary prepayments, delinquencies, defaults and credit losses on foreclosure on the mortgage loans backing our mortgage related securities that we sold in prior securitizations.

     In addition, using the spread to fund reserves delays or in some cases eliminates cash distributions that we would be entitled to receive on our mortgage related securities. For a detailed explanation of excess cash flow, mortgage related securities and securitization transactions, see "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Securitization Transactions".

  Risks Related to Loan Repurchases

     We agree to repurchase or replace loans that do not conform to our representations and warranties at the time we sell the loans. If we were required to repurchase or replace loans, we cannot guarantee that the loans repurchased or replaced could be sold at a price equal to our total cost of acquisition. For additional details, see "Business -- Loan Servicing" and "-- Sale of Loans" and Note 2 to our financial statements as contained in the Company's Form 10-K.

RISKS FROM THE SALE OF SERVICING RIGHTS

     We historically have sold substantially all of our mortgage loans with servicing retained. This means that we retained the right to service the loans. As part of the Recapitalization, we sold our existing mortgage loan servicing rights, including the right to service all of the mortgage loans backing our mortgage related securities, to City Mortgage Services. To the extent that City Mortgage Services is ineffective in servicing these loans, we would experience increased delinquencies, defaults and credit losses, which would have an adverse effect on us. Consequences could include the additional write downs of the fair value of our mortgage related securities and a restriction on our ability to access capital markets for our future financing requirements.

     The delinquency and default rates on the mortgage loans backing our mortgage related securities has increased significantly since we sold the servicing rights on these loans to City Mortgage Services. In the past, this increase in delinquencies and defaults has caused us to write down the fair value of these securities. We cannot guarantee that City Mortgage Services will perform up to industry standards, which could result in the adverse consequences described above. If City Mortgage Services does not perform well, we have the right to terminate City Mortgage Services. However, we would have to find a new servicer for these loans after such a termination. We might be unable to find an appropriate servicer or, if identified, we may not be able to hire such servicer on favorable terms.

INTEREST RATE RISKS

     Changes in interest rates affect our business by decreasing the demand for loans during periods of higher interest rates and increasing prepayment rates during periods of lower interest rates. The profits we realize from loans are, in part, a function of the difference between the fixed long term interest rates we charge to borrowers and the adjustable short term interest rates we pay on the Sovereign Warehouse Line, which we use to fund loans until we sell them.

     Generally, short-term rates are lower than long-term rates. We benefit from the positive interest rate differential during the time we own the loans pending their sale. During the period from 1994 to the present, the interest rate differential was high. Interest rates are not predictable or controllable, and we cannot predict whether the positive interest rate differential will continue in the future. A change in the differential could have a material adverse effect on our financial position, results of operations and cash flows.

     Changes in interest rates during the period between the establishment of the borrowers' interest rate on a loan and the sale of the loan affect the revenues we realize. As part of our loan production process, we issue loan commitments (sometimes referred to as "interest rate locks") for periods of up to 30 days to mortgage bankers and brokers. The period of time between the closing of a loan and the sale of the loan generally ranges from 10 to 90 days. Increases in interest rates during these periods will result in lower gains (or even losses) on loan sales than would be recorded if interest rates had remained stable or had declined. We intend to expand our loan production, increase the amount of our borrowings under the warehouse lines of credit and increase the amount of loans held for sale, which will increase our exposure to the risk of interest rate increases.

     Increases in interest rates also may require us to write down the fair value of our mortgage related securities, which could have a material adverse effect on our financial condition, results of operations, and cash flows. This interest rate is the rate we believe would be used by a third party in determining the value of our mortgage related securities. Increasing the rate at which we discount to present value the cash flow we expect to receive on our mortgage related securities reduces their fair value. Decreases in interest rates may result in increased prepayment rates which may require us to write down the fair value of our mortgage related securities.

RISK OF VARIATIONS IN QUARTERLY OPERATING RESULTS

     Several factors affecting our business can cause significant variation in our quarterly operating results. Variations in the volume of our production, differences between our costs of borrowings and the average interest rates paid by our borrowers, our inability to complete scheduled loan sale transactions and the condition of the mortgage loan industry and the specialty finance industry can result in significant increases or decreases in our revenues from quarter to quarter. A delay in closing a particular loan sale transaction during a particular quarter would postpone recognition of revenues and gain or loss on the sale of those loans. In addition, unanticipated delays in closing a particular loan sale transaction would also increase our exposure to interest rate fluctuations by lengthening the period during which our variable rate borrowings under the Sovereign Warehouse Agreement are outstanding. If we were unable to sell a sufficient number of loans at a premium in a particular reporting period, our revenues for that period would decline, resulting in lower net income and possibly a net loss for that period. This could have a material adverse effect on our financial condition and results of operations.

RISKS ASSOCIATED WITH DELINQUENCIES AND DEFAULTS ON LOANS

     Potential loan delinquencies and defaults by our borrowers expose us to risks of loss and reduced net earnings. During economic slowdowns or recessions, loan delinquencies, defaults and credit losses generally increase. In addition, significant declines in market values of residences securing the loans reduce homeowners' equity in their homes. The limited borrowing power of our customers also increases the likelihood of delinquencies, defaults and credit losses on foreclosure. For Home Equity loans, we rely primarily on the appraised value of the borrower's home and for Equity + loans we rely on the creditworthiness of the borrower. We determine the amount of a loan based on the loan-to-value ratio and the borrower's creditworthiness. After a default by a borrower, we, or the servicer of the mortgage loan, evaluates the cost effectiveness of foreclosing on the property. Such default may cause us to charge our allowances for credit losses on loans held for sale, except to the extent that FHA insurance proceeds are available. If we must take losses on a loan backing our mortgage related securities or loans that exceed our allowances, our financial position, results of operations and cash flows could suffer.

     Many of our borrowers have limited access to consumer financing for a variety of reasons, including insufficient home equity value and unfavorable past credit histories. We are subject to various risks associated with these borrowers, including, but not limited to, the risk that borrowers will not pay interest and principal due, and that the value received from the sale of the borrower's residence in a foreclosure will not be sufficient to repay the borrower's obligation to us.

     The risks associated with the our business increase during an economic downturn or recession. These periods also may be accompanied by decreased demand for consumer credit and declining real estate values. Any material decline in real estate values reduces the ability of borrowers to use the value of their homes to support borrowings and increases the loan-to-value ratios of our loans and the loans backing our mortgage related securities. This weakens collateral values and the amount, if any, obtained upon foreclosures.

     The frequency and severity of losses generally increases during economic downturns or recessions. Because our borrowers generally do not satisfy criteria of government agencies that traditional lenders rely on in evaluating whether to make loans to potential borrowers, these borrowers do not qualify for traditional "A" credit loans. The actual rate of delinquencies, foreclosures and credit losses on these loans are often higher under adverse economic conditions than those currently experienced in the mortgage loan industry in general because of the lower credit quality of the borrower. Any sustained period of increased delinquencies, foreclosures and losses could hurt our financial condition, results of operations and cash flows.

LITIGATION; RISK OF CLAIMS

     In the ordinary course of business, we are subject to claims made by borrowers and private investors from, among other things, losses allegedly incurred as a result of potentially breaches of fiduciary obligations and misrepresentations, errors and omissions of our employees, officers and agents. Industry participants are frequently named as defendants in litigation involving alleged violations of federal and state consumer lending laws because of the consumer-oriented nature of the industry and uncertainties with respect to the application of various laws and regulations. Pending claims and any claims made in the future may result in legal expenses or liabilities which could have a material adverse effect on our financial condition, results of operations and cash flows. For details about pending litigation, see "Business -- Legal Proceedings" located elsewhere in this Memorandum.

COMPETITION

     We face intense competition in producing and selling Home Equity loans and Equity + loans. Our competitors include other consumer finance companies, mortgage banking companies, commercial banks, credit unions, thrifts, credit card issuers and insurance finance companies. Many of these competitors are substantially larger than we are. In addition, our competitors may have more capital and other resources and a lower cost of capital than we do. In addition, we may face competition from government-sponsored entities which have entered the market for non-conforming mortgage loans. Existing mortgage loan purchase programs may be expanded by the Federal National Mortgage Association ("FNMA"), the Federal Home Loan Mortgage Corporation ("FHLMC"), or the Government National Mortgage Association ("GNMA") to include non-conforming mortgages, particularly loans similar to our Home Equity loans. Entries of government-sponsored entities into the non-conforming loan market may reduce the interest rate borrowers are willing to pay on our mortgage loans and may reduce or eliminate premiums on their sale.

     Industry participants compete for business in many ways. Some provide borrowers more convenience in obtaining a loan, some have better customer service and others have strong marketing and distribution channels. This industry has a relatively low barrier to entry, which permits new competitors to enter the broker-sourced loan market quickly. This may lower the rates we can charge borrowers, potentially lowering gains on future loan sales. If any of our competitors significantly expand their activities in our markets, such action could have a material adverse effect on us.

     Changes in interest rates and general economic conditions may also affect our competition. During periods of increasing interest rates, competitors who have locked in low borrowing costs may have a competitive advantage. During periods of declining rates, competitors have solicited, and may in the future solicit, our customers to refinance their loans. To the extent these solicitations are successful, the prepayment rates on the loans backing our mortgage related securities may increase beyond the levels currently anticipated which may result in a write down in the fair value of these securities.

     We depend on mortgage brokers and bankers for substantially all of our mortgage loan production. These mortgage brokers and bankers generally deal with multiple lenders for each prospective borrower. Our competitors also attempt to establish relationships with these entities, none of which are contractually or otherwise obligated to deal exclusively, or to continue to do business, with us. In addition, we expect the volume of broker and mortgage banker-sourced loans funded and purchased by us to increase significantly. Our future operating and financial results may be more susceptible to fluctuations in the volume and cost of our broker and mortgage banker-sourced loans from, among other things, competition from other purchasers of these loans.

     As we expand our retail, broker and mortgage banker-sourced loan production into new geographic markets, we will face competition from lenders with established positions in these markets. We cannot predict whether we will be able to compete successfully with those established lenders.

VOLATILITY OF STOCK PRICE

     The price of our Common Stock has experienced significant volatility since our initial public offering in November 1996. The market price of our common stock, as adjusted to reflect a one-for-ten reverse stock split which became effective on March 22, 1999, has ranged from a high of $15.30 per share to a low of $1.00 per share through February 3, 2000. As of February 23, 2000, the last sale price of our Common Stock as reported on the Nasdaq SmallCap Market was $1.75 per share. The stock market recently has experienced extreme price and volume fluctuations which may be unrelated to the operating performance of particular companies. Market conditions in the specialty finance industry and factors such as legislative and regulatory changes, announcements of new products and services by us, our competitors or third parties, and changes in earnings estimates by analysts may have a significant effect on the price of our Common Stock.

RISK OF FAILING TO COMPLY WITH THE LISTING REQUIREMENTS OF THE NASDAQ SMALLCAP MARKET

     The Nasdaq SmallCap Market requires that all listed companies maintain certain levels with respect to each of the following:

     - net tangible assets
     - number of publicly held shares
     - value of capital stock traded in the Nasdaq SmallCap Market
     - bid price
     - number of stockholders
     - number of market makers

If we fail to comply with any of these requirements, our shares of Common Stock could be delisted from the Nasdaq SmallCap Market. If our Common Stock was delisted, we cannot guarantee that there would be a market for you to trade in the Common Stock.

FACTORS INHIBITING TAKEOVER; EFFECT OF CHANGE OF CONTROL

     Sovereign and City Holding Company each has a right of first refusal to acquire us if our board of directors decides to offer us for sale. In addition, the change of control provisions of the Old Notes, as well as the change in for sale control provisions of certain of our other credit arrangements and employment agreements with our senior executives, could inhibit a takeover attempt by a third party.

     Certain provisions of our Certificate of Incorporation and Bylaws may delay, defer or prevent a takeover attempt by a third party. Our Certificate of Incorporation authorizes the Company's board of directors ("Board of Directors") to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock of the Company (the "Preferred Stock") and to fix the number of shares and designation of any series of Preferred Stock without any vote or action by our stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control, since the terms of the Preferred Stock that might be issued could potentially prohibit or otherwise restrict our ability to consummate any merger, reorganization, sale of substantially all of our assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the outstanding shares of the Preferred Stock. Other provisions of our Certificate of Incorporation and Bylaws provide that special meetings of the stockholders may be called only by the Board of Directors or upon the written demand of the holders of not less than 30% of the votes entitled to be cast at a special meeting.

LEGISLATIVE AND REGULATORY RISKS

     Our business is subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities. These rules and regulations, among other things, impose licensing obligations on us, establish eligibility criteria for mortgage loans, prohibit discrimination, provide for inspections and appraisals of properties, govern credit reports on loan applicants, regulate assessment, collection, foreclosure and claims handling, investment and interest payments on escrow balances and payment features, mandate disclosures and notices to borrowers and, in some cases, fix maximum interest rates, fees and mortgage loan amounts. If we do not comply with these requirements, many of which are highly technical, we could lose our approved status, our servicing contracts could be terminated or suspended without compensation to the servicer, we could face demands for indemnification or mortgage loan repurchases, we may suffer the exercise of certain rights of rescission for mortgage loans by our borrowers, and we may be subject to class action lawsuits and administrative enforcement actions.

     The Internal Revenue Service is considering a rule that would require lenders to "flag" all of their high loan-to-value loans and to inform consumers that some portion of their interest payments on high loan-to-value loans are not tax-deductible. The adoption of this change could have an adverse affect on our Equity + loan production. In addition, Congress is considering a recommendation of the National Bankruptcy Review Commission that, if adopted, would treat in a consumer bankruptcy proceeding the portion of a second mortgage loan that exceeds the value of a house as unsecured debt. Adoption of these or more restrictive laws, rules and regulations would have an adverse effect on our financial condition, results of operations and cash flows.

     Members of Congress and government officials periodically have suggested the elimination of the mortgage interest as a deduction for federal income tax purposes in certain situations, based on, among other things, borrower income, type of loan or the principal amount of the loan. Because many of our loans are used by borrowers to consolidate consumer debt, make home improvements or for other consumer needs, the reduction or elimination of these tax benefits could substantially reduce the demand for the type of loans that we offer.

ENVIRONMENTAL RISKS

     In the course of our business, we have acquired, and may acquire in the future, residences that are the collateral or security for loans that are in default. There is a risk that hazardous substances or waste, contaminants, pollutants or their sources could be discovered on-site after these residences are acquired by us. In that event, we may be required by law to remove the substances from the residences at our cost and expense. We cannot guarantee that: (1) the cost of removal would not substantially exceed the value of the residence that is the collateral or security for a loan; (2) we would have adequate remedies against the prior owner or other responsible parties; or (3) we would be able to sell the residence prior to or following the removal.

SEASONALITY

     The Company's production of residential mortgages is seasonal to the extent that borrowers use the proceeds for home improvement contract work. The Company's production of loans for this purpose tends to build during the spring and early summer months, particularly where the proceeds are used for pool installations. This change in seasons also precipitates the need for new siding, window and insulation contracts. Production declines dramatically from the holiday season (November and December) through the winter months. While the Company does not have substantial experience making loans to borrowers who intend to use the proceeds to purchase a residence, management believes that the market for such loans will follow the home sale cycle, higher in the spring through early fall than during the remainder of the year.

YEAR 2000

     The Company previously recognized the material nature of the business issues surrounding computer processing of dates into and beyond the Year 2000 and began taking corrective action. Management believes the Company has completed all of the activities within its control to ensure that the Company's systems are Year 2000 compliant and the Company has experienced no interruptions to normal operations due to the start of the Year 2000.

     The Company's Year 2000 readiness costs were approximately $99,000 to purchase or upgrade its own hardware/software. The Company does not currently expect to apply any further funds to address Year 2000 issues.

     As of February 16, 2000, the Company has not experienced any material disruptions of its internal computer systems or software applications and has not experienced any problems with the computer systems or software applications of its third party vendors, suppliers or service providers. The Company will continue to monitor these third parties to determine the impact, if any, on the business of the Company and the actions the Company must take, if any, in the event of non-compliance by any of these third parties. Based upon the Company's assessment of compliance by third parties, there appears to be no material business risk posed by any such non-compliance.

     Although the Company's Year 2000 rollover did not present any material business disruption, there are some remaining Year 2000 related risks, including risks due to the fact that the Year 2000 is a leap year. Management believes that appropriate actions has been taken to address these remaining Year 2000 issues and contingency plans are in place to minimize the financial impact to the Company. Management, however, cannot be certain that Year 2000 issues will not have a material adverse impact on the Company, since it is early in the Year 2000.

RESTRICTIONS IMPOSED BY THE NEW INDENTURE

     The New Indenture contains certain restrictive covenants, including, among others, covenants limiting the our ability to:

     - incur additional indebtedness,

     - pay dividends,

     - make certain investments,

     - consummate certain asset sales,

     - enter into transactions with affiliates,

     - incur liens,

     - merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company.

     Although the covenants are subject to some exceptions, there can be no assurance that such restrictions will not adversely affect our ability to finance their future operations or capital needs or engage in business activities which may be in the best interest of the Company.

     The ability of the Company to comply with such provisions may be determined by factors beyond our control, such as interest rate fluctuations and other similar occurrences which may affect our industry generally. A breach of any of these covenants could result in a default under the New Indenture, the Amended Notes or other agreements, which could adversely affect our ability to make payments on the New Notes.

LACK OF A PUBLIC MARKET

     The New Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the New Notes on any national securities exchange or seek approval for quotation through any automated quotation system. There can be no assurance that an active trading market for the New Notes will develop. Future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the markets for similar securities and other factors, including the financial condition of the Company, the Notes may trade at a discount from their principal amount.

     In addition, under the terms of the New Indenture, the New Notes held by QIBs may only be transferred to QIBs.

CONSEQUENCES OF THE EXCHANGE OFFER ON NON-TENDERING HOLDERS OF THE OLD NOTES

     The Company anticipates that prior to completion of the Exchange, it will solicit the consent of the requisite number of the holders of the Old Notes required to remove certain covenants and events of default from the indenture governing the Old Notes. Upon completion of this consent solicitation, which the Company expects to be successful, the amount of protection for the holders of the Old Notes under the Old Indenture will be significantly weakened, and it may be significantly more difficult for the holders of the Old Notes to recover any amounts from the Company if events occur that have a material adverse effect on the Company's business.

EXCHANGE OFFER PROCEDURE

     Issuance of the New Notes in exchange for the Old Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. The

Company is under no duty to give notification of defects or irregularities with respect to tenders of Old Notes for exchange. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a public distribution of the New Notes may be deemed to be an "underwriter" (within the meaning of Section 2(11) of the Securities Act) of the New Notes and, if so, will be required to comply with the registration and prospectus delivery requirements in the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the Letter of Transmittal that accompanies this Memorandum that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer."

SHARES ELIGIBLE FOR FUTURE SALE

     The sale of substantial amounts of our Common Stock into the market or the prospects of a sale could have a material and adverse effect on the market price of our Common Stock. As of January 17, 2000, there were 4,062,697 shares of Common Stock outstanding.

     In addition, as of January 17, 2000, there were 3,760,636 shares of Common Stock issuable upon the conversion of outstanding Preferred Stock of the Company. Furthermore, assuming stockholder approval of the mandatory conversion of the Convertible New Notes and the voluntary conversion of the Amended Notes, the Convertible New Notes will automatically convert into 6,428,000 shares of Common Stock, and the Amended Notes may be converted into 14,284,363 shares of Common Stock.

     Sovereign Bancorp and City National Bank each have the option to purchase 666,666 shares of Common Stock, subject to adjustment, at an exercise price of $15.00 per share which, if exercised in full, would add 1,333,333 shares of Common Stock to the number of shares of Common Stock outstanding. Our stock option plans currently authorize the granting of options to purchase an aggregate of 1.4 million shares of Common Stock, of which options to purchase 786,859 shares of Common Stock have been granted.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     Currently, all of the Old Notes are held of record in book-entry form by The Depository Trust Company ("DTC"). The term "Holder" with respect to the Exchange Offer means any person in whose name Old Notes are held of record by DTC.

     Due to a cash shortage that began in November 1999 and is continuing (as described in more detail herein in "Management's Discussion and Analysis of Results of Operation and Financial Condition -- Liquidity and Capital Resources"), the Company is in the process of (1) trying to restructure its currently outstanding debt obligations and (2) attempting to raise additional cash to fund its working capital needs. The Company has obtained commitments from the holders of approximately $28.0 million principal amount of its outstanding Old Notes to participate in the Exchange Offer.

     A failure by the Company to consummate the Exchange Offer and/or raise additional cash will have a material adverse effect on the Company's ability to remain solvent and continue its operations. See "Management's Discussion and Analysis of Results of Operation and Financial Condition -- Liquidity and Capital Resources."

     The Company has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes, may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-dealers, as set forth below, and any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that

     - the New Notes are acquired in the ordinary course of such holder's business; and

     - such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes.

     Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes or who is an affiliate of the Company may not rely upon such interpretations by the staff of the Commission and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liabilities under the Securities Act for which the holder is not indemnified by the Company.

     You will not, however, be able to freely resell any shares of Common Stock that you may receive upon conversion of the Convertible New Notes (assuming approval of such conversion by the stockholders of the Company). The Company intends to file a registration statement with the SEC promptly after the consummation of the Exchange Offer and the sale of the Amended Notes to provide for the resale of any shares of

Common Stock issued upon the mandatory conversion of the Convertible New Notes and shares of Common Stock issuable upon conversion of the Amended Notes.

     In addition, under the terms of the New Indenture, the New Notes held by QIBs may only be transferred to QIBs.

     The Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, holders of Old Notes in any jurisdiction in which this Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

     By tendering in the Exchange Offer, each holder of Old Notes will represent to the Company that, among other things:

     - the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder;

     - neither the holder of Old Notes nor any such other person has an arrangement of understanding with any person to participate in the distribution of such New Notes;

     - if the holder is not a broker-dealer, or is a broker-dealer but will not receive New Notes for its own account in exchange for Old Notes, neither the holder nor any such other person is engaged in or intends to participate in the distribution of such New Notes; and

     - neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or, if such holder is an "affiliate," that such holder will comply with the resale requirements of the Securities Act to the extent applicable.

     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on whether to participate in the Exchange Offer.

TERMS OF THE EXCHANGE OFFER

     General. Upon the terms and subject to the conditions set forth in this memorandum the Letter of Transmittal and the Exchange Agreement, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes are issuable only in registered form, without coupons, in denominations of $1,000 and any integral thereof. The Company will issue $19,382,000 aggregate amount of New Notes in exchange for $30.5 million principal amount of outstanding Old Notes plus premium, if any, and accrued but unpaid interest thereon, accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

     The main differences between the Old Notes and the New Notes are:

     - we will not be required to make any interest payments with respect to the New Notes until August 2001;

     - the maturity date under the New Notes will be December 31, 2006;

     - the New Notes will be secured, in some cases by the pledge of the capital stock of Money Centre and in some cases by the pledge of the capital stock of the Money Centre and certain of our mortgage-related securities; and

     - upon stockholder approval, $6,428,000 principal amount of the New Notes will be automatically converted into 6,428,000 shares of Common Stock.

     For a more detailed description of the terms of the New Notes, see "Description of the New Notes" located later in this Memorandum.

     As of February 1, 2000, $30.5 million aggregate principal amount of the Old Notes were outstanding. This Memorandum, the Letter of Transmittal and the Exchange Agreement are being sent to such registered holders of the Old Notes.

     Holders of Old Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the Old Indenture in connection with the Exchange Offer. Old Notes which are not tendered for exchange in the Exchange Offer will remain outstanding and interest thereon will continue to accrue.

     The Company shall be deemed to have accepted validly tendered Old Notes when the Company shall have received an executed signature page of the Exchange Agreement from the Holder of such Old Notes and returned an signature page of the Exchange Agreement executed by an authorized officer of the Company to such Holder of such Old Notes.

     The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Notes from the Company.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "-- Fees and Expenses."

     Expiration Date; Extension; Amendments. The term "Expiration Date" shall mean 5:00 p.m., New York City time, on March 3, 2000, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Although the Company has no current intention to extend the Exchange Offer, the Company reserves the right to extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement. During any extension of the Exchange Offer, all Old Notes previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer. The date of the exchange of the New Notes for Old Notes will be the first Nasdaq Stock Market trading day following the Expiration Date.

     In all cases, issuance of the New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent, of a properly completed and duly executed Letter of Transmittal and all other required documents; however, the Company reserves the absolute right to waive any conditions of the Exchange Offer or defects or irregularities in the tender of Old Notes.

     Interest on the New Notes. Holders of Old Notes that are accepted for exchange will not received accrued interest or any other amount that may be due thereon at the time of exchange. However, each New Note will bear interest from the date the first New Note is issued.

     Procedures for Tendering Old Notes. A holder of the Old Notes may tender such Old Notes by (1) properly completing and signing the Letter of Transmittal accompanying this memorandum, and the Book Entry Instructions accompanying this document or facsimiles thereof and delivering the same via facsimile to the Exchange Agent at (718) 921-8334, or (2) complying with the guaranteed delivery procedures described below.

     ALL DOCUMENTS TO BE DELIVERED PURSUANT TO THE EXCHANGE MUST BE DELIVERED VIA FACSIMILE TO THE EXCHANGE AGENT AT ITS FACSIMILE NUMBER (718) 921-8334. IN ADDITION, THE ORIGINAL SIGNED DOCUMENTS MUST BE RETURNED TO THE EXCHANGE AGENT IN THE ENVELOPE PROVIDED. NO DOCUMENTS SHOULD BE SENT TO THE COMPANY DIRECTLY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     The Company understands that the Exchange Agent will make a request after the date of this Memorandum to establish an account with respect to the Old Notes at DTC for the purpose of facilitating the Exchange Offer. Subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with DTC's procedure for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an appropriate Letter of Transmittal and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at the address set forth in the Letter of Transmittal on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are compiled with, within the time period provided under such procedures.

     A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC, is received by the Exchange Agent or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided below) from an Eligible Institution is received by the Exchange Agent, Issuances of New Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or against submission of a duly signed Letter of Transmittal (and any other required documents) and deposit of the tendered Old Notes.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Notes will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper from or the acceptance for exchange of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Old Notes. None of the Company, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     In addition, the Company reserves the right in its sole discretion (1) to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date and (2) to the extent permitted by applicable law, to purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers will differ from the terms of the Exchange Offer.

     Guaranteed Delivery Procedures. If the holder desires to accept the Exchange Offer and (i) cannot deliver a Letter of Transmittal or any other required document to the Exchange Agent before the Expiration Date or (ii) the procedure for book-entry transfer cannot be completed on a timely basis, such person may effect a tender if the Exchange Agent has received at its office, on or prior to the Expiration Date, a facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the name(s) in which the Old Notes are registered and the certificate number(s) of the Old Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that, within three Nasdaq Stock Market trading days after the date of execution of such facsimile transmission by the Eligible Institution, a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC, will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Old Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

     Terms and Conditions of the Letter of Transmittal. The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer:

     - the party tendering Old Notes for exchange (the "Transferor") exchanges, assigns and transfers the Old Notes to the Company and irrevocably appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Old Notes to be exchanged;

     - the Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire New Notes issuable upon the exchange of such tender Old Notes;

     - the Transferor also warrants that it will, upon request by the Company, execute any additional documents deemed by the Company to be desirable to complete the Exchange Offer

     In addition, by executing the Letter of Transmittal, you will agree to all the terms of the Exchange Offer including, without limitation, the exchange of all the outstanding Old Notes held by you, plus accrued interest and premium, if any, for discounted New Notes as described in this Memorandum.

     The execution of the Letter of Transmittal will also confer upon US Trust a power of attorney to execute the following documents on your behalf with respect to the New Notes: (1) the Exchange Agreement (2) one of two pledge and security agreements which will create a lien in your favor on certain assets of the Company; and (3) an intercreditor agreement which will determine your rights as a creditor of the Company in relation to certain other creditors of the Company. See, "The Exchange Offer -- Other Agreements," below.

     Effect of Exchange Agreement / Withdrawal of Tenders of Old Notes. Once executed on your behalf by US Trust pursuant to a power of attorney contained in the Letter of Transmittal, the Exchange Agreement will constitute a legally-binding obligation on your part and the Company's part to complete the Exchange. The Exchange Agreement will not become legally-binding until (1) both you and the Company have signed it and (2) the Company returns to you via facsimile a copy of the signature page of the Exchange Agreement executed by an authorized officer of the Company. Once you have executed the Exchange Agreement and delivered the executed Exchange Agreement to the Exchange Agent, whether via facsimile or another method, you can withdraw your signature to the Exchange Agreement at any time prior to the time the Company sends to you via facsimile a copy of the signature page of the Exchange Agreement executed by an authorized officer of the Company. In order to withdraw your signature to the Exchange Agreement, you must send to the Exchange Agent via facsimile a letter which shall:

     - specify the name of the Holder having deposited the Old Notes to be withdrawn;

     - identify the Old Notes to be withdrawn (including the principal amount of such Old Notes);

     - contain a statement that such holder is withdrawing his signature to the Exchange Agreement and his tender of Old Notes;

     - specify the name and number of the account at the book-entry transfer facility;

     - be signed by the Holder in the same manner as the original signature on the Exchange Agreement and the Letter of Transmittal by which such Old Notes were tendered or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes in the name of the person withdrawing the tender;

     - specify the name in which any such Old Notes are to be registered, if different from that of such Holder.

     All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Property withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering Old Notes" at any time prior to the Expiration Date.

OTHER AGREEMENTS

     The following discussion describes certain agreements to be entered into by the Company on behalf of the holders of the New Notes in connection with the Exchange Offer. A holder of New Notes who executes the Letter of Transmittal will grant to US Trust a power of attorney to execute any instrument which the US Trust may deem necessary or advisable to accomplish the purposes of the Exchange Offer, now or in the future, including the documents described below and the Exchange Agreement, on behalf of such holder of New Notes.

     Stock Pledge Agreement

     Pursuant to the Stock Pledge Agreement between the Company and U.S. Trust as collateral agent (the "Collateral Agent") on behalf of the non-QIB holders of the New Notes, the Company will pledge to the non-QIB holders of the New Notes all of the issued and outstanding capital stock of Money Centre as collateral security for the payment of the New Notes held by such non-QIB holders. The lien granted to the non-QIB holders shall be senior to the pledge of the capital stock of Money Centre granted to the holders of the Amended Notes and the QIB holders to secure the Amended Notes and the New Notes held by QIBs. Upon an Event of Default under the Indenture, the Collateral Agent shall have the right, subject to the terms and conditions set forth in the Stock Pledge Agreement and subject to the Intercreditor and Collateral Sharing Agreement described below, to sell or otherwise dispose of all or any part of the pledged collateral, or to retain the pledged collateral, in either case in satisfaction of the secured indebtedness.

     Pledge and Security Agreement (QIB holders)

     Pursuant to the Pledge and Security Agreement by and between the Company and the Collateral Agent, on behalf of holders of the New Notes that are QIBs, the Company will pledge to the QIB holders of the New Notes (1) all of the issued and outstanding capital stock of Money Centre and (2) certain mortgage-related securities as collateral security for the payment of the New Notes owned by QIBs. The mortgage-related securities which are being pledged to holders of New Notes which are owned by QIBs are not being pledged to secure New Notes held by non-QIBs because generally only QIBs may hold or have an interest in such securities pursuant to their terms. The lien granted to the QIB holders in the capital stock of Money Centre shall be junior to the pledge of the capital stock of Money Centre granted to the non-QIB holders to secure the New Notes held by non-QIB holders. The lien granted to the QIB holders in the capital stock of Money Centre and in the mortgage-related securities shall be ranked pari passu with the lien granted to holders of the Amended Notes in the capital stock of Money Centre and in the mortgage-related securities to secure the Amended Notes. Upon an Event of Default under the Indenture, the Collateral Agent shall have the right, subject to the terms and conditions set forth in the Pledge and Security Agreement and subject to the Intercreditor and Collateral Sharing Agreement described below, to sell or otherwise dispose of all or any part of the pledged collateral, or to retain the pledged collateral, in either case in satisfaction of the secured indebtedness.

     Intercreditor and Collateral Sharing Agreement

     Pursuant to the Intercreditor and Collateral Sharing Agreement between the Company and the Collateral Agent, on behalf of the holders of the New Notes and the holders of the Amended Notes (the "Intercreditor Agreement"), the parties set out their respective rights and obligations with respect to collateral that is pledged to more than one party. In the event of a Default or Event of Default (each as defined in the Indenture) and a liquidation of the collateral securing the New Notes and the Amended Notes, the Intercreditor Agreement provides a mechanism for the distribution of the proceeds of the liquidation. Under the Intercreditor Agreement the holders of the New Notes held by QIBs (the "New QIB Notes") and the holders of the Amended Notes shall share equally in the proceeds of the liquidation of the mortgage-related securities pledged by the Company. The holders of the New Notes held by non-QIBs (the "New Non-QIB Notes") shall be paid first out of the proceeds of the liquidation of the pledged capital stock of Money Centre, with any remaining proceeds being shared equally among the holders of the Amended Notes and the holders of the New QIB Notes.

     The parties to the Intercreditor Agreement will agree to pool the amounts recovered by each party as a result of their respective security interest in order to effect a pro-rata recovery among all the holders, with respect to the principal amount of notes held by each holder in the pledged collateral. Notwithstanding this pro-rata recovery principal, the holders of the New Non-QIB Notes may not receive proceeds from the liquidation of mortgage-related securities pledged to the holders of the New QIB Notes and the Amended Notes, even if this results in the holders of the Non-QIB Notes receiving a lesser pro rata recovery from the Collateral than the holders of the New QIB Notes and the Amended Notes. In addition, the recovery of the holders of the Non-QIB Notes pursuant to their senior security interest in the capital stock of Money Centre will be limited proportionately to the amount recoverable by the QIB holders and the holders of the Amended Notes pursuant to their respective security interests in the collateral.

     Registration Rights Agreement

     The Company will enter into a Registration Rights Agreement with the holders of the New Notes (the "Registration Rights Agreement") to provide for the registration for resale of the Common Stock to be issued upon a mandatory conversion of the Convertible New Notes upon approval by the Company's stockholders. Pursuant to the Registration Rights Agreement, the Company will agree to file a registration statement (the "Resale Statement") on or before the Filing Target Date (as defined) and will use its reasonable best efforts to cause the Resale Statement to become effective on or the Effectiveness Target Date (as defined).

     If (i) the Company fails to file the Resale Statement on or before the Filing Target Date, (ii) the Resale Statement is not declared effective before the Effectiveness Target Date or (iii) the Resale Statement is declared effective but thereafter ceases to be effective and a replacement is not filed within 10 days, or is filed but fails to be declared effective within 30 days (each a "Registration Default"), then the holders of the New Notes shall receive liquidated damages in the amount of $.05 per week for every $1,000 principal amount of New Notes held. Such liquidated damages will increase by $.05 per week until such Registration Default is cured up to a maximum of $.50 per week.

CONDITIONS OF THE EXCHANGE OFFER

     Notwithstanding any other term of the Exchange Offer, or any extension of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange New Notes for, any Old Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Old Notes, if, among other things:

          (a) any statute, rule or regulation shall have been enacted, or any action shall have been taken by any court or governmental authority which would prohibit, restrict or otherwise render illegal consummation of the Exchange Offer,

          (b) the Company has not entered into the Exchange Agreement with at the holders of at least 92% of the outstanding Old Notes, or

          (c) the SEC shall not have declared effective the Registration Statement on Form T-3 filed by the Company with respect to the Exchange Offer.

EXCHANGE AGENT

     American Stock Transfer & Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Memorandum or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent Addressed as follows:

                            American Stock Transfer
                                & Trust Company
                                 40 Wall Street
                               New York, NY 10005
                               Attn: Isaac Kagen
                     Facsimile Transmission: (718) 921-8334

                             Confirm by Telephone:
                                 (718) 921-8200

            For information with respect to the Exchange Offer, call
                       Isaac Kagen of the Exchange Agent:
                                 (718) 921-8200

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopy, telephone or in person by officers and regular employees of the Company. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

     The Company has not retained any dealer-manager or other soliciting agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse if for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Memorandum, the Letter of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

     The expenses incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and transfer agent and registrar, accounting and legal fees and printing costs, among others.

     The Company will pay all transfer taxes, if any, applicable to the exchange of the Old Notes pursuant to the Exchange Offer. If, however, New Notes, or Old Notes for principal amounts not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered or if a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain governed by the Old Indenture, as the Old Indenture may be amended from time to time. The Company has been in negotiations with certain of the Old Note holders regarding amending the Old Indenture prior to finalization of the Exchange Offer. The proposed amendments would not affect the maturity date, interest rate, interest payment dates or redemption rights of the holders of the Old Notes; however, the proposed amendments, which the Company expects to be adopted, would significantly weaken or remove certain covenants of the Company contained in the Old Indenture, especially covenants relating to the Company's conduct of its business.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following summary describes the material United States federal income and estate tax considerations of the Exchange of the Old Notes for New Notes and the ownership and disposition of the New Notes and of Common Stock into which the Convertible New Notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretations. This discussion assumes that all of the New Notes and Common Stock into which the Convertible New Notes may be converted will be held as capital assets (i.e., generally assets that are held for investment), within the meaning of Section 1221 of the Code, and will not be part of a straddle, a hedge or a conversion transaction, within the meaning of Section 1258 of the Code. The discussion is for general information only, and does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to certain types of purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons that have a "functional currency" other than the U.S. dollar). HOLDERS OF OLD NOTES SHOULD CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATIONS OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTIONS.

     As used herein, the term "United States Holder" means a beneficial owner of a New Note or Common Stock that for United States federal income tax purposes is
(i) a citizen or resident of the United States, (ii) treated as a domestic corporation or domestic partnership, or (iii) an estate or trust other than a "foreign estate" or "foreign trust" as defined in Section 7701(a)(31) of the Code. If Notes are held by an entity that is classified as a partnership for federal income tax purposes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding New Notes or Common Stock should consult their tax advisors regarding the effect of the partnership on their tax consequences.

  United States Holders

     EXCHANGE OF OLD NOTES FOR NEW NOTES. The tax treatment of a United States Holder's Exchange of Old Notes for New Notes will depend on whether the Exchange is treated as a recapitalization. The exchange will be treated as a recapitalization only if both the Old Notes and the New Notes constitute "securities," within the meaning of the provisions of the Code governing reorganizations.

     Whether a debt instrument constitutes a security depends on a number of factors, including the term of the instrument, the purpose of the advances, the degree of participation and continuing interest in the borrower's business that is represented by the instrument, and the circumstances under which the debt instrument was issued. The term of the instrument is generally thought to be the single most important factor. While no specific "bright line test" has been adopted by the Internal Revenue Service ("IRS") or the courts, it is generally thought, based on existing IRS rulings and case law, that a debt instrument with a maturity of ten years or more is a security, while an instrument with a maturity of less than five years is not a security. While not free from doubt, the Company has previously taken the position that, for federal income tax purposes, the Old Notes were part of the 12 1/2% Senior Subordinated Notes originally issued on November 22, 1996, which indebtedness had an original term of slightly more than 5 years, and that the Old Notes are securities for tax purposes. Consistent with that position, the Company intends to take the position that both the Old Notes and New Notes are securities and that the Exchange will be treated as a recapitalization, although such position is not free from doubt and may be subject to challenge by the IRS.

  (1) TAX CONSEQUENCES IF THE EXCHANGE QUALIFIES AS A TAX-FREE RECAPITALIZATION.

     If the exchange of Old Notes for New Notes constitutes a recapitalization, a United States Holder will not recognize gain or loss on the exchange, except to the extent that, under Section 354(a)(2)(B) of the Code, the value of the New Notes received represents accrued interest on the Old Notes that has accrued since the United States Holder's holding period for the Old Notes began and that has not previously been included in income of such Holder. Treasury Regulations issued under Section 446 of the Code generally treat payments made under a debt instrument as being allocable first to accrued and unpaid interest and then to principal. However, the legislative history of Section 354(a)(2)(B) of the Code suggests that the parties may have the discretion to allocate payments between principal and accrued interest in a different manner. Accordingly, the Exchange Agreement will provide that the issue price of each New Note issued in exchange for an Old Note will be allocated first to the payment of principal of the Old Note, and then to the payment of any accrued but unpaid interest. Because the principal amount of each Old Note surrendered in the Exchange will exceed the issue price of each New Note received, no amount should be treated as the receipt of accrued but unpaid interest if the foregoing allocation is respected for tax purposes. If a United States Holder has included in income any accrued but unpaid interest on the Old Notes, such Holder should be able to claim a loss (possibly ordinary in nature, although the law is unclear) to the extent that such interest is not deemed paid in the Exchange. A United States Holder will receive a tax basis in the New Notes equal to such Holder's adjusted tax basis in the Old Notes exchanged for the New Notes. The United States Holder's holding period for the New Notes will include the period during which the United States Holder held the Old Notes.

  (2) TAX CONSEQUENCES IF THE EXCHANGE FAILS TO QUALIFY AS A RECAPITALIZATION.

     Assuming the Exchange of Old Notes for New Notes does not constitute a recapitalization, the United States Holder will recognize gain or loss from the Exchange equal to the difference between such holder's adjusted tax basis in the Old Notes and the issue price of the New Notes received, as determined under the provisions dealing with original issue discount. See "-- Payment of Interest and Original Issue Discount."

     If a United States Holder recognizes gain or loss on the Exchange, the character of such gain or loss as capital or ordinary and, if capital, whether short-term or long-term, will depend on a number of factors, including (i) such Holder's tax status (e.g., is the Holder a financial institution subject to special tax rules), (ii) whether the Old Notes are held as capital assets by such Holder, (iii) whether the Old Notes have been held for more than one year, and (iv) the extent to which such Holder has previously claimed a loss, bad debt deduction, or charge to a reserve for bad debts with respect to the Old Notes. Any gain recognized on the exchange should be capital gain, except to the extent that the value of the New Notes received represents a deemed payment of accrued interest on the Old Notes that has not been included in income, which will be taxable as ordinary income. As noted above, the Exchange Agreement allocates the issue price of each New Note issued in exchange for an Old Note first to the payment of principal of the Old Note, and then to the payment of any accrued but unpaid interest. If such allocation is respected for federal income tax purposes, then because the principal amount of each Old Note surrendered in the Exchange will exceed the issue price of each New Note received, no amount should be treated as the receipt of accrued but unpaid interest.

     Under the market discount rules (which would generally apply only to a United States Holder that purchased an Old Note from a previous holder after its original issue, and only to the extent that the amount paid for such Old Note was less than its principal amount), any gain recognized by a United States Holder will be ordinary income to the extent of accrued market discount which has not previously been included in income. The tax rate applicable to capital gain will depend, among other things, upon the United States Holder's holding period for the Old Notes that are exchanged. A United States Holder's tax basis in each New Note received in the Exchange will be equal to its issue price. The United States Holder's holding period for the New Note will begin on the day after the date of the Exchange.

     PAYMENT OF INTEREST AND ORIGINAL ISSUE DISCOUNT. The New Notes will be treated as issued with original issue discount ("OID") if the excess of the New Notes' "stated redemption price at maturity" over their issue price is equal to or greater than a de minimis amount. The de minimis amount equals 1/4 of 1% multiplied by the number of complete years to maturity of the New Notes multiplied by their stated redemption price to maturity.

     The issue price of a New Note depends on whether either the Old Notes or the New Notes are publicly traded. If the New Notes are traded on an "established market" at any time during the 60-day period ending 30 days after the date of the Exchange, then the issue price of the New Notes will be their fair market on such date. If the New Notes are not traded on an established market during such period, but the Old Notes are so traded during such period, then the issue price of the New Notes will be the fair market value of the Old Notes for which they are exchanged, determined as of the date of the Exchange. The Treasury Regulations provide that a debt instrument is not treated as traded on an established market solely because it is convertible into stock that is so traded.

     If neither the Old Notes nor the New Notes are traded on an established market, then the issue price of the New Notes will equal their principal amount if the New Notes have "adequate stated interest." In general, this will be case if the stated interest on the New Notes equals or exceeds the applicable federal rate at the time the New Notes are issued, which the Company expects will be the case. The stated redemption price at maturity of the New Notes equals the sum of all payments due under the New Notes other than payments of "qualified stated interest," which are payments of interest that are unconditionally required to be paid at least annually. Because the first interest payments under the New Notes are not due until after the first anniversary of the New Notes, none of the stated interest payments will constitute qualified stated interest, and therefore all stated interest payments will be included in the New Notes' stated redemption price at maturity. This will cause the New Notes to be issued with OID regardless of whether the issue price of the New Notes is determined to be less than their stated principal amount. Consequently, all stated interest will be required to be reported by the United States Holder on a constant yield basis without regard to when such interest is actually paid or whether the Holder uses the cash or accrual method of accounting. As a result, the United States Holder may be required to report taxable income attributable to such interest in advance of the receipt of the related cash payment.

     The amount of OID includible in income by a United States Holder is the sum of the daily portions of OID with respect to the New Note for each day during the taxable year or portion thereof on which the United States Holder holds the New Note, which we refer to as "accrued OID." The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a New Note may be of any length selected by the United States Holder and may vary in length over the term of the New Note so long as no accrual period is longer than one year, and each scheduled payment of interest or principal on the New Note occurs on either the final or first day of an accrual period.

     The amount of OID allocable to an accrual period will equal the product of the New Note's adjusted issue price at the beginning of the accrual period and such New Note's yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period). The "adjusted issue price" of a New Note at the beginning of any accrual period is the issue price of the New Note increased by the amount of accrued OID for each prior accrual period, and decreased by the amount of any payments of stated interest or principal previously made on the New Note.

     The amount of OID allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods other than a final short accrual period are of equal length. The amount of OID allocable to the final accrual period is the difference between the amount payable at the maturity of the New Note and the New Note's adjusted issue price as of the beginning of the final accrual period.

     The Company will file an IRS form 8281 within 30 days of the Expiration Date that will set forth the issue price, amount of OID, yield to maturity and other information required with respect to each New Note issued pursuant to the Exchange Offer.

     TREATMENT OF ADDITIONAL INTEREST AND LIQUIDATED DAMAGES PAYABLE TO HOLDERS OF NEW NOTES IF STOCKHOLDER APPROVAL IS NOT OBTAINED. In the event that stockholder approval of the conversion of the Convertible New Notes into Common Stock is not obtained on or before March 9, 1999 (or as extended), then, among other things, (i) the interest rate on all New Notes will increase by an amount equal to 1% per annum for each month thereafter, up to a maximum of 18%, and if stockholder approval is subsequently obtained following such an interest rate adjustment, the interest rate on the New Notes will revert to the stated interest rate, and (ii) subject to certain conditions contained in the Registration Rights Agreement the Company will be required to pay Liquidated Damages to the holders of the New Notes (the amount of any such additional interest, together with the amount of any Liquidated Damages, is referred to as "Additional Interest").

     The Treasury Regulations governing the determination of OID provide special rules for debt instruments which provide for contingent payments. If a contingency is remote or incidental, it is ignored until the date on which the contingency occurs, at which time the debt instrument is generally treated (solely for purposes of the OID rules) as retired on such date and subsequently reissued for an amount equal to the adjusted issue price of the instrument, and the determination of OID and yield to maturity are adjusted to reflect the change in circumstances. While not free from doubt, the Company intends to take the position, in determining OID in respect of the New Notes, that the failure to obtain stockholder approval on a timely basis is a remote contingency that is disregarded until it occurs.

     AMORTIZABLE BOND PREMIUM AND ACQUISITION PREMIUM. As discussed above, a United States Holder's initial tax basis in the New Notes will depend in part on the tax treatment of the Exchange to such Holder, including whether the United States Holder reports the Exchange as a taxable transaction. If a United States Holder's initial tax basis in the New Notes is greater than the stated redemption price at maturity, such Holder generally will not be required to include OID in income. In addition, such United States Holder will have "amortizable bond premium" with respect to the New Notes, which may be deductible to the United States Holder over the term of the New Notes to the extent that the premium is not attributable to the conversion feature on the New Note (if any).

     If a United States Holder's initial tax basis in the New Notes is greater than the issue price of the New Notes but less than the stated redemption price at maturity, such United States Holder generally will be considered to have "acquisition premium" with respect to the New Notes, which may reduce the amount of OID that the United States Holder is required to include in income.

     SALE, EXCHANGE, OR REDEMPTION OF THE NEW NOTES. Upon the sale, exchange or redemption of a New Note, a United States Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or redemption (excluding, in the case of a cash basis taxpayer, any amount attributable to accrued interest, which is taxable as such) and such Holder's adjusted tax basis in the New Note. Gain or loss recognized on the sale, exchange or redemption of a New Note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or redemption such New Note has been held for more than one year. However, under the market discount rules, any gain recognized by a United States Holder will be ordinary income to the extent of the accrued market discount which has not previously been included in income. For these purposes, if the Exchange of Old Notes for New Notes was treated as a recapitalization for tax purposes, any market discount that the United States Holder had with respect to the Old Notes not previously included in income will be considered to be market discount with respect to the New Notes.

     CONVERSION OF THE CONVERTIBLE NEW NOTES. A United States Holder generally will not recognize any income, gain or loss upon conversion of the Convertible New Notes into Common Stock except to the extent of ordinary income recognized with respect to accrued and unpaid interest on such Convertible New Notes. A United States Holder also will recognize capital gain or loss upon the receipt of cash in lieu of a fractional share of Common Stock equal to the amount of cash received less the United States Holder's tax basis in this fractional share. The United States Holder's tax basis in the Common Stock received on conversion of a Convertible New Note will be the same as that Holder's adjusted tax basis in the Convertible New Note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the Common Stock received on conversion will generally include the holding period of the Convertible New Note converted.

     DIVIDENDS. Dividends paid on the Common Stock generally will be includible in the income of a United States Holder as ordinary income to the extent of the Company's current or accumulated earnings and profits, then as a tax-free return of capital to the extent of such Holder's tax basis in the Common Stock, and thereafter as gain from the sale or exchange of that stock.

     In general, a dividend distribution to a corporate United States Holder will qualify for the 70% dividends received deduction if the United States Holder owns less than 20% of the voting power or value of the outstanding stock of the Company (other than certain non-voting, non-convertible, non-participating preferred stock). A corporate United States Holder that owns 20% or more of the voting power and value the Company (other than certain non-voting, non-convertible, non-participating preferred stock) generally will qualify for an 80% dividends received deduction. The dividends received deduction is subject, however, to certain holding period, taxable income and other limitations.

     SALE OR EXCHANGE OF COMMON STOCK. Upon the sale or exchange of Common Stock, a United States Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange, and (ii) that Holder's adjusted tax basis in the Common Stock. The tax rate applicable to this capital gain will depend, among other things, upon the United States Holder's holding period for the shares of Common Stock that are sold or exchanged. However, under the market discount rules, any gain recognized by a United States Holder will be ordinary income to the extent of the accrued market discount on the Convertible New Notes from which the Common Stock sold or exchanged was converted that had not previously been included in income. For these purposes, if the Exchange of Old Notes for New Notes was treated as a recapitalization for tax purposes, any market discount that the United States Holder had in the Old Notes that carried over to the Convertible New Notes, and that had not been previously included in income, will be considered to be market discount with respect to the Convertible New Notes from which such Common Stock was converted, and thus will increase the amount of ordinary income recognized. A United States Holder's basis and holding period in Common Stock received upon conversion of a Convertible New Note are determined as discussed above under "-- Conversion of the New Notes."

     BACKUP WITHHOLDING AND INFORMATION REPORTING. In general, the 31% "backup" withholding and information reporting requirements apply to certain payments of principal, premium (if any) and interest on a New Note, payments of dividends on Common Stock, and payments of the proceeds of the sale or exchange of a New Note or of Common Stock. Backup withholding will apply only if the United States Holder fails to furnish its taxpayer identification number (social security number or employer identification number) to certify that such Holder is not subject to backup withholding, otherwise to comply with the applicable requirements of the backup withholding rules. Any amount withheld under these backup withholding rules will be creditable against the Holder's federal income tax liability. Certain Holders (including, among others, corporations) are not subject to the backup withholding and information reporting requirements.

  Non-United States Holders

     As used herein, the term "Non-United States Holder" means any beneficial owner of a New Note or Common Stock that is not a United States Holder. The rules governing the United States federal income and estate taxation of a Non-United States Holder are complex, and no attempt will be made herein to provide more than a summary of such rules. NON-UNITED STATES HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF FEDERAL, STATE,

LOCAL AND FOREIGN TAX LAWS, INCLUDING TREATIES, WITH RESPECT TO AN INVESTMENT IN THE NEW NOTES AND COMMON STOCK, INCLUDING ANY REPORTING REQUIREMENTS.

     EXCHANGE OF OLD NOTES FOR NEW NOTES. Even if the Exchange of Old Notes for New Notes is not treated as a recapitalization for tax purposes, a Non-United States Holder will generally not be subject to United States federal income tax or withholding tax on any gain realized on the Exchange unless (i) the gain is effectively connected with a United States trade or business of the Non-United States Holder, (ii) in the case of a Non-United States Holder who is an individual, the Holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the Exchange, and either the Holder has a "tax home" in the United States or the disposition is attributable to an office or other fixed place of business maintained by that Holder in the United States, or (iii) the Non-United States Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

     Any capital loss recognized on the Exchange by a Non-United States Holder can be used to offset gains from other United States sources that are effectively connected with a United States trade or business of the Non-United States Holder only if the capital loss on the Exchange is also effectively connected with a United States trade or business of such Holder. If such loss on the Exchange is not effectively connected with a United States trade or business of the Non-United States Holder, but such Holder is an individual and is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the Exchange, then such Holder can offset any other U.S. source capital gains incurred during such taxable year with any capital loss incurred on the Exchange.

     PAYMENT OF INTEREST AND ORIGINAL ISSUE DISCOUNT. Because the New Notes will be registered debentures, interest income and OID of a Non-United States Holder will qualify for the "portfolio interest exemption" and therefore will not be subject to United States federal income tax or withholding tax, provided that such income is not effectively connected with a United States trade or business of the Non-United States Holder and provided that the Non-United States Holder (i) does not actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, (ii) is not a controlled foreign corporation related to the Company actually or constructively through stock ownership, (iii) is not a bank receiving interest on a loan entered into in the ordinary course of business, and (iv) either (a) provides a Form W-8 (or suitable substitute form) signed under penalties of perjury that includes its name and address and certifies as to its non-United States status in compliance with applicable law and regulations, or (b) a securities clearing organization, bank or other financial institution that holds the New Note provides a statement to the Company or its agent under penalties of perjury in which it certifies that such a Form W-8 (or suitable substitute form) has been received by it from the Non-United States Holder or qualifying intermediary and furnishes the Company or its agent with a copy thereof.

     Recently released United States Treasury Regulations provide alternative methods for satisfying the certification requirements described in clause (iv) above. These Regulations are generally effective for payments made after December 31, 2000, subject to certain transition rules. Non-United States Holders are urged to consult their own tax advisors regarding the new United States Treasury Regulations.

     Except to the extent that an applicable treaty otherwise provides, a Non-United States Holder generally will be taxed in the same manner as a United States Holder with respect to interest (or OID) if the interest income (or OID) is effectively connected with a United States trade or business of the Non-United States Holder. Effectively connected interest (or OID) received by a corporate Non-United States Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest (or OID) is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the Non-United States Holder delivers IRS Form 4224 (or suitable substitute form) annually to the payor.

     SALE, EXCHANGE, OR REDEMPTION OF THE NEW NOTES. A Non-United States Holder of a New Note generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or redemption of the New Notes (including the receipt of cash in lieu of fractional shares upon conversion of a New Note into Common Stock) unless one of the three conditions described in "-- Non-United States Holders -- Exchange of Old Notes for New Notes" above is met.

     CONVERSION OF THE NEW NOTES. In general, no United States federal income tax or withholding tax will be imposed upon the conversion of a Convertible New
Note into Common Stock by a Non-United States Holder except with respect to the receipt of cash in lieu of fractional shares by Non-United States Holders upon conversion of a Convertible New Note where any of the conditions described above under "-- Non-United States Holders -- Exchange of Old Notes for New Notes" is satisfied.

     DIVIDENDS. Dividends paid on Common Stock to a Non-United States Holder (excluding dividends that are effectively connected with the conduct of a trade or business in the United States by that Holder and are taxable as described below) will be subject to United States federal withholding tax at a 30% rate (or lower rate provided under any applicable income tax treaty). Except to the extent that an applicable tax treaty provides otherwise, a Non-United States Holder will be taxed in the same manner as a United States Holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder. If that Non-United States Holder is a foreign corporation, it may also be subject to United States branch profits tax on this effectively connected income at a 30% rate (or a lower rate as may be specified by an applicable income tax treaty). Even though these effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to U.S. withholding tax if the Holder delivers IRS Form 4224 (or suitable substitute form) annually to the payor.

     Under currently applicable United States Treasury Regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. Under recently issued United States Treasury Regulations, however, Non-United States Holders of Common Stock who wish to claim the benefit of an applicable treaty rate would be required to satisfy certain certification requirements. These Regulations are generally effective for payments made after December 31, 2000, subject to certain transition rules. Non-United States Holders are urged to consult their own tax advisors regarding the new United States Treasury Regulations.

     SALE OR EXCHANGE OF COMMON STOCK. A Non-United States Holder of Common Stock will generally not be subject to United States federal income tax or withholding tax on any gain realized on the sale or exchange of the Common Stock unless one of the three conditions described in "-- Non-United States
Holders -- Exchange of Old Notes for New Notes" above is met.

     CERTAIN UNITED STATES FEDERAL ESTATE TAX CONSIDERATIONS. A New Note beneficially owned by an individual who is not a citizen or resident of the United States at the time of death will not be includible in the decedent's gross estate for United States federal estate tax purposes, provided that such Non-United States Holder did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, and provided that, at the time of death, payments with respect to such New Note would not have been effectively connected with the Holder's conduct of a trade or business within the United States.

     Common Stock actually or beneficially held (other than through a bona fide foreign corporation) by an individual who is not a citizen or resident of the United States at the time of his or her death (or previously transferred subject to certain retained rights or powers) will be subject to United States federal estate tax unless otherwise provided by an applicable estate tax treaty.

     INFORMATION REPORTING AND BACKUP WITHHOLDING TAX. United States information reporting requirements and backup withholding tax will not apply to payments on a New Note to a Non-United States Holder if the statement described in "-- Non-United States Holders -- Payment of Interest" is duly provided by such Holder or the Holder otherwise establishes an exemption, provided that the payor does not have actual knowledge that the Holder is a United States person.

     Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a New Note or of Common Stock effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury Regulations), unless the broker (i) is a United States person, (ii) derives 50% of more of its gross income for certain periods from the conduct of a United States trade or business, or (iii) is a controlled foreign corporation as to the United States. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii) or (iii) of the preceding sentence will not be subject to backup withholding, but will be subject to information reporting unless the broker has documentary evidence in its records that the beneficial owner is a Non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the New Note provides the statement described in "-- Non-United States Holders -- Payment of Interest" or otherwise establishes an exemption.

     If paid to an address outside the United States, dividends on Common Stock held by a Non-United States Holder generally will not be subject to the information reporting and backup withholding requirements described in this section. However, under recently issued United States Treasury Regulations, dividend payments will be subject to information reporting and backup withholding unless certain certification requirements are satisfied. These Regulations are generally effective for payments made after December 31, 2000, subject to certain transition rules. Prospective investors should consult their own tax advisors as to the effect, if any, of the final regulations on their purchase, ownership and disposition of the New Notes and Common Stock.

     CERTAIN TAX CONSEQUENCES RELATING TO THE COMPANY. The Company will recognize cancellation of indebtedness ("COD") income for federal income tax purposes to the extent that the aggregate accreted amount of the Old Notes exceeds the aggregate issue price of the New Notes, and will recognize additional COD income to the extent that the principal amount of the Convertible New Notes exceeds the fair market value of the Common Stock into which such Notes are subsequently converted. The Company has substantial net operating loss carryforwards ("NOLs"), a portion of which is subject to an annual limitation on their use under Section 382 of the Code as a result of an "ownership change" which the Company experienced on June 29, 1998. The balance of the NOLs, however, is not currently subject to any limitation under Section 382. The Company anticipates that such NOLs will be sufficient to offset such COD income for regular income tax purposes. In computing the Company's liability for the alternative minimum tax, such NOLs may be deducted only to the extent of 90% of the Company's alternative minimum taxable income.

     The Company's ability to utilize its NOLs to shelter COD income or taxable income realized in future taxable periods is subject to possible limitation under Section 382 of the Code if the Company should undergo an "ownership change" as a result of cumulative changes in the ownership of the Company's stock (such as the mandatory conversion of New Notes or voluntary conversion of the Amended Notes into Common Stock) that occur during any three-year period and exceed 50 percentage points. The provisions of Section 382 and the applicable Treasury Regulations that govern the determination of whether an ownership change has occurred are extremely complex, require numerous factual determinations, and involve many legal issues as to which there is little or no interpretive authority. While the Company believes that the Exchange and the subsequent mandatory conversion of the Convertible New Notes into Common Stock (if and when approved by the Company's stockholders) should not, taken together with other changes in ownership of the Company's stock that have occurred since its last ownership change, cause a new ownership change, there can be no assurance that subsequent events or shifts in the ownership of the Company's stock (such as a conversion into Common Stock of the Amended Notes which the Company expects to issue to Value Partners), over which the Company may have no control, would not cause an ownership change. In that event, the Company's ability to utilize its NOLs in taxable periods following the ownership change may be severely restricted or eliminated.

THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE EXCHANGE AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as contemplated in this Memorandum (and the issuance of Common Stock upon the mandatory conversion of the Convertible New Notes), the Company will receive in exchange Old Notes with a higher principal amount. The Old Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will result in a decrease in the indebtedness of the Company and, upon mandatory conversion of the Convertible New Notes, an increase in the stockholders' equity of the Company.

                                DIVIDEND POLICY

     The Company has never paid cash dividends on its common stock, and the Board of Directors currently intends to retain any earnings for use in the Company's business for the foreseeable future. Any future payment of dividends will depend on the Company's financial condition, results of operations, cash requirements and other factors that the Board of Directors believes are important.

                          PRICE RANGE OF COMMON STOCK

     The Company completed its initial public offering on November 19, 1996 and, until March 23, 1999, the Common Stock traded on the Nasdaq National Market under the symbol "MMGC". The Common Stock currently under the symbol "ATVA." On June 4, 1999 the Common Stock began trading on the Nasdaq SmallCap Market. The following table sets forth the high and low sales prices of the Common Stock as reported on the Nasdaq National Market or the Nasdaq Small Cap Market for the periods indicated. The information set forth in the table below has been adjusted to reflect a one-for-ten reverse stock split that was completed on March 22, 1999.

                                                            HIGH          LOW
                                                           -------      -------
FISCAL YEAR 1998:
First Quarter............................................  $150.00      $ 95.64
Second Quarter...........................................   102.50        30.00
Third Quarter............................................    33.75        18.75
Fourth Quarter...........................................    20.62        10.00
FISCAL YEAR 1999:
First Quarter............................................  $ 15.31      $  3.75
Second Quarter...........................................     8.13         3.75
Third Quarter............................................     8.50         1.00
Fourth Quarter...........................................     3.56         6.50
FISCAL YEAR 2000:
First Quarter............................................  $  6.25      $  2.50
Second Quarter (through February 18, 2000)...............     2.63         1.00

     As of February 22, 2000, there were 1,655 holders of record of the Company's Common Stock.

     The Company has never paid cash dividends on its Common Stock, and the Board of Directors currently intends to retain any earnings for use in the Company's business for the foreseeable future. Any future determination as to the payment of such cash dividends would depend on a number of factors including future earnings, results of operations, capital requirements, the Company's financial condition and any restrictions under credit agreements or the terms of the Company's outstanding debt securities existing from time to time, as well as such other factors as the Board of Directors might deem relevant. No assurance can be given that the Company will pay any dividends in the future.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at August 31, 1998 and November 30, 1999. This table should be read in conjunction with the financial statements contained in the Company's Form 10-K, the related notes, and the other financial information appearing elsewhere in this Memorandum.

                                                 AUGUST 31, 1999       NOVEMBER 30, 1999
                                              ----------------------   -----------------
                                                        (THOUSANDS OF DOLLARS)
Debt:
  Revolving lines of credit.................         $ 63,198              $ 72,326
  Other notes and contracts payable.........           12,292                 1,327
  12 1/2% Senior Subordinated Notes due
     2001("Original Notes")(1)..............               --                    --
  12 1/2% Subordinated Notes due 2001 ("Old
     Notes")................................           30,724                30,698
                                                     --------              --------
       Total debt...........................          106,214               104,351
                                                     --------              --------
Stockholders' equity:
  Preferred Stock, par value $.01 per share;
     5,000,000 shares authorized; 62,500
     shares issued and outstanding as of
     August 31, 1999 and 57,825 shares
     outstanding at November 30, 1999.......                1                     1
  Common Stock, par value $.01 per share;
     400,000,000 shares authorized;
     3,656,666 shares issued and outstanding
     as of August 31, 1998 and 3,968,108
     shares issued and November 30, 1999;
     shares issued and outstanding as
     adjusted(2)............................               37                    40
  Additional paid-in capital................          125,412               125,409
  Accumulated deficit.......................         (104,332)             (106,823)
                                                     --------              --------
       Total stockholders' equity...........           21,118                18,627
                                                     --------              --------
       Total capitalization.................         $127,332              $122,978
                                                     ========              ========

-------------------------

(1) As of October 31, 1998, the Company had completed the repurchase of all the outstanding Original Notes.

(2) Does not include: (1) 1,000 shares of Common Stock reserved for issuance upon the exercise of stock options granted and available to be granted under the Company's 1996 Employee Stock Option Plan; (2) 200,000 shares of Common Stock reserved for issuance upon the exercise of stock options granted and available to be granted under the Company's 1997 Stock Option Plan; and (3) an aggregate of approximately 481,859 shares of Common Stock reserved for issuance upon the exercise of stock options granted to management. For details on the Company's stock option plans, see "Management -- Company Stock Option Plans" located later in this memorandum.

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below has been derived from our audited financial statements. The financial data as of August 31, 1998 and 1999 and for each of the three years in the period ended August 31, 1999 have been derived from financial statements audited by the Company's independent auditors and are included in the Company's Form 10-K. The financial data as of August 31, 1995, 1996 and 1997, and for the years ended August 31, 1995 and 1996 have been derived from audited financial statements not included herein. The income statement data for the three months ended November 30, 1998 and 1999 and the balance sheet data as of November 30, 1999 have been derived from unaudited interim financial statements in the Company's Form 10-K, which in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. We have reclassified certain items to conform to prior years. You should read the selected financial information set forth below in conjunction with the financial statements contained in the Company's Form 10-K, the related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations". However, due to substantial changes to our business and operating strategy, we believe that our historical financial and operating data are not likely to be indicative of our future performance, and our results of operation for fiscal 1999, are not comparable to fiscal 1998.

                                                                                                 THREE MONTHS
                                               FOR THE YEARS ENDED AUGUST 31,                 ENDED NOVEMBER 30,
                                   -------------------------------------------------------   ---------------------
                                    1995      1996        1997         1998        1999        1998        1999
                                   -------   -------   ----------   ----------   ---------   ---------   ---------
                                      (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Gain (loss) on sale of loans...  $12,233   $16,539   $   45,123   $  (26,578)  $   1,207   $     172   $   4,241
  Net unrealized gain (loss) on
    mortgage related
    securities(1)................       --     2,697        3,518      (70,024)     (3,317)        270        (624)
  Loan servicing income, net.....      873     3,348        3,036          999         375         240          96
  Gain on retirement of debt.....       --        --           --           --       7,700          --          --
  Interest income................      941     2,104        9,507       14,786       7,526       1,602       3,176
  Less: interest expense.........     (468)   (1,116)      (6,374)     (13,162)     (7,958)     (1,764)     (3,227)
                                   -------   -------   ----------   ----------   ---------   ---------   ---------
    Net interest income
      (expense)..................      473     1,104        3,133        1,624        (432)        520          51
                                   -------   -------   ----------   ----------   ---------   ---------   ---------
      Total revenues (losses)....   13,579    23,572       54,810      (93,979)      9,568         520       3,662
                                   -------   -------   ----------   ----------   ---------   ---------   ---------
Expenses:
  Provision for credit losses
    (benefit), net...............      864        55        6,300       (3,198)         52          43          --
  Depreciation and
    amortization.................      403       394          672        1,013       1,129         215         434
  Other interest.................      187       167          245          439         124          42          27
  General and administrative:
    Payroll and benefits.........    4,163     6,328       13,052       18,582       8,976       1,979       4,399
    Supplies and postage.........       84       284          289        1,281         426          71         256
    Rent and lease expenses......      249       338        1,199        1,616       1,407         359         539
    Professional services........    1,043     1,771        2,271        4,783       3,025         964         522
    Insurance....................      231       572          558        1,017         853         185         191
    Sub-servicing fees...........      232       709        1,874        2,160         325          22          38
    Taxes and licensing fees.....                           1,352          164         413          62          61
    Communications...............      256       293          617          752         499         119         209
    Bank and wire fees...........                              --          422         356         137          68
    Travel and entertainment.....      107       677        1,005        1,159         571         109         273
    Legal settlement.............                              --           --       1,305          --          --
    Other........................     (159)      829        1,566        1,820         809         175         624
                                   -------   -------   ----------   ----------   ---------   ---------   ---------
      Total costs and expenses...    7,660    12,417       31,000       32,010      19,413       4,482       7,641
                                   -------   -------   ----------   ----------   ---------   ---------   ---------

                                                                                                 THREE MONTHS
                                               FOR THE YEARS ENDED AUGUST 31,                 ENDED NOVEMBER 30,
                                   -------------------------------------------------------   ---------------------
                                    1995      1996        1997         1998        1999        1998        1999
                                   -------   -------   ----------   ----------   ---------   ---------   ---------
                                      (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
Income (loss) before income taxes
  and extraordinary item(2)......    5,919    11,155       23,810     (125,989)    (21,537)     (3,962)     (3,979)
Income tax expense (benefit)
  before extraordinary item(2)...    2,277     4,235        9,062       (6,334)      8,249      (1,468)     (1,488)
                                   -------   -------   ----------   ----------   ---------   ---------   ---------
Net income (loss) before
  extraordinary item.............    3,642     6,920       14,748     (119,655)    (13,288)     (2,494)     (2,491)
Extraordinary item, net of taxes
  ($2.9 million).................       --        --           --           --       4,812          --          --
                                   -------   -------   ----------   ----------   ---------   ---------   ---------
Net Income (Loss)................  $ 3,642   $ 6,920   $   14,748   $ (118,655)  $  (8,476)  $  (2,494)  $  (2,491)
                                   =======   =======   ==========   ==========   =========   =========   =========
Net income (loss) per share(3)
Basic:...........................                      $    12.50   $   (77.18)  $   (2.71)  $   (0.82)  $   (0.66)
                                                       ==========   ==========   =========   =========   =========
Diluted:.........................                      $    12.50   $   (77.18)  $   (2.71)  $   (0.82)  $   (0.66)
                                                       ==========   ==========   =========   =========   =========
Weighted -- average number of
  common shares(3)...............                       1,180,219    1,550,292   3,137,136   3,056,667   3,801,824
                                                       ==========   ==========   =========   =========   =========
Weighted -- average number of
  common shares and assumed
  conversions(3).................                       1,180,219    1,550,292   3,137,136   3,056,667   3,801,824
                                                       ==========   ==========   =========   =========   =========

                                                                                                      AS OF
                                                        FISCAL YEAR ENDED AUGUST 31,               NOVEMBER 30,
                                             ---------------------------------------------------   ------------
                                              1995       1996       1997       1998       1999         1999
                                             -------   --------   --------   --------   --------   ------------
                                                                   (THOUSANDS OF DOLLARS)
STATEMENT OF FINANCIAL CONDITION DATA:
Cash and cash equivalents..................  $   752   $    443   $  6,104   $ 36,404   $ 10,475     $ 11,341
Loans held for sale, net(4)................    3,676      4,610      9,523     10,975     54,844       53,166
Mortgage related securities(1).............   14,483     35,065    106,299     34,830     31,757       31,827
Mortgage servicing rights..................    1,076     32,827      9,507         83         --           --
Total assets...............................   24,081     50,606    156,554    104,535    135,386      132,608
Allowance for credit losses on loans sold
  with recourse............................      886        920      7,014      2,472         --           --
Subordinated debt(5).......................       --         --     40,000     42,693     30,724       30,698
Total liabilities..........................   13,300     32,905    103,447     77,941    114,268      113,981
Stockholders' equity.......................   10,781     17,701     53,107     26,594     21,118       18,627
OPERATING DATA:
Loan production............................  $87,751   $139,367   $526,917   $338,942   $119,112     $100,485
Weighted -- average interest rate on loan
  production...............................    14.55%     14.03%     13.92%     13.89%     11.29%        0.00%
Loan in servicing portfolio (end of
  period):
  Company -- owned:
    Equity+................................  $    --   $    922   $  8,661   $  8,217   $     --     $     --
    Home Equity
    Title I................................    3,720      3,776        902      4,233         --           --
                                             -------   --------   --------   --------   --------     --------
      Total Company -- owned...............    3,720      4,698      9,563     12,450
  Securitized:
    Equity+................................       --     10,501    363,961         --         --           --
    Home Equity                                                                               --
    Title I................................   85,666    198,990    254,544     18,772         --           --
                                             -------   --------   --------   --------   --------     --------
      Total securitized....................   88,566    209,491    618,505     18,772         --
                                             -------   --------   --------   --------   --------
      Total servicing portfolio............  $92,286   $214,189   $628,068   $ 31,222   $     --     $     --
                                             =======   ========   ========   ========   ========     ========
Cash used in operations....................  $ 3,619   $ 12,440   $ 72,438   $ 39,723   $ 34,984     $  2,753
                                             =======   ========   ========   ========   ========     ========

                                              FISCAL YEAR ENDED AUGUST 31,                 AS OF NOVEMBER 30,
                                   ---------------------------------------------------   ----------------------
                                    1995       1996       1997       1998       1999       1998        1999
                                   -------   --------   --------   --------   --------   --------   -----------
                                                              (THOUSANDS OF DOLLARS)
OPERATING DATA:
Loan production..................  $87,751   $139,367   $526,917   $338,942   $119,112   $ 16,518    $100,485
Weighted -- average interest rate
  on loan production.............    14.55%     14.03%     13.92%     13.89%     11.29%     13.19%      11.29%
Loans in servicing portfolio (end
  of period):....................
  Company -- owned:
    Equity+......................  $    --   $    922   $  8,661   $  8,217   $     --   $     --    $     --
    Home Equity..................
    Title I......................    3,720      3,776        902      4,233         --         --          --
                                   -------   --------   --------   --------   --------   --------    --------
      Total Company -- owned.....    3,720      4,698      9,563     12,450
  Securitized:
    Equity+......................       --     10,501    363,961         --         --         --          --
    Home Equity..................                                                   --
    Title I......................   85,666    198,990    254,544     18,772         --         --          --
                                   -------   --------   --------   --------   --------   --------    --------
      Total securitized..........   88,566    209,491    618,505     18,772         --
                                   -------   --------   --------   --------   --------
      Total servicing
        portfolio................  $92,286   $214,189   $628,068   $ 31,222   $     --   $     --    $     --
                                   =======   ========   ========   ========   ========   ========    ========
Cash used in operations..........  $ 3,619   $ 12,440   $ 72,438   $ 39,723   $ 34,984   $ 20,161    $ (2,753)
                                   =======   ========   ========   ========   ========   ========    ========

                                                                                               THREE MONTHS
                                                                                                  ENDED
                                                 FISCAL YEAR ENDED AUGUST 31,                  NOVEMBER 30,
                                      ---------------------------------------------------   ------------------
                                       1995       1996       1997       1998       1999      1999       1999
                                      -------   --------   --------   --------   --------   -------   --------
                                                               (THOUSANDS OF DOLLARS)
OPERATING DATA:
Loan production.....................  $87,751   $139,367   $526,917   $338,942   $119,112   $16,518   $100,485
Weighted-average interest rate on
  loan production...................    14.55%     14.03%     13.92%     13.89%     11.29%    13.89%     11.29%
Loans in servicing portfolio (end of
  period):
  Company-owned(7):.................    3,720      4,698      9,563     12,450(5)      --        --         --

-------------------------

(1) Mortgage related securities are junior subordinated interests retained by the Company in pools of mortgage loans sold by the Company in securitization transactions. SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," required the Company, as of January 1, 1997, to reclassify excess servicing rights (junior subordinate interests retained by the Company in pools of mortgage loans sold in transactions similar to a securitization) to mortgage related securities. The fair value (the dollar amount on the Company's balance sheet) of the Company's mortgage related securities was written down from $106.3 million at the end of fiscal 1997 to $34.8 million at the end of fiscal 1998 and $31.8 million at the end of fiscal 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes 2, 5 and 17 to the Company's financial statements located in the Company's Form 10-K accompanying this Memorandum.

(2) The results of the Company's operations were included in the consolidated federal income tax returns filed by Mego Financial through September 2, 1997, the date the shares of common stock of the Company were distributed by Mego Financial to its shareholders in a tax free spin-off. For more details on this and other transactions with

    Mego Financial and its affiliates, see "Certain Relationships and Related Transactions".

(3) Earnings per share for the fiscal years ended August 31, 1995 and 1996 are not presented because, during these years, the Company was a wholly owned subsidiary of Mego Financial.

(4) Loans held for sale, net includes a valuation reserve which reflects the Company's best estimate of the amount that the Company expects to receive on the sale of these loans.

(5) The Company sold $40.0 million principal amount of Original Notes in November 1996 and an additional $40.0 million principal amount of Original Notes in October 1997. As part of the recapitalization, the Company issued $37.5 million of Series A convertible Preferred Stock and $41.5 million principal amount of Old Notes in exchange for $79.0 million of Original Notes. The Company purchased all of the Original Notes remaining outstanding as of October 1998. In February 1999, the Company repurchased $11 million principal amount of Old Notes which resulted in an extraordinary gain, net of income tax, of $4.8 million.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The purpose of Management's Discussions and Analysis of Financial Condition and Results of Operations is to provide a detailed explanation of the Company's financial performance in fiscal 1997, 1998, and 1999, the factors that had a significant impact on the Company's performance in those periods and a description of any trends affecting financial performance during the periods discussed. We also describe the amount of the Company's cash on hand at the end of fiscal 1999, the amount that the Company owed to its lenders on that date, and the additional amounts, if any, available to be borrowed by the Company. You should read this section in conjunction with the Company's financial statements, including the notes to the financial statements, which are contained in the company's Form 10-K.

     During the last eight months of fiscal 1998, the Company's operations consisted principally of (1) liquidating its portfolio of loans to repay outstanding debt; (2) maintaining its systems and retaining personnel necessary to resume operations while exploring alternatives to locate new capital; and (3) designing and beginning to implement its strategic initiatives. During fiscal year 1999, the Company continued to pursue its strategic initiatives, including the purchase of lending platforms in Las Vegas, Nevada and Charlotte, North Carolina.

     Due to the substantial changes to the Company's business and operating strategy effected during the year, we believe that the Company's historical financial and operating data are not likely to be indicative of the Company's future performance and the Company's results of operations for fiscal 1999, 1998, and 1997 are not comparable.

GENERAL

     The Company substantially expanded its operations during fiscal 1997 and the first four months of fiscal 1998. During these periods the Company's loan production was $139.4 million (fiscal 1996), $526.9 million (fiscal 1997) and $268.5 million (first four months of fiscal 1998). As it expanded its business, the Company's general and administrative expenses increased from $11.8 million in fiscal 1996 to $23.8 million in fiscal 1997 and $13.8 million in the first four months of fiscal 1998.

     During these periods, a substantial majority of the Company's loan production was sold in securitization transactions. The sale of loans by the Company in securitization transactions, as described below, typically results in substantial negative cash flow, because the cash proceeds from the sale of loans in a securitization transaction is substantially less than the Company's total costs of producing the loans sold. The combination of negative cash flow from the sale of loans in securitization transactions and increases in general and administrative expenses caused the Company, historically, to operate on a substantial negative cash flow basis. The Company's negative cash flow from operations was $12.4 million for fiscal 1996, $72.4 million for fiscal 1997, and $49.7 million for the first four months of fiscal 1998.

     As a result of a $11.7 million loss in the first quarter of fiscal 1998 and continuing cash flow deficits, the Company violated certain provisions of its warehouse line. In February 1998, the warehouse lender requested that the Company repay a significant portion of the principal balance of the line or be declared in default. Since a default on the warehouse line would have triggered, among other things, a default on the Company's $80 million principal amount of outstanding Old Notes, the Company agreed to reduce the outstanding balance of the warehouse line from $55.0 million periodically. The Company repaid the balance on June 29, 1998.

     To generate cash to reduce the outstanding balance of the warehouse line and continue to operate, the Company began to liquidate, through sales for cash, its mortgage loan portfolio, and the warehouse lender refused to make further advances under the line. In addition, because the Company's old warehouse line was used to fund loans produced by the Company prior to their sale, the Company substantially curtailed its loan production beginning in January 1998. The cash received from the Company's sale of loans from its loan portfolio was used to pay down the old warehouse line and other Company borrowings and to pay substantial general and administrative expenses to retain personnel and maintain the Company's operations while it sought to locate new capital.

     On July 1, 1998, the Company completed the Recapitalization. As part of the Recapitalization, the Company received $50.0 million in proceeds from the private placement of approximately 1.67 million shares of Common Stock at a price of $15.00 per share and 25,000 shares of Preferred Stock at a price of $1,000 per share. In addition, the Company issued $37.5 million of Preferred Stock and $41.5 million principal amount of Old Notes in exchange for approximately $79.0 million principal amount of Original Notes. The Recapitalization resulted in approximately $84.5 million of new equity.

     In January 1999, the Company purchased substantially all of the assets of a retail production platform in Las Vegas, Nevada for approximately $3.3 million in cash. On July 15, 1999, the Company purchased all of the outstanding stock of The Money Centre, Inc., a retail production platform headquartered in Charlotte, North Carolina. The principal components of the purchase price were $7.0 million of cash, $3.0 million of the Company's Common Stock (600,000 shares valued at $5 per share), and 20% of the pre-tax net cash flow of the post-acquisition division, for a period not to exceed 48 months. The Company believes these purchases fit well with its strategic initiatives, and will provide the Company with a low cost production platform for its retail and direct-to-consumer loans.

     In February 1999, the Company repurchased $11 million principal amount of Old Notes which resulted in an extraordinary gain, net of income tax, of $4.8 million.

     Although the Company is no longer entering into any securitization transactions, the following discussion is provided to help the reader understand the Company's historical results of operations.

SECURITIZATION TRANSACTIONS

     Securitization transactions historically had been the main source of the Company's revenue and income. In a securitization transaction, a specific group of the Company's mortgage loans having similar characteristics, loan type (Equity + or Title 1) and loan amounts are pooled for sale. By selling loans in a securitization transaction, the Company could sell a very large group of loans at one time. The Company sold an average of $79.7 million of mortgage loans in each of the five securitizations completed in fiscal 1997. However, the sale of loans in a securitization transaction generates a significant cash flow deficit, because the cash received by the Company from the sale of the loans is significantly less than the Company's total cost of producing the loans sold.

     The purchaser of the loans in a securitization transaction is a special trust created:

          (1) to purchase and hold title to the loans;

          (2) to sell debt securities or ownership interests backed by the cash flow to be received on the loans owned by the trust, i.e., the principal and interest payments from the Company's borrowers; and

          (3) to distribute payments over time to the holders of securities issued by the trust.

     Once the trust purchases the loans from the Company it generally has no recourse against the Company other than for breaches of certain representations and warranties made by the Company at the time the loans were sold. Likewise, after the trust purchases the loans from the Company, creditors of the Company have no recourse against the loans in the event the Company experiences financial difficulties. The trust purchases the loans from the Company with money it obtains by selling the securities.

     The trust sells both senior "rated" securities and issues an unrated subordinate residual security to the Company. Only qualified institutional investors, such as insurance companies, banks and thrifts, can purchase the senior securities sold by the trust.

     Because the Company's Equity + loans are not insured and its Title I loans have only limited FHA insurance, the trust, as the owner of these mortgage loans, has credit risk. If the borrowers default on their loans, the trust (as the owner of the loans) typically will lose its entire investment (except to the extent of the limited FHA insurance on Title I loans). As a result of these potential losses, the purchasers of the trust's senior securities are willing to buy the securities only if they receive additional assurance that they will get paid. This assurance is provided by a rating from the national rating agencies, such as Standard & Poor's and Moody's.

     As a general matter, the more predictable the cash flow to the senior securities, the higher the rating on the senior securities and the lower the yield that will be demanded by purchasers of the senior securities relative to prevailing market yields. The lower the yield paid to the senior security holders, the greater the positive spread (the "spread") between the interest paid by the Company's borrowers on the mortgage loans in the trust and (i) the interest costs of the senior securities sold and (ii) fees paid to the trustee and the servicer for servicing the mortgage loans. In general, the greater the spread, the greater the amount of cash flow in excess of the principal and interest payments to the senior security holders the Company anticipates it will receive on the mortgage related securities issued to the Company in the securitization, and the greater their fair value. During fiscal 1997, the Company sold $398.4 million principal amount of loans in securitization transactions that had a weighted-average interest rate of 14.0% and in which the senior securities sold had an initial weighted-average yield of 6.88%.

     In order for the senior securities to gain a sufficiently high rating to attract investors, the rating agencies require that the trust create various forms of credit enhancement to increase the likelihood that the loans in the trust will generate sufficient cash flow to pay the interest and principal payments on the senior securities. Credit enhancement may be achieved in several ways. The trust may purchase the loans the Company sells in the securitization transaction for a combination of cash and by issuing the Company a subordinated residual interest in the securitization. The security issued by the trust to the Company receives cash flow only after required payments of interest and principal have been made to the senior security holders, and absorbs any losses from defaults or foreclosures on the loans in the trust. The junior subordinated interests issued to the Company in securitization transactions are called mortgage related securities. Another credit enhancement is a "guaranty," a form of insurance issued by an insurance company. While some of the Company's securitizations have included guaranty insurance, the Company has always received a subordinate mortgage related security and has provided over-collateralization as credit enhancement in order to achieve acceptable ratings.

     Credit enhancement may also be achieved through "over-collateralization". National rating agencies will give higher ratings if the senior securities receive assurance that they will be paid. This is achieved by requiring an initial level of over-collateralization and by building more over-collateralization through the trust's retaining cash flow (from the spread) that would otherwise be paid to the Company on its mortgage related securities. The initial over-collateralization is created by having the principal amount of loans sold to the trust be greater than the principal amount (and cash proceeds from the sale) of senior interests sold. In the five securitization transactions during fiscal 1997, the trusts purchased $398.4 million principal amount of loans from the Company, but the trusts sold only $379.2 principal amount of senior securities.

     As borrowers make their monthly mortgage loan payments to the servicer of the loans in the trust, the payments are remitted by the servicer to a trustee that collect these payments and make payments of interest and principal to the holders of the senior securities pursuant to a pre-established schedule. The priority of the payments is determined by the terms of an indenture.

     The mortgage related securities owned by the Company, while offering the potential of a substantially higher yield than the senior securities, have very high credit risk. The Company's mortgage related securities absorb all losses caused by defaults on the mortgage loans backing the securitization. The Company's mortgage related securities are highly speculative and are subject to the special risks.

  Sample Securitization Transaction

     In order to make the concept of negative cash flow that results from the sale of mortgage loans in a securitization transaction more understandable, the Company has provided the following example.

     THE EXAMPLE BELOW ILLUSTRATES THE MECHANICS OF A SECURITIZATION AND THE RESULTING NEGATIVE CASH FLOW BUT DOES NOT REFLECT (1) AN ACTUAL SALE OF MORTGAGE LOANS BY THE COMPANY IN A SECURITIZATION TRANSACTION OR (2) THE ACTUAL AMOUNT OF NEGATIVE CASH FLOW FROM THE DISPOSITION OF LOANS IN THIS MANNER. ACTUAL RESULTS WILL BE MATERIALLY DIFFERENT FROM THE EXAMPLE.

     This example is based on five assumptions:

          (1) mortgage bankers originated $100.0 million of mortgage loans having a weighted average interest rate of 13.98%;

          (2) the Company purchased the loan from mortgage bankers for a premium of $4.0 million (the mortgage bankers received an aggregate of $104.0 million for the loans);

          (3) the Company sells the loans to the securitization trust for $97.0 million in cash, the trust sells $97.0 million of senior securities having a weighted average interest rate of 6.88% and issues a subordinate mortgage related security to the Company;

          (4) the securitization process costs $1.0 million in fees and costs paid to investment bankers, attorneys, accountants and others; and

          (5) Standard & Poor's and Moody's require (A) an initial level of "over-collateralization" of 3% ($3.0 million) of the original amount of loans sold in the securitization and (B) that the level of over-collateralization must reach 6% of the original principal amount of loans ($6.0 million) before the cash flow will be paid by the trustee to the holder of the subordinate mortgage related security.

     In this example, the sale of this pool of $100.0 million of mortgage loans would result in negative cash flow of $8.0 million. The negative cash flow results from the following factors:

     - $104.0 million, representing the total cost of producing the loans sold in the securitization minus

     - $97.0 million is received by the trust from the sale of the senior securities, all of which is paid to the Company, minus

     - $1.0 million of fees and expenses.

     The $3.0 million difference between the $100.0 million of mortgage loans purchased by the trust and the $97.0 million of senior securities sold by the trust creates the 3.0% initial over-collateralization. The senior securities have the "protection" or credit enhancement of the cash flow, principal and interest received on the $3.0 million of loans plus the spread initially equal to $7.4 million per year. The spread represents 7.1% (the difference between 13.98%, the interest paid by borrower on the loans in the trust, and 6.88%, the interest paid by the trust on the senior securities) on the $97.0 million of loans plus 13.98% on the $3.0 million of loans in the over-collateralization account. The trust would retain the spread until the over-collateralization reaches $6.0 million.

     After the required level of over-collateralization is achieved, the trustee pays all of the cash flow, after the payment of interest and principal to the holders of the senior securities, to the Company's mortgage related securities. Loan delinquencies and defaults reduce this over-collateralization. If the amount in the account falls below 6.0% of the amount of loans sold to the trust, the trustee stops the payment of cash to the Company's mortgage related securities and retains it until the 6.0% level is again achieved.

ACCOUNTING FOR A SECURITIZATION TRANSACTION

     Under generally accepted accounting principles, the sale of mortgage loans by the Company in securitization transactions requires the Company to recognize revenue on the completion of the securitization transaction based on the discounted present value of the estimated future cash flow stream ("gain on sale accounting") to be received by the Company on its mortgage related securities. As described in more detail later in this "Management's Discussion and Analysis of Financial Condition and Results of Operation", the Company determines the fair value of each of its mortgage related securities using prepayment, delinquency, default and credit loss assumptions on the mortgage loans backing each of its mortgage related securities that the Company believes to be appropriate for the particular mortgage loans. The anticipated cash to be received by the

Company's mortgage related securities from the mortgage loans is discounted to present value to establish the fair value of the mortgage related securities shown on the Company's balance sheet.

     Accounting for specialty finance companies that sell assets in securitization transactions is particularly complex. The most complex item is the source of the Company revenues. The Company gets its revenues from the following items:

     - Gain (loss) on the sale of loans;

     - Unrealized gain (loss) on mortgage related securities retained in securitization transactions;

     - Interest income, net; and

     - Loan servicing income, net.

     "Gain (Loss)" on the Sale of Loans. Historically, the most significant portion of the Company's revenues comes from Gain (Loss) on the sale of loans.

     One component is the Gain (Loss) resulting from the sale of loans in securitization transactions. Refer to the example the Company used earlier, where the sale of $100.0 million of our loans in the securitization transaction resulted in negative cash flow of $8.0 million. Assume the mortgage related security issued by the trust to the seller of the loans from that securitization had a fair value of $18.0 million (see discussion on "gain on sale" accounting above). The seller then would have received a total $115.0 million from the securitization, consisting of $97.0 million in cash and a mortgage related security having a fair value of $18.0 million. The total cost of the loans sold in the securitization were $105.0 million, consisting of the total cost of producing the loans of $104.0 million and $1.0 million in fees and expenses for the securitization. In this example, the revenues recorded from this securitization would be $10.0 million. This amount is divided between two revenue items, Gain (Loss) on sale of loans and Net unrealized gain (loss) on mortgage related securities. The division of the revenues between these two items is determined by allocating the total revenues of $10.0 million, proportionately between the cash proceeds from the sale of the loans, in this case $97.0 million (allocated to revenues from "Gain (Loss) on the Sale of Loans"), and the fair value of the mortgage related security issued by the trust to the seller of the loans in the securitization, in this case $18.0 million (allocated to revenues from "Unrealized gain (loss) on mortgage related securities").

     Another component represents the Gain (Loss) on the sale of loans for cash. It is equal to the Company's total cost (expense) of producing loans including any premiums paid when the Company purchases loans from its network of mortgage bankers, minus the amount received by the Company at the time the loans are sold for cash to an institutional purchaser. For example, if the Company purchased a $100,000 principal balance loan from a mortgage banker for $104,000 and sold that loan to an institutional purchaser for $107,000, the Company would recognize $3,000 of revenue from gain on the sale of loans.

     Unrealized Gain (Loss) on Mortgage Related Securities Retained in Securitization Transactions. Revenues from "Unrealized gain (loss)" on mortgage related securities results from the allocation of total revenues from the sale of mortgage loans in securitization transactions described immediately above and from two other sources. Revenues from the amortization on the Company's mortgage related securities generally, is equal to the amount of cash flow received on the Company's mortgage related securities.

In addition, Unrealized gain (loss) on mortgage related securities generates negative revenues equal to (i) the write down, if any, of the fair value of the Company's mortgage related securities; and (ii) positive revenues from the write up, if any, of those securities.

     Interest Income, Net. Interest income, net, is the interest received by the Company on its portfolio of mortgage loans prior to their sale plus accretion interest on its mortgage related securities minus the Company's interest expense on its borrowings including its subordinated debt, warehouse line of credit and other borrowings.

     Loan Servicing Income, Net. "Loan servicing income, net", are the fees paid to the Company for servicing loans owned by the Company or loans sold with servicing retained. The prepayment penalties, if any, received from the Company's borrowers who repay their loan prior to their scheduled maturity date are included in Loan servicing income, net. As discussed earlier, the Company historically retained the servicing on a substantial majority of loans it sold. The Company uses "net" as a part of the revenues from loan servicing because, under generally accepted accounting principles, the amount of servicing fees earned is reduced by the amortization of the Company's servicing rights. The Company values the anticipated maturity and discounts the anticipated cash flow to its present value similar to the way the Company determines the fair value of its mortgage related securities. Historically, the Company's fee for servicing a loan was 1% of the loan's outstanding principal balance. The fair value of the anticipated cash flow is recorded on the Company's balance sheet as "Mortgage servicing rights". As servicing revenues are received, the discounted present value of the future cash flow is reduced. The amount of the reduction is the "amortization". Revenue from mortgage servicing rights will not be significant in the future, because the Company sold all of its rights to City Mortgage Servicing as part of the Recapitalization.

REVISION OF ASSUMPTIONS

     The most significant source of the Company's revenues and income historically has resulted from the sale of loans produced by the Company and sold in securitization transactions and the fair value of the mortgage related security issued to the Company by the trusts. The Company projects the anticipated cash flow to be received from the loans backing its mortgage related securities based on assumptions of voluntary prepayment speeds and losses. When prepayments, delinquencies, default and credit losses on the mortgage loans backing the Company's mortgage related securities exceed the Company's assumptions, the Company is required to modify its assumptions as to the prepayments, delinquencies, defaults, and credit loss rates on the mortgage loans backing its mortgage related securities. This generally reduces the anticipated cash flow to be received from the mortgage loans and results in a write down in the fair value of the particular mortgage related securities. The amount of the write down is treated as negative revenues from Unrealized gain
(loss) on mortgage related securities.

     The fair value of the Company's mortgage related securities are affected by, among other things, changes in market interest rates and prepayment and loss experience of these and similar securities. The Company estimates the fair value of its mortgage related securities using prepayment and credit loss assumptions on the mortgage loans backing these securities that the Company believes to be appropriate for the characteristics (weighted-average interest rate, weighted average maturity date, etc.) of the mortgage loans backing each particular securitization. The Company discounts the projected cash flow at the rate it believes an independent third-party would require as a rate of return.

     During the fiscal year ended August 31, 1998, the Company experienced prepayment activity and delinquencies with respect to its securitized Equity + loans, which substantially exceeded the levels that had been assumed for the applicable time frame. As a result of this increase, the Company adjusted the assumptions previously utilized in calculating the carrying value of its mortgage related securities. The application of these revised assumptions to the Company's portfolio of Equity + and Title I loans backing its mortgage related securities caused the Company to adjust the carrying value of the securities by approximately $72.1 million during fiscal 1998. The changes in prepayment and credit loss assumptions also caused the Company to write down the fair value of its mortgage servicing rights by $1.1 million during fiscal 1998. The fair value of the Company's mortgage related securities and the fair value of its mortgage servicing rights are determined in a similar manner.

     The Company's assumptions are based on information from a variety of sources including, among other things, the Company's experience with its own portfolio of loans, pertinent information from a variety of market sources and consultations with its financial advisors. However, the Company has not obtained an independent evaluation of the assumptions utilized in calculating the carrying value of its mortgage related securities for any period subsequent to August 31, 1997. To the Company's knowledge, there is not active market for the sale of these securities. During the year ended August 31, 1998, negative adjustments of approximately $72.1 million were recognized. During the year ended August 31, 1999, negative adjustments of approximately $3.3 million were recognized.

     Although the Company believes that it has made reasonable estimates of the prepayment and default rates in determining the fair value of the Company's mortgage related securities, the rate of prepayments and defaults utilized are estimates, and actual experience will vary from these estimates and such variances may be material. There can be no assurance that the prepayment and loss assumptions used to determine the fair value of the Company's mortgage related securities and mortgage servicing rights will remain appropriate for the life of the loans backing such securities. If actual loan prepayments or credit losses vary from the Company's estimates, the fair value of the Company's mortgage related securities and mortgage servicing rights, if any, may have to be adjusted through a charge or credit to earnings.

     The Company's revised prepayment assumptions used for Title I loans at August 31, 1999 reflect an annualized rate of 23.0% of the life of the portfolio. Actual annualized prepayment rates of the Title I loans backing the Company's mortgage related securities were 17.46% for the fiscal year ended
August 31, 1999 and        % for the three months ended November 30, 1999. These
loss assumptions for Title I loans at August 31, 1999 are based on a historical "migration" analysis of delinquent loans that the Company anticipates will become "defaulted loans." The assumed default rate and the restricted rates are shown below in the following model and historical default rates:

                                                          HISTORICAL DEFAULT RATES
                                                            FOR THE PERIODS ENDED
                                                               AUGUST 31, 1999
                                     ASSUMED DEFAULT   -------------------------------
DELINQUENCY (DAYS) STATUS                 RATES        12 MONTHS   6 MONTHS   3 MONTHS
-------------------------            ---------------   ---------   --------   --------
   31-60...........................        2-10%          1.85%      1.49%       1.98%
   61-90...........................       20-25          14.69      12.83       16.82
  91-120...........................          50          40.58      38.09       43.09
 121-150...........................          80          62.56      59.33       68.47
 151-180...........................          95          82.25      80.40       90.92
Over 180...........................         100          97.68      97.25      100.00

     The Company assumes that a defaulted Title I loan will result in loss of 95.0% of the loan balance and that all Title I insurance has been exhausted. On a cumulative basis, the assumptions anticipate aggregate losses of 11.9% of the original principal balance of Title I loans.

     The prepayment assumptions for Equity + loans were also increased at the end of fiscal 1998 to reflect an annualized prepayment rate of 4.5% in the first month following the completion of the securitization with the annualized rate increases in level monthly increments so that by the 18th month the annualized prepayment rate is 18.75%. The annualized prepayment rate is maintained at that level through the 36th month at which time it is assumed to decline in level monthly increments to 15.25% by the 43rd month, and is maintained at 15.25% for the remaining life of the portfolio. The weighted average annualized prepayment speed for the loans backing the Company's mortgage related securities was 14.89% during fiscal 1999 and 17.4% during fiscal 1998.

     The loss assumptions for the Equity + loans backing the Company's mortgage related securities have also been increased to reflect losses commencing in the second month following a securitization and building in level monthly increments until a 4.25% annualized loss rate is reached in the 15th month. The annualized loss rate is maintained at that level through the 43rd month at which time it is assumed to decline in level monthly increments to 4.0% at month 48 and is maintained for the life of the portfolio. On a cumulative basis this model assumes aggregate losses of approximately 16% of the initial principal balance of Equity + loans backing the Company's mortgage related securities. The actual losses on Equity + loans backing the Company's mortgage related securities during fiscal 1999 and 1998 were approximately 3.53% and 2.5% or the original principal balance, respectively.

     The Company utilized a 16% discount rate at August 31, 1998 and 1999 to discount to their present sale of the cash flow streams to be received by the Company on its mortgage related securities. During fiscal 1997, the Company used an annual weighted average discount rate of 12% for Title I and Equity + loans and generally utilized annual prepayment assumptions ranging from 1% to 15%, annual estimated losses of up to 1.75% of Equity + loans resulting in an aggregate loss of 15%, and estimated losses on Title I loans based on the then current migration analysis and assuming recoveries of 20% after exhaustion of insured reserves.

RESULTS OF OPERATIONS

 Three Months Ended November 30, 1999 Compared to Three Months Ended November 30, 1998

    Loan Production

     The following table sets forth certain data regarding loans produced by the Company during the three months ended November 30, 1998 and 1999:

                                                 THREE MONTHS ENDED NOVEMBER 30,
                                               -----------------------------------
                                                    1998                1999
                                               ---------------    ----------------
                                                     (DOLLARS IN THOUSANDS)
Principal balance of loans produced:
  Wholesale:
     Title I.................................  $     4     0.0%   $     --     0.0%
     Equity + loans..........................    2,942    17.8          --     0.0
     Home Equity.............................   11,584    70.2      79,903    79.5
                                               -------   -----    --------   -----
       Total Wholesale.......................   14,530    88.0      79,903    79.5
                                               -------   -----    --------   -----
  Retail:
     Equity + loans..........................    1,965    11.9          --      --
     Home equity.............................       23     0.1      20,582    20.5
                                               -------   -----    --------   -----
       Total retail..........................    1,988    12.0      20,582    20.5
                                               -------   -----    --------   -----
       Total principal amount of loans
          produced...........................  $16,518   100.0%    100,485   100.0%
                                               =======   =====    ========   =====

    Loan Sales

     Sales of loans in securitization transactions had historically been the main source of the Company's revenue and income. In a securitization transaction, a specific group of the Company's mortgage loans having similar characteristics, (loan type and loan amounts) were pooled for sale.

     The gain on sale of loans can vary for several reasons, including the relative amounts of Equity +, Home Equity and Title I Loans, each of which type of loan has different (i) estimated prepayment rates, (ii) weighted-average interest rates, (iii) weighted-average maturities and (iv) estimated future default rates. Typically, the gain on sale of loans through securitizations is higher than on whole loan sales; however, engaging in securitizations requires an up-front cash expenditure and can have an adverse effect on a company's financial condition due to unanticipated write downs in the value of the residual securities retained by the company which may be caused by, among other things, unanticipated changes in prepayment and default rates assumed by the company. The Company entered into no securitizations during the three months ended November 30, 1998 and 1999.

     As the holder of residual securities issued in securitizations, the Company is entitled to receive certain excess cash flows. These excess cash flows are calculated as the difference between (a) principal and interest paid by borrowers and (b) the sum of

(i) pass-through interest and principal to be paid to the holders of the regular securities and interest only securities, (ii) trustee fees, (iii) third-party credit enhancement fees, (iv) servicing fees and (v) estimated loan pool losses. The Company's right to receive the excess cash flows is subject to the satisfaction of certain reserve or over-collateralization requirements that are specific to each securitization and are used as a means of credit enhancement.

     The following table sets forth the principal amount of loans sold and related Gain (Loss) on sale for the three months ended November 30, 1998 and 1999.

                                                             THREE MONTHS ENDED
                                                                NOVEMBER 30,
                                                             ------------------
                                                              1998       1999
                                                             -------    -------
                                                                (DOLLARS IN
                                                                 THOUSANDS)
Principal Amount of loans Sold(1):
  Title I................................................    $   810    $    --
  Equity +...............................................     12,143      2,382
  Home Equity............................................         24     94,491
                                                             =======    =======
     Total...............................................    $12,977    $96,873
                                                             =======    =======
Gain on sale of loans....................................    $   172    $ 4,241
                                                             =======    =======
Net Unrealized gain (loss) on mortgage related
  securities.............................................    $   270    $  (624)
                                                             =======    =======
Gain on sale of loans as a percentage of principal
  balance of loans sold..................................        2.0%       4.4%
                                                             =======    =======
Gain on sale of loans plus net unrealized loss on
  mortgage related securities as a percentage of
  principal balance of loans sold........................        5.2%       3.7%
                                                             =======    =======

-------------------------

(1) Includes approximately $4.5 million principal amount of repurchased loans sold in the three months ended November 30, 1998.

     As part of its current business strategy, the Company is no longer pursuing securitization transactions but is instead, selling its whole loans produced.

    Loan Delinquencies

     The following table sets forth the Equity + and Home Equity loan delinquencies as of the dates indicated.

                                                          AUGUST 31,   NOVEMBER 30,
                                                             1999          1999
                                                          ----------   ------------
                                                           (DOLLARS IN THOUSANDS)
Home Equity and Equity + data(1):
  31-60 days past due...................................     7.23%         4.54%
  61-90 days past due...................................     2.24          7.57
  91 days and over past due.............................    13.50         46.58
                                                            -----         -----
     Total past due.....................................    22.97%        61.69%
                                                            =====         =====

-------------------------

(1) Represents the dollar amount of delinquent loans as a percentage of the total dollar amount of loans.

     In the last eight months of fiscal 1998 and the first months of fiscal 1999, the Company focused on (1) liquidating its loan portfolio for cash to reduce its indebtedness while it explored alternatives to raise new capital and
(2) initiating new strategic initiatives to return the Company to profitability. The Company did not begin to produce significant loan volume until July 1999. Such volume was attributable to production by The Money Centre, Inc. which was acquired by the Company in July 1999. As a result, the Company does not believe that its results for the three months ended November 1999, are comparable to the Company's results for the three months ended November 1998.

     Total Revenues. Total revenues increased $3.1 million to $3.7 million during the three months ended November 30, 1999 from $520,000 during the three months ended November 30, 1998. The increase was attributable to loan production by The Money Centre, Inc.

     Gain on sale of loans increased $4.1 million to $4.2 million during the three months ended November 30, 1999 from $172,000 during the three months ended November 30, 1998. The increase was primarily the result of an increase in the volume of loans sold in the three months ended November 30, 1999 compared to the three months ended November 30, 1998.

     Net Unrealized gain (loss) on mortgage related securities decreased to a loss of $624,000 during the three months ended November 30, 1999 from a gain of $270,000 during the three months ended November 30, 1998, a change of $894,000. This decrease is due to a mark to market adjustment made by the Company in November 1999.

     Loan servicing income, net, decreased $144,000 to $96,000 during the three months ended November 30, 1999 from $240,000 during the three months ended November 30, 1998. This decrease was a result of the reduction in loan prepayment penalties earned during the three months ended November 30, 1999.

     Interest expense, net of interest income, decreased $111,000, from a net expense of $162,000 to a net expense of $51,000 during the three months ended November 30, 1999. The decrease was primarily the result of increased interest income on loans produced by The Money Centre, Inc., partially offset by increased interest expense on the warehouse lines due to increased loan origination volume.

     Total General and Administrative Expenses. General and administrative expenses increased $3.0 million to $7.2 million for the three months ended November 30, 1999 from $4.2 million for the three months ended November 30, 1998. The increase is a result of the inclusion of the expenses incurred at the Las Vegas platform and The Money Centre, Inc. platform, acquired by the Company during second and fourth quarters of fiscal 1999, respectively. The general and administrative expenses decreased $1.9 million for the Atlanta platform to $2.3 million for the three months ended November 30, 1999, due to the cost reduction implemented by management. The total consolidated general and administrative expenses include $579,000 for the Las Vegas platform and $4.2 million for The Money Centre, Inc. during the same period.

     Payroll and benefits expense increased $2.4 million to $4.4 million for the three months ended November 30, 1999 from $2.0 million for the three months ended November 30, 1998. This increase can be attributed to an increase in staff due to the acquisition of The Money Centre, Inc.

     Supplies and postage expense increased $185,000 to $256,000 during the three months ending November 30, 1999 from $71,000 during the three months ended November 30, 1998. This increase can be attributed to the increase in business between the two periods due to the acquisition of The Money Centre, Inc.

     Professional services expense decreased $442,000 to $522,000 during the three months ended November 30, 1999 from $964,000 during the three months ended November 30, 1998. This decrease is attributed to reduced expenditures of contractual services and a decrease in legal and audit fees.

     During the three months ending November 30, 1999, travel and entertainment expenses increased $164,000, from $109,000 during the three months ending November 30, 1998, to $273,000 during the three months ended November 30, 1999. This increase can be attributed to the travel necessary for operational management of the Las Vegas and The Money Centre, Inc. platforms.

     Net Loss. As a result of the foregoing, the Company did not have a significant change in the loss reported during the three months ended November 30, 1999 as compared with the three months ended November 30, 1998. This can be attributed to the increase in the net revenues offset by the increase in the total general and administrative expenses.

     Extraordinary Item-Purchase of Subordinated Notes. In February 1999, the Company repurchased $11.0 million of the Company's Old Notes, which resulted in a gain, net of tax, of $4.8 million.

RESULTS OF OPERATIONS

 Fiscal Year Ended August 31, 1999 Compared to Fiscal Year Ended August 31, 1998

     The Company substantially reduced its loan production after January 1, 1998 as compared to the first four months of fiscal 1998. In the last eight months of fiscal 1998, the Company focused on (1) liquidating its loan portfolio for cash to reduce its indebtedness while it explored alternatives to raise new capital and (2) initiating new strategic initiatives to return the Company to profitability. The Company did not begin to produce significant loan volume until July 1999. Such production was attributable to production by The Money Centre, Inc. which was acquired by the Company in July 1999. As a result, the Company does not believe that its results for the fiscal year ended August 31, 1999 are comparable to the Company's results for the fiscal year ended August 31, 1998.

     The Company produced $119.1 million of loans during fiscal 1999 compared to $338.9 million in fiscal 1998 and $526.9 in fiscal 1997.

     The Company's loan production by month during fiscal 1997, 1998 and 1999 is illustrated in the chart below:

                            [LOAN PRODUCTION CHART]

     Net Revenues. Net losses decreased $91.9 million to $2.1 million in fiscal year ending August 31, 1999 from net losses of $94.0 million during fiscal year ending August 31, 1998. The loss for the twelve months ended August 31, 1998 was primarily the result of continued low loan production and difficulty in selling closed loans. The decrease in net losses for the twelve months ending August 31, 1999 resulted from the reduction in the Company's business while the Company pursued its new strategic initiatives and from a substantially lower mark down on the Company's mortgage related securities during this period. Additionally, during fiscal year 1998, sales of loans were generally made for cash, and were for less than par value, thus contributing to losses. Loan originations during the fiscal year ended August 31, 1999 were $119.1 million, as compared to originations of $338.9 million during the twelve months ended August 31, 1998. Sales of loans during the twelve months ended August 31, 1999 were $106.1 million, while during the fiscal year ended August 31, 1998 they were $347.6 million.

     Gain (Loss) on sale of loans totalled $1.2 million during the twelve months ended August 31, 1999 from a loss of $26.6 million during the twelve months ended August 31, 1998, representing a total increase of $27.8 million. The gain was primarily the result of higher premiums received on a lower volume of loans sold in the twelve months ended August 31, 1999 compared to the twelve months ended August 31, 1998.

     Net unrealized loss on mortgage related securities decreased to a loss of $3.3 million during the twelve months ended August 31, 1999 from a loss of $70.0 million during the twelve months ended August 31, 1998, a change of $66.7 million. The valuation adjustments recorded for the fiscal year ended August 31, 1999 were $3.3 million.

     Loan servicing income, net, decreased $624,000 to $375,000 during the twelve months ended August 31, 1999 from $999,000 during the twelve months ended August 31, 1998. This decline was the result of the elimination of most of the servicing revenue previously earned by the Company due to the sale of its servicing rights to City Mortgage Services in fiscal 1998.

     Interest income on loans held for sale and mortgage related securities, net of interest expense, decreased $2.0 million to an expense of $389,000 during the twelve months ended August 31, 1999 from income of $1.6 million during the twelve months ended August 31, 1998. The decline was primarily the result of a decrease in the average balance of loans held for sale during the fiscal year ended August 31, 1999 to $26.9 million compared to the average during the fiscal year ended August 31, 1998 of $41.9 million.

     Total General and Administrative Expenses. General and administrative expenses decreased $15.7 million to $18.1 million for the twelve months ended August 31, 1999 from $33.8 million for the twelve months ended August 31, 1998. This decline can be attributed to reductions in business activity, along with the cost reductions implemented by management since the Company's Recapitalization in 1998.

     Payroll and benefits expense decreased $11.1 million to $7.5 million for the twelve months ended August 31, 1999 from $18.6 million for the twelve months ended August 31, 1998. This reduction can be attributed to staff reductions which have occurred over the past year.

     Supplies and postage expense declined $857,000 to $424,000 during the fiscal year ended August 31, 1999 from $1.3 million during the fiscal year ended August 31, 1998. This decrease can be attributed to the reduction in business between the two periods and to steps taken to control costs.

     Professional services expense decreased $1.5 million to $3.3 million during the twelve months ending August 31, 1999 from $4.8 million during the twelve months ended August 31, 1998. This decline is attributed to the elimination of the management overhead fees formerly paid to Preferred Equities Corporation ("PEC"), reduced expenditures for inspection fees due to the reduction of loan originations and reduced employee recruiting costs, offset, in part, by increased legal and audit fees.

     Sub-servicing fees paid decreased $1.8 million to $325,000 during the twelve months ended August 31, 1999 from $2.2 million during the twelve months ended August 31, 1998. This decline resulted from a decrease in loan volume.

     During the twelve months ending August 31, 1999, travel and entertainment expenses decreased $588,000, to $571,000 during the twelve months ending August 31, 1999 from $1.16 million during the twelve months ended August 31, 1998. This reduction can be attributed to reductions in business and to cost control measures implemented over the past year.

     Net Loss. The Company incurred a net loss before taxes and extraordinary items of $21.5 million during the twelve months ended August 31, 1999, compared with a net loss before taxes of $126.0 million for the twelve months ended August 31, 1998. An income tax benefit of $6.3 million and $8.2 million was recorded in fiscal 1998 and 1999, respectively. In February 1999, the Company repurchased $11.0 million of the Company's outstanding Old Notes, which resulted in a gain, net of tax, of $4.8 million. As a result of the above, the Company incurred a net loss of $8.5 million in fiscal 1999 compared to a loss of $119.7 million for fiscal 1998.

 Fiscal Year Ended August 31, 1998 Compared to Fiscal Year Ended August 31, 1997

     Net Revenues. Net revenues were negative $94.0 million during fiscal 1998 compared with positive $54.8 million during the fiscal year ended August 31, 1997. The Company's revenues were determined largely by special accounting requirements that required the Company to recognize significant revenue on loans sold in securitization transactions ("gain on sale") even though these transactions generated negative cash flow.

     Gain (Loss) on sale of loans decreased from a gain of $45.1 million for the fiscal year ending August 31, 1997 to a loss of $26.6 million for the fiscal year ending August 31, 1998. This decline was primarily attributable to the substantially lower amount of loans sold in securitization transactions in fiscal 1998 due to the continuing cash flow deficits of the Company. The Company also experienced a decline in the revenues from loans sold for cash. This decline may have been attributed in part by the market's knowledge that the Company was liquidating its loan portfolio to pay down the Company's lenders. The Company's revenues from Gain (Loss) on the sale of loans for cash in fiscal 1998 were also impacted by a lower of cost or market write down of $13.7 million of the Company's $21.9 million principal amount of loans in its portfolio at the end of fiscal 1998. The loans in the Company's portfolio at August 31, 1998 primarily had document deficiencies or the borrowers were delinquent in their loan payments. The lower of cost or market adjustment is based on the Company's estimate of the proceeds to be received when these loans are sold. The Company believes that liquidity shortages in the specialty finance industry may have also hurt the market value of these loans. In fiscal year ended August 31, 1998, the Company also had a loss of $4.0 million when it terminated its master warehouse line as part of the Recapitalization.

     Revenues from net Unrealized gain (loss) on mortgage related securities were negative $70.0 million in fiscal 1998 compared with a positive $3.5 million in fiscal 1997. Substantially all of fiscal 1998's negative revenues resulted from a write down of $73.0 million in the value of the Company's mortgage related securities. The write down was required because prepayment, delinquency, default and credit loss rates of the Equity + and Title I loans backing these securities substantially exceeded the assumptions the Company used to value its mortgage related securities at the end of fiscal 1997. These loans were produced by the Company in prior periods. Additionally, in response to recent adverse changes in the liquidity and market value of these and other similar asset backed residual interests, the Company increased the rate used to discount to present value the anticipated cash flow to be received on its mortgage related securities from 12% the end of fiscal 1997 to 16% at the end of fiscal 1998.

     Loan servicing income, net, decreased from $3.0 million in fiscal 1997 to $1.0 million is fiscal 1998. The decrease was a result of negative revenues of $1.1 million from a write down in the fair value of the Company's mortgage servicing rights in the third quarter of fiscal 1998 due to an increase in the Company assumptions of prepayment, delinquency, default, and credit loss rates on the loans in the Company's servicing portfolio, which reduced the discounted present value of the Company's anticipated servicing revenues on those loans. In addition, in fiscal 1998 the Company had negative loan servicing revenues of $703,000 from the loss on the sale of the Company's servicing rights to City Mortgage Services as part of the Recapitalization.

     Revenues from net interest income decreased from $3.1 million is fiscal 1997 to $1.6 million in fiscal 1998. Interest income increased from $9.5 million in fiscal 1997 to $14.8 million in fiscal 1998. The increase was due to the sale of the Company's 1998 loan production in cash transactions over a period of time, compared with the sale of fiscal 1997 loan production in quarterly securitization transactions. In addition, the Company earned approximately $304,600 in interest in fiscal 1998 from the short-term investment of $50.0 million in proceeds from the Recapitalization.

     Interest expense in fiscal 1998 was substantially higher than interest expense in fiscal 1997 due primarily to additional interest expense of $3.5 million on the Company's Original Notes as a result of the October 1997 issuance of $40.0 million principal amount of 12 1/2% subordinated notes. In addition, the Company borrowed an aggregate of $15.0 million secured by certain of its mortgage related securities in the first quarter of fiscal 1998. The principal amount of these borrowings were outstanding for all of fiscal 1998 and for only a portion of fiscal 1997.

     Provision for Credit Losses. The net provision for credit losses decreased $9.5 million to income of $3.2 million for fiscal 1998 from losses of $6.3 million for fiscal 1997. The decrease in the provision for credit losses was due to the decrease in the volume of loans produced and the ratio of Equity + loans to Title I loans produced during fiscal 1998 compared to fiscal 1997. An allowance for credit losses is not established on loans sold in securitization transactions, because the Company typically does not have recourse obligations for these losses. Estimated credit losses on loans sold in securitization transactions are considered in the Company's determination of the fair value of its mortgage related securities. The provision for credit losses is based upon periodic analysis of the portfolio, economic conditions and trends, historical credit loss experience, borrowers' ability to repay, collateral values, and estimated FHA insurance recoveries on Title I loans originated and sold.

     Total General and Administrative Expenses. Total general and administrative expenses increased $10.0 million or 42.0%, to $33.8 million during fiscal 1998 from $23.8 million during fiscal 1997. The increase was primarily a result of increase costs of professional services due to (1) increased outside legal and audit expenses associated with additional securities filings; (2) the Recapitalization; (3) amendments to existing debt agreements;
(4) increased loan servicing expenses due to an increase in loans serviced; and
(5) increased payroll and benefits related to the hiring of additional personnel to support the Company's expansion in the first quarter of fiscal 1998.

     Payroll and benefits expense increase $5.5 million, or 42.4% to $18.6 million during fiscal 1998 from $13.1 million during fiscal 1997 primarily due to an increased number of employees prior to January 1998 and expenses associated with the reduction in the Company's workforce. Although the number of employees decreased to 134 at August 31, 1998 from 405 at August 31, 1997, the average number of employees was higher during fiscal 1998 than fiscal 1997.

     Rent and lease expenses increased $417,000 or 34.8% to $1.6 million for fiscal 1998 from $1.2 million for fiscal 1997 due to annual escalation in rent and expiration of tenant discounts the Company enjoyed in fiscal 1997 for office space at the Company's corporate offices.

     Professional services increased $2.5 million or 110.6%, to $4.8 million for fiscal 1998 from $2.3 million for fiscal 1997 due to increased outside legal and audit expenses associated with the Company's private placement of $40.0 million principal amount of Original Notes in fiscal 1998, additional securities filings, amendments to existing debt agreements and higher consulting and management services expenses. A substantial portion of the increase in professional services was due to actions taken by the Company subsequent to January 1, 1998 as a result of its adverse financial position and the Recapitalization.

     Sub-servicing fees increased $286,000, or 15.3% to $2.2 million for fiscal 1998 from $1.9 million for fiscal 1997 due primarily to a larger average loan servicing portfolio, partially offset by a lower sub-servicing rate paid to the sub-servicer in the latter part of fiscal 1998.

     Other general and administrative expenses increased $1.3 million, or 125.6%, to $2.4 million during fiscal 1998 from $1.1 million during fiscal 1997 due primarily to increased expenses related to the expansion of facilities related to the Company's business expansion at the beginning of fiscal 1998.

     Net Loss. The Company had a $126.0 million loss before income taxes for fiscal 1998 compared to income of $23.8 million for fiscal 1997. An income tax expense of $9.1 million was provided for in fiscal 1997 while an income tax benefit of $6.3 million has been provided for in fiscal 1998.

     As a result of the above, the Company incurred a net loss of $119.7 million for fiscal 1998 compared to net income of $14.7 million for fiscal 1997.

                        LIQUIDITY AND CAPITAL RESOURCES

     In order to improve its liquidity situation, the Company has obtained commitments from the holders of $28 million principal amount of its outstanding Old Notes to exchange such outstanding Old Notes for discounted New Notes due August 2006 and for the equivalent of 22 1/2% of the Company's outstanding Common Stock based on the number of fully-diluted shares of Common Stock (excluding out-of-the money options). In addition, the holders of such Old Notes have agreed to waive the payment of approximately $2.0 million of accrued interest payable to them in December 1999 under the terms of the Old Indenture governing the Old Notes. (Under the terms of the New Indenture, no interest will be payable to the holders of the New Notes by Altiva until June 15, 2001, although interest will accrue from the date of issuance). The issuance of Common Stock to the current holders of Old Notes requires the approval of the Company's stockholders under the rules of the Nasdaq Stock Market. Altiva expects that the discount in the principal amount of notes outstanding and the waiver of the interest payment will result in the reduction of the Company's projected cash expenditure by $3.4 million over the next twelve months.

     In addition, the Company has received a commitment from Value Partners, Ltd. to purchase an additional $4.0 million principal amount of Amended Notes in addition to the Original Secured Notes already purchased. Consummation of this sale of Amended Notes is subject to the execution of mutually agreed upon amendments to the Secured Note Purchase Agreement between the parties ("Secured Note Purchase Agreement") and other related agreements ("Related Agreements").

     Assuming completion of both the exchange and the issuance of the Amended Notes, the Company expects to have sufficient cash and cash equivalents to fully fund its operations and meet its obligations until August 2000. On an ongoing basis, the Company expects to generate additional liquidity through increased production and controlling expenses.

     There can be no assurances that the exchange of the Old Notes and the issuance of the Amended Notes will be consummated. A failure to consummate these transactions may cause defaults with respect to the Company's outstanding indebtedness or lead the Company to become insolvent. In addition, there is no guarantee that the Company will not suffer additional unforeseen events that will cause further liquidity shortages.

     During fiscal 1999 the Company had five significant sources of financing and liquidity: (1) the balance of the cash proceeds from the sale of Preferred Stock and Common Stock in the Recapitalization which totaled approximately $4.2 million at August 31, 1999; (2) a warehouse line of $25.0 million with Sovereign (the "Sovereign Warehouse Line"); (3) a warehouse line of $25.0 million with First Collateral (the "First Collateral Warehouse Line"); (4) a warehouse line of $30.0 million with Centura Bank (the "Centura Bank Warehouse Line"); and (5) sales of loans in the institutional whole loan market. The Sovereign Warehouse Line was reduced to $25.0 million from $50.0 million as of March 31, 1999.

     As of December 31, 1999, the Company's cash and cash equivalents were $336,000. The Company is currently funding its operating and capital expenditures primarily through the periodic issuance of additional Old Secured Notes to Value Partners. Upon consummation of the issuance of the Amended Notes to Value Partners, the Company's primary sources of liquidity and financing will be: (1) the net proceeds to the Company from the sale of $4.0 million of Amended Notes to Value Partners; (2) the $25.0 million Sovereign Warehouse Line (of which $22.4 million was outstanding as of November 30, 1999); (3) the $25.0 million First Collateral Warehouse Line (of which $23.4 million was outstanding as of November 30, 1999); and (4) sales of loans in the institutional whole loan market. The Company expects that upon consummation of the Exchange Offer and the sale of $4.0 million of Amended Notes, the Company will be able to obtain additional warehouse financing to fund its loan production activities. There can be no assurances, however, that such additional warehouse financing will be available, and a failure to obtain such additional financing would have a material adverse effect on the Company's operations.

     The Company's liquidity and capital resources are impacted by certain material covenant restrictions existing in the Old Indenture governing the Company's outstanding Old Notes. These covenants include limitations on the Company's ability to incur certain types of additional indebtedness, grant liens on its assets and to enter into extraordinary corporate transactions. The Company may not incur certain additional indebtedness if, on the date of such incurrence and after giving effect thereto, the Consolidated Leverage Ratio would exceed 1.5:1, subject to certain exceptions. At November 30, 1999, the Consolidated Leverage Ratio was 1.84:1. The Company expects the removal of certain covenants contained in the Old Indenture in connection with the completion of the Exchange Offer; however, going forward, the Company's ability to incur additional indebtedness may be limited by covenants contained in the New Indenture. See "Description of New Notes -- Certain Covenants," below.

     The Sovereign Warehouse Line had an original termination date of December 29, 1998 and was renewable, at Sovereign's option, in six-month intervals for up to five years. During December 1998, the Sovereign Warehouse Line was renewed at $50.0 million and was reduced to $25.0 million on March 31, 1999 through December 31, 1999. The Sovereign Warehouse Line may be increased with certain consents and contains pricing/fees which vary by product and the dollar amount outstanding. The Sovereign Warehouse Line is secured by specific loans held for sale and includes certain material covenants including maintaining books and records, providing financial statements and reports, maintaining its properties, maintaining adequate insurance and fidelity bond coverage and providing timely notice of material proceedings. As of August 31, 1999, the Company had approximately $19.3 million outstanding under the Sovereign Warehouse Line.

     The Money Centre, Inc. utilizes two warehouse lines with Centura and First Collateral Bank. The Centura Bank facility provides for a warehouse line of up to $30 million, accrues interest at a prime rate + .5% to 1.75%, depending on the age of the loan, and expired on November 30, 1999 and was not renewed as the Company feels it can obtain another or extend the existing facility with equal or more favorable terms. The First Collateral facility provides for a warehouse line of credit of up to $25.0 million and accrues interest at LIBOR rate 2.25% +
 .375%. The Company is currently negotiating an extension on the First Collateral Warehouse Line. There have been no restrictions on the use of this facility during these negotiations. The facilities are secured by specific loans held for sale and includes certain material covenants including maintaining books and records, providing financial statements and reports, maintaining its properties, maintaining adequate insurance and fidelity bond coverage and providing timely notice of material proceedings. The outstanding balance of these First
Collateral facility as of November 30, 1999 totaled $23.4 million.

     In April 1997, the Company entered into a pledge and security agreement with Greenwich Capital Financial Products for an $11.0 million revolving credit facility. The amount that can be borrowed under the agreement was increased to $15.0 million in June 1997 and $25.0 million in July 1997. This facility was secured by a pledge of certain of the Company's interest only and residual class certificates relating to securitizations carried as mortgage related securities on the Company's Statements of Financial Condition, payable to the Company pursuant to its securitization agreements. As of August 31, 1999, approximately $1.7 million was outstanding under the agreement. The agreement, which was originally scheduled to mature in December 1998 was extended until December 1999. On December 2, 1998, the Company obtained an amendment to the agreement whereby the financial institution waived its right to declare an event of default of borrower due to the Company's failure to comply with the minimum required net worth and the debt to net worth ratio as of August 31, 1998. Additionally, the minimum net worth test was amended such that the Company is required to maintain a net worth equal to or greater than 75% of the Company's net worth as of the end of the preceding fiscal quarter. Additionally, the Company agreed to pay down the outstanding borrowings from $10.0 million at August 31, 1998 to $6.0 million at December 31, 1998 and subsequently agreed to pay the remaining $6.0 million in equal monthly payments during calendar 1999. All remaining amounts outstanding under the agreement were paid off in December 1999.

     In October 1997, the Company entered into a credit agreement with Textron Financial which converted into a term loan in May 1998 with monthly amortization derived from the cash flow generated from the respective mortgage related securities pledged as collateral. This term loan bears interest at the prime rate plus 2.5%, and matures in October 2002. The credit agreement governing the October 1997 revolving line of credit includes certain material covenants. These covenants include restrictions relating to extraordinary corporate transactions, maintenance of adequate insurance and complying with certain financial tests. These tests include complying with a minimal consolidated adjusted tangible net worth and that the consolidated adjusted leverage ratio shall not exceed 3:1. As of August 31, 1998, the Company's consolidated adjusted tangible net worth was $54.1 million below the minimum required and the consolidated adjusted leverage ratio was 0.53:1. On December 9, 1998, the parties agreed to temporarily amend the borrowing base definition for the period from September 30, 1998 through April 30, 1999 by increasing the borrowing base from 50% to 55%. On May 1, 1999, the borrowing base returned to 50%. The minimum consolidated tangible net worth covenant was also adjusted, commencing retroactively, as of September 30, 1998 and the Company agreed to paydown the line by approximately $405,000 (the amount exceeding the applicable maximum amount of tranche credit) and pay an accommodation fee of $10,000. As of August 31, 1999, the Company's consolidated adjusted tangible net worth was $19.4 million above the minimum required and the consolidated adjusted leverage ratio was 2.188:1. As of August 31, 1999, approximately $3.8 million was outstanding under the agreement.

     In August 1999, the Company issued $7.0 million principal amount of Original Secured Notes. The proceeds were used to acquire Money Centre. The facility is secured by a pledge of certain of the Company's mortgage related securities. The loan balance under this agreement bears interest at 12% and matures in August 2006. As of January 31, 2000, $10.0 million of Old Secured Notes were outstanding. The Company expects to amend and restate these Old Secured Notes shortly before completion of the Exchange Offer to increase the principal amount to $14.0 million and to add certain additional covenants which will be substantially similar to the covenants contained in the New Indenture.

LIQUIDITY USES

     The Company's liquidity is primarily used to originate loans, pay operating and interest expenses and historically, to fund the negative cash flow from the sale of loans in securitization transactions. Substantially all of the loans produced by the Company are sold. The Sovereign Warehouse Line is to be repaid primarily from the proceeds from the sale of loans collateralizing the line in the secondary market. The Company resumed the production of new loans on July 1, 1998. The Company's cash requirements necessitate continued access to sources of warehouse financing and sales of loans in the secondary market for premiums.

     The Company generally expects to incur monthly operating expenses of approximately $1.0 million. The Company currently does not have sufficient cash or cash equivalents on hand to fund such expenses after February 29, 2000. Management expects that consummation of the sale of an additional $4.0 million principal amount of Amended Notes to Value Partners, Ltd., as described above under "-- Liquidity Uses," will provide the Company with sufficient liquidity to pay its operating and capital expenditures through May 31, 2000. There can be no assurance that such funds will be sufficient to pay such expenditures or that unforeseen events will not cause additional liquidity shortages. The Company may effect a reduction in its real-estate lease expenditures through the subletting of all or a portion of its current office space. If the Company subleases all of its current office space, the Company intends to relocate its corporate offices to another location suitable for the Company's needs.

     In January 1999, the Company purchased substantially all of the assets of a retail production platform in Las Vegas, Nevada for approximately $3.3 million in cash.

     In February 1999, the Company repurchased $11.0 million of the Company's Old Notes, which resulted in an extraordinary gain, net of income tax, of $4.8 million.

     In July 1999, the Company purchased all of the outstanding stock of The Money Centre, Inc. The principal components of the purchase price were $7.0 million of cash, 600,000 shares of Common Stock valued at $5 per share, and 20% of the pre-tax net cash flow of the post-acquisition divisions, for a period not to exceed 48 months.

     Net cash used in the Company's operating activities for the fiscal years ended August 31, 1998 and 1999 was $39.7 million and $35.0 million, respectively. During the fiscal year ended August 31, 1998 and 1999, cash provided by financing activities amounted to $70.4 million and $16.4 million, respectively.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     The Company's various business activities generate liquidity, market and credit risk:

     - Liquidity risk is the possibility of being unable to meet all present and future financial obligations in a timely manner.

     - Market risk is the possibility that changes in future market rates or prices will make the Company's positions less valuable.

     - Credit risk is the possibility of loss from a customer's failure to perform according to the terms of the transaction.

     Compensation for assuming these risks is reflected in interest income and fee income. The following table provides information as of August 31, 1999 about the Company's mortgage related securities and other financial instruments that are sensitive to changes in interest rates. The table presents sensitivity analysis associated with fluctuations in prepayment speeds, increase or decrease in defaulted loans and the discount rates associated with valuing the securities.

                [DEFAULT, DISCOUNT AND PREPAY SENSITIVITY CHART]

     Although the Company is exposed to credit loss in the event of non-performance by the borrowers, this exposure is managed through credit approvals, review and monitoring procedures into the extent possible restricting the period during which unpaid balances are allowed to accumulate.

     As of August 31, 1999 the net fair value of all financial instruments held by the Company with exposure to interest rate risk was approximately $31.8 million. The potential decrease in fair value resulting from a hypothetical 500 basis point increase in interest rates would be approximately $23.8 million.

     There are certain shortcomings inherent to the Company's sensitivity analysis. The model assumes interest rate changes are instantaneous parallel shifts in the yield curve. In reality, changes are rarely instantaneous. Although certain assets and liabilities may have similar maturities or periods to repricing, they may not react in line with changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate with changes in market interest rates while interest rates on other types of assets and liabilities may lag behind changes in market rates. Prepayments on the Company's mortgage related instruments are directly affected by a change in interest rates. However, in the event of a change in interest rates, actual loan prepayments may deviate significantly from the Company's assumptions. Further, certain assets, such as adjustable rate loans, have features, such as annual and lifetime caps that restrict changing the interest rates both on a short-term basis and over the life of the asset. Finally, the ability of certain borrowers to make scheduled payments on their adjustable rate loans may decrease in the event of an interest rate increase.

EFFECTS OF CHANGING PRICES AND INFLATION

     The Company's operations are sensitive to increases in interest rates and to inflation. Increased borrowing costs resulting from increases in interest rates may not be immediately recoverable from prospective purchasers. The Company's loans held for sale consist primarily of fixed-rate long-term obligations the interest rates of which do not increase or decrease as a result of changes in interest rates charged to the Company. In addition, delinquency and loss exposure may be affected by changes in the national economy. See Note 5 to the Company's financial statements contained in the Form 10-K.

RECENT ACCOUNTING STANDARDS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires the entity to recognize all derivative instruments as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in fair value of these designated derivatives ("hedge accounting") depends on the intended use and designation. An entity that elects to apply hedge accounting is required to establish at the inception of its hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk. In June 1999, the FASB issued SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of SFAS No. 133" for fiscal quarters within all fiscal years beginning after June 15, 2000. The Company has not yet evaluated the effect of adopting SFAS 133.

     In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by Mortgage Banking Enterprise" ("SFAS 134"), which allows the reclassification of mortgage-related securities and other beneficial interests retained after the securitization of mortgage loans held for sale from the trading category, as required by FASB 115, to either available for sale or held to maturity based upon the Company's ability and intent to hold those investments. SFAS 134 is effective for fiscal 1999. The Company is no longer securitizing any of its mortgage loans and has continued to account for its remaining securitized mortgages as trading securities.

IMPACT OF THE YEAR 2000 ISSUE

     The Company previously recognized the material nature of the business issues surrounding computer processing of dates into and beyond the Year 2000 and began taking corrective action. Management believes the Company has completed all of the activities within its control to ensure that the Company's systems are Year 2000 compliant and the Company has experienced no interruptions to normal operations due to the start of the Year 2000.

     The Company's Year 2000 readiness costs were approximately $99,000 to purchase or upgrade its own hardware/software. The Company does not currently expect to apply any further funds to address Year 2000 issues.

     As of January 13, 2000, the Company has not experienced any material disruptions of its internal computer systems or software applications and has not experienced any problems with the computer systems or software applications of its third party vendors, suppliers or service providers. The Company will continue to monitor these third parties to determine the impact, if any, on the business of the Company and the actions the Company must take, if any, in the event of non-compliance by any of these third parties. Based upon the Company's assessment of compliance by third parties, there appears to be no material business risk posed by any such non-compliance.

     Although the Company's Year 2000 rollover did not present any material business disruption, there are some remaining Year 2000 related risks, including risks due to the fact that the Year 2000 is a leap year. Management believes that appropriate actions has been taken to address these remaining Year 2000 issues and contingency plans are in place to minimize the financial impact to the Company. Management, however, cannot be certain that Year 2000 issues will not have a material adverse impact on the Company, since it is early in the Year 2000.

                              THE RECAPITALIZATION

GENERAL

     As described earlier in this Memorandum, the Company has historically operated on a negative cash flow basis primarily due to substantial increases in loan production and general and administrative expenses used to support the expansion of the Company's operations and the significant negative cash flow from the Company's sale of a substantial majority of its loan production in securitization transactions.

     Continuing deficits in cash flow combined with a $32.5 million loss recognized by the Company for the three months ended November 30, 1997 and a $32.5 million loss recognized for the Company for the six months ended February 28, 1998 resulted in the Company's violation of certain covenants contained in agreements with its warehouse lender and some of its other lenders. From January 1998, when the Company violated these covenants with its lenders, until the completion of the Recapitalization on July 1, 1998, the Company's principal activities consisted of liquidating its portfolio of loans to reduce the Company's borrowings, maintaining the systems and personnel necessary to enable the Company to resume operations and exploring alternatives to raise new capital.

PRIVATE PLACEMENTS

     In an effort to resume operations, the Company explored a number of alternatives to raise new capital. These activities resulted in the Company's Recapitalization, completed on July 1, 1998, which provided the Company with approximately $84.5 million of new equity. Two strategic partners, City National Bank and Sovereign Bancorp, each purchased 10,000 shares of the Company's newly designated Series A convertible Preferred Stock at a price of $1,000 per share. The terms of the Preferred Stock are described under "Description of Capital Stock -- Preferred Stock" later in this Memorandum. In addition, City National Bank and Sovereign Bancorp were each granted an option, which expires in December 2000, to acquire 666,666 shares of Common Stock at a price of $15.00 per share. City National Bank and Sovereign Bancorp each has a right of first refusal to purchase the Company in the event the Company's Board of Directors determines to sell the Company. In addition, one other private investor purchased an aggregate of 5,000 shares of Series A convertible Preferred Stock at a purchase price of $1,000 per share and several other investors purchased an aggregate of 1.67 million shares of Common Stock at a purchase price of $15.00 per share. An additional 160,000 shares of Common Stock were issued to FBR as the placement agent's fees for the Recapitalization. In addition, the Company has paid FBR an advisory fee of $416,667 in connection with the Recapitalization and reimbursed FBR for out-of-pocket expenses of approximately $250,000. These sales were made pursuant to private placements.

     The cash proceeds from the Recapitalization were approximately $50.0 million. Approximately $5.1 million was used to pay interest on the Company's Original Notes, $2.4 million was used to retire the old warehouse line, $1.6 million was used for the payment of loan and management fees and other miscellaneous charges due to Mego Financial, and approximately $428,000 was used for the payment of a portion of the costs of the recapitalization. The balance will be used to fund, purchase and make new loans and for general and administrative expenses and other corporate purposes.

EXCHANGE OFFER

     As part of the recapitalization, the Company completed an exchange offer of Old Notes and Preferred Stock for any and all of the outstanding $80.0 million principal amount of the Company's Original Notes. Pursuant to that exchange offer, the Company issued approximately 37,500 shares of Series A convertible Preferred Stock at a price of $1,000 per share and $41.5 million principal amount of Old Notes in exchange for approximately $79.0 million principal amount of the Original Notes. The Company completed the purchase of all of the remaining Original Notes in September and October 1998.

MANAGEMENT

     Upon completion of the Recapitalization, Jerome J. Cohen, Robert Nederlander, Herbert B. Hirsch and Don A. Mayerson resigned as directors of the Company and Champ Meyercord was elected the Company's Chairman of the Board of Directors and Chief Executive Officer. Mr. Meyercord has been a special consultant to the Company since May 1998. In addition, City National Bank and Sovereign Bancorp each were granted the right to appoint one member to the Company's Board of Directors and have the right to appoint an additional board member if they exercise their option to purchase additional shares of Common Stock. Upon completion of the Recapitalization, David J. Vida, Jr. was appointed to the Board of Directors at the request of City National Bank. Three private investors each have the right to appoint one board member. Wm. Paul Ralser was appointed to the Board of Directors at the request of an ad hoc committee of holders of the Original Notes, and Hubert J. Stiles, Jr. was appointed to the Board of Directors at the request of one of the two private investors. Sovereign Bancorp and the other private investor have not exercised their right to appoint a board member, but have exercised their right to have a representative attend each board meeting. On August 14, 1998, Jeffrey S. Moore resigned as President of the Company. Effective September 1, 1998, Mr. Ralser was elected the President and Chief Operating Officer of the Company.

TRANSACTIONS WITH STRATEGIC PARTNERS

     As part of the recapitalization, the Company and each of Sovereign Bancorp and City Holding Company entered into the following agreements (some of which are described earlier in the prospectus) that the Company believes will provide liquidity and increase the efficiency of the Company's operations:

     - Sovereign Bancorp and City National Bank each purchased 10,000 shares of Series A convertible Preferred Stock at a price of $1,000 per share

     - Sovereign Bancorp agreed to provide the Company up to $90.0 million in borrowings under the Sovereign Warehouse Line to fund its loan production prior the sale of the loans, this amount was lowered to $25 million as of March 31, 1999

     - Sovereign Bancorp agreed to purchase up to $100.0 million of the Company's loans per quarter and has a right of first refusal to purchase all other loans produced by the Company

     - City National Bank purchased the Company's existing mortgage servicing rights

     - City Mortgage Services agreed to service all of the Company's mortgage loans held for sale and loans sold on a servicing retained basis by the Company

     - Sovereign Bancorp and City National Bank were each granted an option to purchase 666,666 shares of Common Stock at a price of $15.00 per share

     - Sovereign Bancorp and City National Bank each has a right of first refusal to purchase a controlling voting interest or a majority of the Company's assets if the Board of Directors determines to sell the Company

     - City National Bank has appointed, and Sovereign Bancorp has the right to appoint, one member to the Board of Directors. Each has the right to appoint an additional member to the Board of Directors if they exercise their option to purchase shares of common stock

                                    BUSINESS

GENERAL

     Altiva Financial Corporation, (the "Company") is a specialized consumer finance company that makes sub-prime residential mortgage loans for the purpose of debt consolidation or creating liquidity from the borrower's home equity secured by deeds of trust. The Company sells these consumer loans to other financial institutions. The Company's borrowers generally do not qualify for traditional "A" credit mortgage loans. Typically, their credit histories, income or other factors do not conform to the lending criteria of government-chartered agencies (including GNMA, FHMA, FHLMC) that traditional lenders rely on in evaluating whether to make loans to potential borrowers.

     The Company's current loan products are first mortgage loans and Home Equity loans typically secured by first liens, and in some cases by second liens, on the borrower's residence. In making Home Equity loans, the Company relies primarily on the appraised values of the borrower's residences. The Company determines the loan amount based on the appraised values and the creditworthiness of the borrowers.

     In prior years, the Company also made high loan-to-value loans ("Equity + loans") based on the borrowers' credit. These loans typically were secured by second liens on the borrowers' primary residences. The Company exited the home improvement and Equity + loan markets because these loans failed to meet targeted returns and after-market liquidity.

     The Company's loans are produced by its wholesale and retail origination platforms. The wholesale platform represents the Company's largest source of loan production. Through its wholesale platform, the Company funds loans originated through a nationwide network of licensed mortgage brokers. The wholesale platform conducts operations from Atlanta, Georgia and Charlotte, North Carolina. The Company has one wholly-owned operating subsidiary, The Money Centre, Inc. headquartered in Charlotte, North Carolina.

     The Company's marketing strategies are typical of those used in retail production including: telemarketing, direct mail, television and radio advertising, third-party loan programs and consumer trade shows. A Company website is currently under construction and may be used to provide consumer loan applications and information to the public about the Company's products and services. The retail production platforms are located in Las Vegas, Nevada and Charlotte, North Carolina.

STRATEGIC INITIATIVES

     The Company's strategic initiatives have been substantially impacted by recent events in the capital markets and their effect on the specialty finance industry. There has been a significant reduction in the number of institutions willing to provide warehouse facilities to mortgage lenders producing home equity and high loan-to-value loans. Additionally, there has been a reduction in the number of buyers of senior interests issued in securitization transactions backed by home equity and high loan-to-value loans, and a concurrent increase in the yield (and a reduction in the price) demanded by such buyers on the senior interests they purchase. Finally, the number of institutional investors acquiring loans similar to the loans the Company produces has declined, along with the premiums, if any, these investors are willing to pay for these loans. These events have substantially reduced the liquidity available to companies in the specialty finance industry to make new loans. With these events in mind the Company redefined its strategic initiatives in October 1998.

     The Company's Primary Focus Is To Produce Home Equity Loans. The Company has reduced its reliance on Equity + loans with high loan-to-value ratios and significantly increased the percentage and amount of our business devoted to the production of Home Equity loans by expanding its network of brokers and acquiring other entities that produce Home Equity loans. The Company produces Home Equity loans solely for sale for cash, generally at premiums to their principal amounts, to institutional purchasers in the secondary market without recourse for credit losses or risk of prepayment.

     Dual Production Platforms Should Lower The Company's Total Loan Production Costs. While pursuing its mortgage broker wholesale loan programs, the Company has purchased the assets of a retail loan production facility in January 1999. Using this facility, the Company is pursuing loan production on a retail (direct-to-consumer) basis. The Company's wholly owned subsidiary, The Money Centre, Inc., acquired in July 1999, also produces approximately 20% of its loans through retail channels. Although a retail loan platform is relatively expensive, the Company expects it to produce loans at a lower cost than its wholesale platform. When the Company makes a loan directly to a consumer, it typically receives loan fees and avoids any premium due when the Company purchases a loan from its network of mortgage brokers. The Company expects its dual loan production platform strategy to lower its overall cost of producing mortgage loans and improve its cash flow.

     The Company Intends to Increase Production by Acquiring Other Mortgage Lending Companies. The Company intends to increase its loan production by acquiring companies that produce mortgage loans. The Company expects the current lack of liquidity available in the specialized consumer finance industry to create acquisition opportunities.

     Selling Loans for Cash will be the Company's Primary Method of Loan Disposition. The Company sells substantially all of the loans it produces for cash to institutional purchasers in the secondary market. The Company expects this method of loan sales to generate positive cash flow, because Home Equity loans can generally be sold for more than their principal amount. To this end, the Company has expanded the number of institutions with which it has loan purchase and sale relationships.

     The Company Intends to Continue to Implement Cost Saving Measures. The Company has reduced its workforce from a peak of 475 employees in January 1998 to 267 employees as of November 30, 1999. This reduction and other cost saving measures have significantly reduced the Company's monthly recurring general and administrative expenses.

MORTGAGE INDUSTRY

  Home Equity

     A substantial number of residential homeowners are unable or unwilling to obtain mortgage financing from conventional financing sources, whether for reasons of credit impairment, income qualification, credit history, or a desire to receive loan approval and funding more quickly than that offered by conventional sources. Many of these homeowners have credit scores or debt ratios that prohibit them from meeting the requirements of lenders who sell loans to FNMA or FHLMC. Such borrowers seek loans that rely more heavily upon the borrower's equity in their home, and to a lesser extent, upon the borrower's credit scores or debt ratios. Because the properties securing such loans are the borrower's primary residence, the borrower is less likely to default on payment than might be the case with unsecured debt -- and in the event of the borrower's bankruptcy, the loan is fully secured. Such loans rely more heavily on accurate appraisals of the property prior to funding, and are generally made in loan-to-value ratios of less than 80%.

  Home Improvement

     As the costs of home improvements escalate, homeowners are seeking financing as a means to improve their property and maintain and enhance its value. The National Association of Home Builders Economics Forecast in 1995 estimated that home improvement expenditures will exceed $200.0 billion by the year 2003. Lenders of home improvement financing typically rely more heavily on the borrowers' creditworthiness, and ability to pay their debts than on the value of the collateral. These loans are secured by a real estate mortgage lien on the improved property. The market for Equity + loans and Home Equity loans continues to grow, as many homeowners have limited access to traditional financing sources due to insufficient home equity, limited or impaired credit history or high ratios of debt service-to-income. The loan proceeds can be used for a variety of improvements such as large remodeling projects. Borrowers also have the opportunity to consolidate a portion of their outstanding debt in order to reduce their monthly debt service.

  Debt Consolidation

     An increasing number of financial institutions are originating loans to borrowers who use the proceeds to reduce outstanding consumer finance obligations. These loans may also be made in conjunction with a home improvement project where the borrower seeks to enhance the value of his residence and ultimately reduce his monthly debt service obligations. These consumer finance obligations are often in the form of unsecured credit card debt, which have high interest rates and relatively short-term maturities. Under this type of loan, the consumer uses the loan proceeds to consolidate multiple outstanding obligations into a single loan. In turn, the consumer receives the benefit of a lower interest rate and extended loan maturity date, often as high as 25 years, reducing the amount of monthly debt service payments, and in certain instances the interest paid may be tax deductible. These loan products are secured by a mortgage lien on the consumer's primary residence. These liens are typically in a junior position and when combined with first mortgage liens may exceed the market value of the subject residence. Debt consolidation loans are made to high creditworthy borrowers who have a credit history of honoring their financial obligations on a timely basis. Within the specialty finance industry it is typical for loans to qualified borrowers to be limited to the amount which, when added to the outstanding senior debt on the property, will not exceed 125% of the market value of the property.

COMPANY LOAN PRODUCTS

     The Company originates Home Equity loans and, in prior years, Equity + loans. Home Equity loans generally have a lower loan-to-value ratio than Equity + loans. When combined with other outstanding senior secured indebtedness on the residence, Equity + loans may result in a combined loan-to-value ratio of up to 125%. During fiscal 1998, the Company's Equity + loans had an average loan-to-value ratio of 112%. The Company lends to borrowers of varying degrees of creditworthiness. See "-- Loan Processing and Underwriting." The Company's primary loan products include the following:

                                        EQUITY + LOANS (NONE PRODUCED IN FISCAL YEAR
HOME EQUITY LOANS                       1999)
-----------------                       --------------------------------------------
- fixed and adjustable rate             - fixed rate
- typically secured by first liens,     - secured by a junior lien on the borrowers'
  and to a lesser extent, second          principal residence
  mortgage liens on the borrowers'
  principal residence
- terms up to 360 months                - terms from 60 to 300 months
- principal amounts up to $350,000      - principal amounts up to $50,000

  Home Equity Loans

     In furtherance of its strategy to expand its loan products, in December 1997 the Company commenced the production of Home Equity loans to borrowers with a credit grade ranging from "A" to "D". Loan amounts may range up to a maximum of $350,000 for "A" credit borrowers with maturities of up to 360 months. The Company expects the average loan amount to be less than $100,000. The average loan amount in this program for the fiscal year ended August 31, 1999 was $65,000. In making Home Equity loans, the Company places increased emphasis on the underlying collateral value of the residence which is fully supported by an independent appraisal. The Company intends to pool its Home Equity loans for eventual sale in the secondary market to institutional purchasers on a servicing-released basis, without recourse for credit losses or risk of prepayment, for cash premiums over the principal amount of the loan. The company believes that there are several advantages to producing Home Equity loans including:

     - the existence of a more liquid secondary market than for Equity + loans

     - the larger average principal amount of such loans which are typically two times greater than that of a Equity + loan

     - the lower total costs of producing Home Equity loans from mortgage brokers than the Company's Equity + loans

  Equity + Loans

     An Equity + loan is a non-insured debt consolidation or home improvement loan typically used to retire consumer debt and/or pay for a home improvement project. All of the Equity + loans produced by the Company are secured by a mortgage lien on the borrower's principal residence. The Company began producing Equity + loans through its wholesale division in May 1996. Debt consolidation loans account for a major portion of the Company's Equity + loan production. Currently, the Company is not making any Equity + loans.

     Historically, the Company focused its Equity + loan program on higher credit quality borrowers who may have limited equity in their residence after giving effect to other debt secured by the residence. Most of the Company's Equity + loans have loan-to-value ratios greater than 100% and, accordingly, the value of the residence securing the loan generally will not be sufficient to cover the principal amount of the loan in the event of default. The Company relied principally on the creditworthiness and income stability of the borrower and, to a lesser extent, on the underlying value of the borrower's residence for repayment of its Equity + loans.

LENDING OPERATIONS

  Mortgage Brokers

     The Company produces loans through its wholesale and retail divisions. The wholesale division represents the Company's largest source of loan production. Through its wholesale division, the Company funds loans originated through a nationwide network of licensed mortgage brokers. Mortgage brokers initiate the loan application and process necessary underwriting documentation. Mortgage brokers ordinarily do not fund loans with their own money, but work as agents on behalf of investors, including mortgage bankers, banks, savings and loans or investment bankers. The Company funds loans originated by mortgage brokers by lending the Company's funds to the borrower and closing the loan to the borrower in the Company's name.

     The Company funds loans originated by mortgage brokers on an individual loan basis, pursuant to which each loan is underwritten by the Company and is closed in the Company's name. The Company's network of mortgage brokers earn fees which are paid by the borrower at closing, and which are disclosed and agreed to by the borrower as required by law. The wholesale division conducts operations from Atlanta, Georgia and Charlotte, North Carolina. To build and maintain its networks of mortgage brokers, the wholesale division uses account executives responsible for developing and maintaining relationships with mortgage brokers. At August 31, 1999, the Company had a network of 460 active mortgage brokers.

     Mortgage brokers qualify to participate in the Company's programs only after a review by the Company's management of the mortgage brokers' reputations and expertise, including a review of references and financial statements. The Company's compliance department performs a periodic review of each mortgage broker, recommending suspension or continuance of a relationship with the mortgage broker based upon the results of the review. The Company does not believe that the loss of any particular mortgage broker would have a material adverse effect upon the Company.

     None of the Company's arrangements with its mortgage brokers is on an exclusive basis. Each relationship is documented by a written agreement, pursuant to which the Company agrees to fund or purchase loans that comply with the Company's underwriting guidelines. On each loan produced, the mortgage broker makes customary representations and warranties regarding, among other things, the credit history of the borrower, the status of the loan, and its lien priority, if applicable, and agrees to indemnify the Company for breaches of any representation or warranty. In the agreements, the mortgage broker makes customary representations and warranties regarding, among other things, their corporate status, as well as regulatory compliance, title to the property, enforceability, status of payments and advances on the loans to be originated. The mortgage brokers agree, among other things, not to disclose confidential information of the Company, to provide supplementary financial and licensing information, maintain government approvals, and to refrain from soliciting the Company's borrowers. Each agreement also contains provisions requiring that the mortgage broker indemnify the Company against material misrepresentations or non-performance of its obligations.

  Retail Loans

     The Company began making direct-to-consumer Equity + loans in September 1997 and Home Equity loans in December 1997. As previously discussed, the Company curtailed its retail loan production in January, 1998 due to liquidity problems. With the purchases of the retail production platforms in Las Vegas in January 1999 and the purchase of The Money Centre in July 1999, the Company is now actively pursuing its retail loan production channels. The Company's marketing strategies are typical of those used in retail production including, telemarketing, direct mail, television and radio advertising, third-party loan programs and consumer trade shows. Telemarketing services, both inbound and outbound, are outsourced to keep the cost of originations to a minimum. A Company website is currently under construction and may be used to provide consumer loan applications and information to the public about the Company's products and services.

     By making direct-to-consumer loans, the Company avoids the payment of premiums that it pays when it purchases closed loans from its network of mortgage brokers. The loan fees charged by the Company to consumers on the direct loans are expected to cover the Company's total cost of the underwriting and making the loan and place the Company on a positive cash flow basis with respect to the production of direct-to-consumer loans.

     The following table provides information about the Company's loan applications processed and loans produced during the periods indicated. As a result of recent changes to the Company's business strategy, we do not believe that this information is indicative of future loan applications and loans produced.

                                           FISCAL YEAR ENDED AUGUST 31,
                              ------------------------------------------------------
                                    1997               1998               1999
                              ----------------   ----------------   ----------------
                                          (DOLLAR AMOUNTS IN THOUSANDS)
Principal balance of loans
  produced:
  Wholesale (includes
     Bankers/Brokers):
     Title I loans..........  $ 50,815     9.7%  $  7,081     2.1%  $     --     0.0%
     Equity + loans.........   409,603    77.7    289,354    85.4        236     0.2
     Home Equity loans......        --     0.0         --     0.0     97,070    81.5
                              --------   -----   --------   -----   --------   -----
       Total Wholesale......   460,418    87.4%   296,435    87.5     97,306    81.7
                              --------   -----   --------   -----   --------   -----
  Dealers(1):
     Title I loans..........  $ 47,270     9.0%  $ 11,619     3.4%  $     --     0.0%
     Equity + loans.........    19,229     3.6     14,051     4.2         --     0.0
     Home Equity loans......        --     0.0      8,940     2.6         --     0.0
                              --------   -----   --------   -----   --------   -----
       Total Dealers........    66,499    12.6%    34,610    10.2         --     0.0
                              --------   -----   --------   -----   --------   -----
  Retail:
     Equity + loans.........  $     --     0.0%  $  7,114     2.1%  $  1,986     1.7%
     Home Equity loans......        --     0.0        783     0.2     19,820    16.6
                              --------   -----   --------   -----   --------   -----
       Total Retail.........        --     0.0      7,897     2.3     21,806    18.3%
                              --------   -----   --------   -----   --------   -----
       Total principal
          amount of loans
          produced..........  $526,917     100%  $338,942     100%  $119,112   100.0%
                              ========   =====   ========   =====   ========   =====

                                           FISCAL YEAR ENDED AUGUST 31,
                              ------------------------------------------------------
                                    1997               1998               1999
                              ----------------   ----------------   ----------------
                                          (DOLLAR AMOUNTS IN THOUSANDS)
Number of loans produced:
  Wholesale (includes
     Bankers/Brokers):
     Title I loans..........     2,445    12.0%       327     2.9%        --     0.0%
     Equity + loans.........    12,831    62.7      8,848    78.6          7     0.4
     Home Equity loans......        --     0.0         --     0.0      1,620    84.1
                              --------   -----   --------   -----   --------   -----
       Total Wholesale......    15,276    74.7%     9,175    81.5      1,627    84.5
                              --------   -----   --------   -----   --------   -----
  Dealers(1):
     Title I loans..........     3,893    19.0%       975     8.7%        --     0.0%
     Equity + loans.........     1,296     6.3        744     6.6         --     0.0
     Home Equity loans......        --     0.0        145     1.2         --     0.0
                              --------   -----   --------   -----   --------   -----
       Total Dealers........     5,189    25.3%     1,864    16.5         --       0
                              --------   -----   --------   -----   --------   -----
  Retail:
     Equity + loans.........        --     0.0%       208     1.8%        52     2.7%
     Home Equity loans......        --     0.0         17     0.2        247    12.8
                              --------   -----   --------   -----   --------   -----
       Total Retail.........        --     0.0        225     2.0        299    15.5
                              --------   -----   --------   -----   --------   -----
       Total number of loans
          produced..........    20,465   100.0%    11,264   100.0%     1,926   100.0%
                              ========   =====   ========   =====   ========   =====
Loans serviced at end of
  fiscal year (including
  loans securitized, sold to
  investors with servicing
  retained and held for
  sale):
  Title I loans.............  $255,446    40.7%  $ 23,005    73.7%  $     --     0.0%
  Conventional(2)...........   372,622    59.3      8,217    26.3         --     0.0
                              --------   -----   --------   -----   --------   -----
       Total loans serviced
          at end of fiscal
          year..............  $628,068   100.0%  $ 31,222   100.0%  $     --     0.0%
                              ========   =====   ========   =====   ========   =====

-------------------------

(1) The Company closed its dealer division, which purchased loans from home improvement contractors, in February 1998.

(2) Conventional loans include Equity + and Home Equity loans.

LOAN PROCESSING AND UNDERWRITING

     The Company's loan application and approval process generally is conducted over the telephone with applications usually received from mortgage brokers and consumers at the Company's processing facilities located in Atlanta, Georgia, Las Vegas, Nevada and The Money Centre, Inc. in Charlotte, North Carolina. Upon receipt of an application, the information is entered into the Company's system and processing begins. The information provided in loan applications is first verified by, among other things the following:

     - written confirmations of the applicant's income and, if necessary, bank deposits

     - a formal credit bureau report on the applicant from a credit reporting agency

     - a title report

     - a real estate appraisal, if necessary

     - evidence of flood insurance, if necessary

     Loan applications are then reviewed to determine whether or not they satisfy the Company's underwriting criteria, including loan-to-value ratios, occupancy status, borrower income qualifications, employment stability, purchaser requirements and necessary insurance and property appraisal requirements.

     The Company has developed its credit index profile ("CIP") as a statistical credit based tool to predict likely future performance of a borrower. A significant component of the CIP system is the credit evaluation score methodology developed by Fair, Issacs & Co. ("FICO"), a consulting firm specializing in creating default predictive models using a number of variable components. A FICO score is calculated by a system of scorecards. FICO uses actual credit data on millions of consumers, and applies complex mathematical methods to perform extensive research into credit patterns that attempt to forecast consumer credit performance. The principal components of the FICO predictive model include a consumer's credit payment history, outstanding debt, availability and pursuit of new credit, and types of credit in use. Through this scorecard process, FICO identifies distinctive credit patterns, which correspond to a likelihood that a consumer will make their future loan payments. The score is based on all the credit-related data in the credit report. The other major components of the CIP include debt-to-income analysis, employment stability, self-employment criteria, residence stability, and whether the applicants use the premises as their primary residence. By using both scoring models together, all applicants are considered on the basis of their ability to repay the loan obligation while allowing the Company to price the loan based on the extent of the evaluated risk.

     The Company's underwriters review the applicant's credit history, based on the information contained in the application as well as reports available from credit reporting bureaus, to determine the applicant's acceptability under the Company's underwriting guidelines. Based on the underwriter's approval authority level, certain exceptions to the guidelines may be made when there are compensating factors subject to approval from a more senior designated authority. The underwriter's decision is communicated to the broker or consumer depending on the source of the loan and, if approved, the proposed loan terms are fully explained. The Company attempts to respond to the loan source within 24 hours of receipt of a loan application.

     Loan commitments are generally issued for periods of up to 30 days. Prior to disbursement of funds, all loans are carefully reviewed by funding auditors to ensure that all documentation is complete, all contingencies specified in the approval have been met and the loan complies with Company and regulatory procedures.

  Home Equity Loans

     The Company produces Home Equity loans through a mortgage broker loan source network as well as through the Company's retail division. Home Equity loan mortgages produced under this program are limited to a first or second lien position. Loan amounts are determined by taking a specific amount of the collateral value of the property and adjusting the percentage based on the creditworthiness of the borrower. For example, if the Company's guidelines set a minimum loan-to-value ratio of 75% ($75,000 for a home with a collateral value of $100,000), a more creditworthy borrower may be able to borrow in excess of $75,000, and a less credit worthy borrower may only be able to borrow $65,000. Full appraisals generated by approved licensed appraisers are required on all loans within the Uniform Standards of Professional Appraisal Practice (the "Uniform Standards of Appraisal"). Any loan amount of $250,000 or more would require two independent appraisals. In connection with Home Equity loans, the Company seeks commitments from third party financial institutions to purchase the loans in accordance with their respective guidelines, without recourse for credit losses or risk of prepayment.

     As part of the underwriting process, the Company requires an appraisal of the residence that will be the collateral for the loan. The Company requires the independent appraiser to be state licensed and certified. The Company requires that all independent appraisals be completed within the Uniform Standards of Appraisal as adopted by the Appraisal Standards Board of the Appraisal Foundation. The Company audits the appraisal for accuracy to ensure that the appraiser used sufficient care in analyzing data to avoid errors that would significantly affect the appraiser's opinion and conclusion. This audit includes a review of housing demand, physical adaptability of the real estate, neighborhood trends and the highest and best use of the real estate. In the event the audit reveals any discrepancies as to the method and technique that the Company believes are necessary to produce a credible appraisal, the Company will perform additional property data research or may request a second appraisal to be performed by an independent appraiser selected by the Company in order to further substantiate the value of the subject property.

     The Company may require a full title insurance policy substantially in compliance with the requirements of the American Loan Title Association. The applicant also is required to secure hazard insurance and may be required to secure flood insurance if the mortgaged property has been identified by the Federal Emergence Management Agency as having special flood hazards.

  Equity + Loans

     In prior years when the Company was producing Equity + loans, the Company implemented policies for its Equity + loan program that were designed to minimize losses by adhering to high credit quality standards. Based on FICO score default predictors, borrowers were classified by the Company based on its belief of their credit risk and quality, from "A" credits to "D" credits. Quality is a function of both the borrowers' creditworthiness and the extent of the value of the collateral, which was typically a second lien on the borrowers' primary residence. "A+" credits generally have a FICO score greater than 700. An applicant with a FICO score of less than 640 would be rated a "C" credit. The Company did not approve an Equity + loan to a borrower with less than an "A" or "B" credit grade. All of the Equity + loans originated by the Company were secured by first or second mortgage liens on single-family, owner occupied properties.

     Terms of Equity + loans produced by the Company, as well as the maximum combined loan-to-value ratios and debt service to income coverage (calculated by dividing fixed monthly debt payments by gross monthly income), varied depending upon the Company's evaluation of the borrower's creditworthiness. In general, Equity + loans have higher interest rates than Home Equity loans, but are generally lower than rates changed on credit cards. Borrowers with lower creditworthiness generally pay higher interest rates and loan origination fees.

QUALITY CONTROL

     The Company employs various quality control personnel and procedures in order to ensure that loan product standards are adhered to and regulatory compliance is maintained.

     In accordance with Company policy, the quality control department reviews a statistical sample of loans produced each month. This review is generally completed within 60 days of funding and circulated to appropriate department heads and senior management. Finalized reports are maintained in the Company's files for a period of two years from completion. Typical review procedures include reverification of employment and income, re-appraisal of the subject property, obtaining separate credit reports and recalculation of debt-to-income ratios. The statistical sample is intended to cover 10% of all new loan products. Emphasis is also placed on those loan sources where higher levels of delinquency are experienced or payment defaults occur within the first six months of funding. On occasion, the quality control department may review all loans generated from a particular loan source in the event an initial review determines a higher than normal number of exceptions. The account selection of the quality control department is also designed to include a statistical sample of loans by each processor, closer and underwriter, and thereby provide management with information as to any material difference from Company policies and procedures in the loan production process.

     On a daily basis, a sample of recently approved loans is reviewed to insure compliance with underwriting guidelines. Particular attention may be focused on those underwriters who have developed a higher than normal level of exceptions.

TECHNOLOGY SYSTEMS

     The Company uses a computerized loan production tracking system that allows us to monitor the performance of our wholesale and retail divisions. The system automates various other functions such as Home Mortgage Disclosure Act and HUD reporting requirements and routine tasks such as decline letters and the flood certification process. The system also affords management access to a wide range of decision support information such as data on the approval pipeline, loan delinquencies by source, and the activities and performance of underwriters and funders. The Company uses intercompany electronic mail for internal communications and for receiving loan servicing, collection and delinquency information from City Mortgage Services on each group of loans being serviced.

     The Company's existing loan production system provides for the automation of the loan production as well as loan file indexing and routing. This system includes automated credit report inquiries and consumer credit scoring, along with on-screen underwriting and approval functions. The Company also uses a system which allows for electronic routing of loan application facsimiles. The Company recognizes that there have been significant advances made by a number of mortgage production software vendors in the last year and intends to review a number of the solutions provided by these vendors. It is the intention of the Company to upgrade its automation infrastructure by the purchase of a new software system.

LOAN SERVICING

     In connection with the Recapitalization, the Company and City Mortgage Services, a division of City National Bank, entered into agreements for City Mortgage Services to purchase the Company's existing loan servicing rights and service all of the Company's loans held for sale and loans sold on a servicing retained basis. The Company obtained an option, contingent upon the delivery to City Mortgage Services of servicing on $1.0 billion of loans under the Flow Servicing Agreement, to purchase an equity position of up to 20% in any new entity created should City National Bank determine to spin-off City Mortgage Services into a separate entity. This option has been terminated by an agreement between the Company and City National Bank. In the past, the Company's strategy had been to retain the bulk of the servicing rights associated with the loans it originated. When the Company sold its loan servicing portfolio to City Mortgage, the Company eliminated substantially all of its collections and claims staff.

     Among the Company's loan servicing activities sold to City Mortgage Services are processing and administering loan payments, reporting and remitting principal and interest to the loan purchasers who own interests in the loans and to the trustee and others with respect to securitizations, collecting delinquent loan payments, processing Title I insurance claims, conducting foreclosure proceedings and disposing of foreclosed properties and other administration duties. In addition, under the loan servicing agreements, the Company is entitled to receive a certain portion of the servicing fees collected by City Mortgage Services. The Company will retain responsibility for certain functions related to initial customer service and continued tax and insurance monitoring.

     The following table sets forth the Title I loan and Home Equity and Equity + delinquency as of the dates indicated. The Company is not producing a significant amount of Title I loans.

                                                                   AUGUST 31,
                                                            ------------------------
                                                             1997     1998     1999
                                                            ------   ------   ------
                                                             (DOLLARS IN THOUSANDS)
Home equity and Equity + delinquency data(1):
  31-60 days past due.....................................   0.40%    7.14%    7.23%
  61-90 days past due.....................................   0.20     1.52     2.24
  91 days and over past due...............................   0.34    24.83    13.50
                                                            -----    -----    -----
     Total past due.......................................   0.94    33.49    22.97
                                                            =====    =====    =====
Title I loan delinquency data(1):
  31-60 days past due.....................................   3.19     7.88       --
  61-90 days past due.....................................   1.68     2.39       --
  91 days and over past due...............................   7.06    25.00     4.36
                                                            -----    -----    -----
     Total past due.......................................  11.93    35.27     4.36
                                                            =====    =====    =====

-------------------------

(1) Represents the dollar amount of delinquent loans as a percentage of the total dollar amount of each respective type of loan serviced by the Company (including loans owned by the Company but excluding loans repurchased and loans contained in securitization 1998-1) as of period end.

SALE OF LOANS

     Sales of loans in securitization transactions had historically been the main source of the Company's revenues and income. In a securitization transaction, a specific group of the Company's mortgage loans having similar characteristics, loan type (Equity + or Title I) and loan amounts are pooled for sale. As part of its new business strategy, the Company is no longer pursuing securitization transactions but is instead focusing on the sale of whole loans. The following table sets forth the principal balance of loans sold or securitized and related Gain (Loss) on sale data for the twelve months ended August 31, 1998 and 1999.

                                                     COMPONENTS OF GAIN (LOSS)
                                                       ON THE SALE OF LOANS
                                             -----------------------------------------
                                             FISCAL 1997    FISCAL 1998    FISCAL 1999
                                             -----------    -----------    -----------
                                                      (THOUSANDS OF DOLLARS)
Gain (Loss) on the sale of loans in
  securitization transactions..............   $ 62,014       $ (6,187)       $     0
Gain on the sale of loans for cash.........        833         11,775          4,403
Mark-to-market adjustment to loans held for
  sale.....................................         --        (13,674)        (3,462)
Write off of loan origination costs........    (12,573)       (12,541)           266
Write off of commitment fee................         --         (2,849)             0
Amortization of commitment fee.............       (817)          (734)             0
Write off of placement fee.................     (4,129)        (1,153)             0
Interest expense...........................       (205)             0              0
Write off of servicing.....................         --         (1,215)             0
                                              --------       --------        -------
  Total....................................   $ 45,123       $(26,578)       $ 1,207
                                              ========       ========        =======

     The Gain (Loss) on sale of loans can vary for several reasons, including the relative amounts of Equity +, Home Equity, and Title I loans, each of which type of loan had different (i) estimated prepayment rates, (ii) weighted average interest rates, (iii) weighted-average maturities, and (iv) estimated future default rates. Typically, the gain on sale of loans through securitizations is higher than on whole loan sales; however, engaging in securitizations requires an up-front cash expenditure and can have an adverse effect on a company's financial condition due to unanticipated write downs in the value of the residual securities retained by the company which may be caused by, among things, unanticipated changes in prepayment and default rates assumed by the company. The Company did no securitizations during the twelve months ended August 31, 1999.

     As the holder of the residual securities issued in securitizations, the Company is entitled to receive certain excess cash flows. These excess cash flows are calculated as the difference between (a) principal and interest paid by borrowers and (b) the sum of (i) pass-through interest and principal to be paid to the holders of the regular securities and interest only securities, (ii) trustee fees, (iii) third-party credit enhancement fees, (iv) servicing fees, and (v) estimated loan pool losses. The Company's right to receive the excess cash flows is subject to the satisfaction of certain reserve or over-collateralization requirements that are specific to each securitization and are used as a means of credit enhancement.

COMPETITION

     The Company faces intense competition in the business of originating and selling Home Equity loans and, in the past, to a lesser extent, Equity + loans. The Company's competitors include other consumer finance companies, mortgage banking companies, commercial banks, credit unions, thrift institutions, credit card issuers and insurance companies. Many of these entities are substantially larger, have lower costs of capital and have considerably greater financial, technical and marketing resources than the Company. In addition, many of the financial services organizations that are much larger than the Company have formed national loan production networks offering loan products that are substantially similar to the Company's loan programs. The Company believes that The Money Store, Associates First Capital Corporation, RFC and Household Finance Corporation are some of its largest direct competitors. The Company competes principally by providing prompt, professional service to its mortgage brokers and retail customers and, depending on circumstances, by providing competitive lending rates.

     Competition among industry participants can take many forms, including convenience in obtaining a loan, customer service, marketing and distribution channels, amount and term of the loan, loan origination fees and interest rates. Additional competition may lower the rates the Company can charge borrowers, potentially lowering the gain on future loan sales. The Company may face competition from, among others, government-sponsored entities, such as FNMA, FHLMA, and GNMA. The Company's competitors may expand their existing or new loan purchase programs to include Home Equity loans. Entries of government-sponsored entities into the Home Equity loan market could lower the interest the Company is able to charge its borrowers and reduce or eliminate premiums on loan sales. To the extent any of these competitors significantly expand their activities in the Company's market, the Company could be materially adversely affected. Fluctuations in interest rates and general economic conditions may also affect the Company's competition. During periods of rising rates, competitors that have locked in low borrowing costs may have a competitive advantage. During periods of declining rates, competitors may solicit the company's customers to refinance their loans.

     If the Company is unable to remain competitive in these areas, the volume of the Company's loan production may be materially adversely affected as borrowers seek out other lenders for their financing needs. Lower loan production may have an adverse effect on the Company's ability to negotiate and obtain sufficient financing under warehouse lines of credit upon acceptable terms. Establishing a broker-sourced loan business typically requires a substantially smaller commitment of capital and personnel resources than a direct-sourced loan business. This relatively low barrier to entry permits new competitors to enter the broker-sourced loan market quickly, particularly existing direct-sourced lenders which can draw upon existing branch networks and personnel seeking to sell products through independent brokers. Competition may be affected by fluctuations in interest rates and general economic conditions. During periods of rising rates, competitors which have locked in low borrowing costs may have a competitive advantage.

     The Company has historically been dependent on certain of its competitors to purchase loans it has originated. If such competitors refrained from purchasing the Company's loans and the Company was unable to replace such purchasers, the Company's financial condition and results of operations could be materially adversely affected. The Company continues to seek other purchasers who are not competitors of the Company.

GOVERNMENT REGULATION

     The Company's lending activities are subject to the Truth in Lending Act and Regulation Z (including the Home Ownership and Equity Protection Act of
1994), the

Equal Credit Opportunity Act and Regulation B, the Fair Credit Reporting Act, as amended, the Real Estate Settlement Procedures Act and Regulation X, the Home Mortgage Disclosure Act of 1975, the Fair Debt Collection Practices Act and the Fair Housing Act, as well as other federal and state statutes and regulations affecting the Company's activities. Failure to comply with these requirements can lead to loss of approved status, demands for indemnifications of mortgage loan repurchasers, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions.

     The Company is subject to the rules and regulations of, and examinations by, HUD, VA and other federal and state regulatory authorities with respect to originating, underwriting, funding, acquiring, selling and, to the extent that it engages in servicing activities, servicing consumer and mortgage loans. In addition, there are other federal and state statutes and regulations affecting the Company's activities. These rules and regulations, among other things, impose licensing obligations on the Company, establish eligibility criteria for loans, prohibit discrimination, provide for inspection and appraisals of properties, require credit reports on prospective borrowers, regulate payment features and, in some cases, fix maximum interest rates, fees and loan amounts. The Company is required to submit annual audited financial statements to various governmental regulatory agencies that require the maintenance of specified net worth levels. The Company's affairs are also subject to examination, at all times, by the Federal Housing Commissioner to assure compliance with FHA regulations, polices, and procedures.

     Although the Company is no longer originating a significant volume of Title I Loans, the Company is a HUD approved Title I mortgage lender and is subject to the supervision of HUD. In addition, the Company's operations are subject to supervision by state authorities (typically state banking or consumer credit authorities), many of which generally require that the Company be licensed to conduct its business. This normally requires state examinations and reporting requirements on an annual basis.

     The Federal Consumer Credit Protection Act ("FCCPA") requires a written statement showing an annual percentage rate of finance charges and requires that other information be presented to debtors when consumer credit contracts are executed. The Fair Credit Reporting Act requires certain disclosures to applicants concerning information that is used as a basis for denial of credit. The Equal Credit Opportunity Act prohibits discrimination against applicants with respect to any aspect of a credit transaction on the basis of sex, marital status, race, color, religion, national origin, age, derivation of income from public assistance program, or the good faith exercise of a right under the FCCPA.

     The interest rates, which the Company may charge on its loans, are subject to state usury laws, which specify the maximum rate that may be charged to consumers. In addition, both federal and state truth-in-lending regulations require that the Company disclose to its customers prior to execution of the loans, all material terms and conditions of the financing, including the payment schedule and total obligation under the loans. The Company believes that it is in compliance in all material respects with such regulations.

SEASONALITY

     The Company's production of Home Equity and Equity + loans is seasonal to the extent that borrowers use the proceeds for home improvement contract work. The Company's production of loans for this purpose tends to build during the spring and early summer months, particularly where the proceeds are used for pool installations. A decline is typically experienced in late summer and early fall until temperatures begin to drop. This change in seasons precipitates the need for new siding, window and insulation contracts. Peak volume is experienced in November and early December and declines dramatically from the holiday season through the winter months.

EMPLOYEES

     As of November 1, 1999 the Company had 267 employees. None of the Company's employees is represented by a collective bargaining agreement. The Company believes that its relations with its employees are satisfactory.

PROPERTIES

     The Company leases 45,950 square feet of office space at 1000 Parkwood Circle, Atlanta, Georgia, consisting of two full floors. The Company's corporate headquarters have been consolidated into 22,975 square feet, consisting of one floor at this location. The Company has subleased the other floor at this location. The Company's lease is for an initial six-year term expiring August 2002 with a conditional option to extend the term to August 2007. In addition, the Company also leases 5,000 square feet of office space for the facilities in Las Vegas, Nevada on a month-to-month basis and 17,900 square feet of office space for the facilities in Charlotte, North Carolina for The Money Centre, Inc. The Company also leases office space on short-term or month-to-month leases in Waldwick, New Jersey; Blue Springs, Missouri; Austin, Texas; Seattle, Washington; Waterford, Michigan; Columbus, Ohio; Elmhurst, Illinois; Bridgeville, Pennsylvania; Denver, Colorado; Phoenix, Arizona; Patchogue, New York; Woburn, Massachusetts; Dublin, California; Tallahassee, Florida; Brentwood, Tennessee; Las Vegas, Nevada; Charlotte, North Carolina and Atlanta, Georgia. The Company believes that all of its facilities are suitable and adequate for its current operations.

LEGAL PROCEEDINGS

     On October 8, 1998, the Office of the Consumer Credit Commissioner of the State of Texas issued a denial of the Company's application for licensing as a secondary mortgage lender. On October 20, 1998, the Company filed an appeal of the Commissioner's decision. As a result of settlement terms reached with the Commissioner on May 13, 1999, the Company's secondary mortgage license application was granted.

     On February 23, 1998, an action was filed in the United States District Court for the Northern District of Georgia by Robert J. Feeney, as a purported class action against the Company and Jeffrey S. Moore, the Company's former President and Chief Executive Officer. The complaint alleges, among other things, that the defendants violated the federal securities laws in connection with the preparation and issuance of certain of the Company's financial statements. The named plaintiff seeks to represent a class consisting of purchasers of the Company's Common Stock between April 11, 1997 and December 18, 1997, and seeks damages in an unspecified amount, costs, attorney's fees and such other relief as the court may deem proper. On June 30, 1998, the plaintiff amended the complaint to add additional plaintiffs, and to add as a defendant Mego Financial, the Company's former parent On September 18, 1998, the Company, Jeffrey S. Moore, and Mego Financial filed motions to dismiss the complaint. On April 8, 1999, the court granted each of these motions. In the court's order dismissing the complaint, the plaintiffs were permitted, upon proper motions, to serve and file a second amended and redrafted complaint within

30 days. On May 10, 1999, the Plaintiffs moved for leave to file and serve the second amended and redrafted complaint contemplated in the earlier order. On July 19, 1999, the Company, Jeffrey S. Moore and Mego Financial filed motions to dismiss the second amended and redrafted complaint. Those motions are still pending. The Company believes that it has meritorious defenses to this lawsuit and that resolution of this matter will not result in a material adverse effect on the business or financial condition of the Company.

     On October 2, 1998, an action was filed in the United States District Court for the Western Division of Tennessee by Traci Parris, as a purported class action against Mortgage Lenders Association, Inc., the Company and City Mortgage Services, Inc., one of the Company's strategic partners. The complaint alleges, among other things, that the defendants charged interest rates, origination fees and loan brokerage commissions in excess of those allowed by law. The named plaintiff seeks to represent a class of borrowers and seeks damages in an unspecified amount, reform or nullification of loan agreements, injunction, costs, attorney's fees and such other relief as the court may deem just and proper. On October 27, 1998, the Company filed a motion to dismiss the complaint for lack of jurisdiction, which the court denied on May 18, 1999. On July 6, 1999, the court denied the Company's subsequent motion for reconsideration, and on the same date granted the Company's request for interlocutory appeal to the United States Court of Appeals for the Sixth Circuit on the question of jurisdiction. On July 15, 1999, the Company filed an interlocutory appeal to the Court of Appeals. On September 28, 1999, the Court of Appeals agreed to accept the Company's interlocutory appeal on the jurisdictional question, and docketed the appeal. That interlocutory appeal is still pending. The Company believes it has meritorious defenses to this lawsuit and that resolution of this matter will not result in a material adverse effect on the business or financial condition of the Company.

     In the ordinary course of its business, the Company is, from time to time, named in lawsuits. The Company believes that it has meritorious defenses to these lawsuits and that resolution of these matters will not have a material adverse effect on the business or financial condition of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the directors and executive officers of the Company as of August 31, 1999.

NAME                                        AGE                   POSITION
----                                        ---                   --------
Champ Meyercord...........................  59    Chairman of the Board and Chief
                                                  Executive Officer
J. Richard Walker.........................  53    Executive Vice President and Chief
                                                  Financial Officer
Spencer I. Browne.........................  49    Director
Hubert M. Stiles..........................  52    Director
David J. Vida, Jr.........................  33    Director
John D. Williamson, Jr....................  64    Director

     Edward B. "Champ" Meyercord has been Chairman and Chief Executive Officer of the Company since July 1998 and, prior thereto, he was a special consultant to the Company since May 1998. From 1994 to 1998, Mr. Meyercord was a senior investment banker with Greenwich Capital Markets, most recently as a co-head of the Mortgage and Asset Backed Finance Group. In addition to his involvement with asset backed securities, Mr. Meyercord was involved in the development of financing vehicles for specialty finance companies. Greenwich Capital Markets has performed investment banking services for the Company since 1994. Prior to 1994, Mr. Meyercord was a co-managing partner of Hillcrest Partners, a private investment bank specializing in mergers and acquisitions for financial institutions. Mr. Meyercord is a member of the Board of Directors of The National Home Equity Mortgage Association.

     J. Richard Walker has been Executive Vice President and Chief Financial Officer of the Company since October 1998. Since 1988, Mr. Walker has been a principal of Walker & Mikloucich, P.C., an accounting firm. Since 1986, Mr. Walker has been managing director of Vulcan Capital, Inc., formerly TVG Associates, Inc., a business advisory services firm.

     Spencer I. Browne has been a Director of the Company since consummation of the initial public offering in November 1996. For more than five years prior to September 1996, Mr. Browne held various executive and management positions with several publicly traded companies engaged in businesses related to the residential and commercial mortgage loan industry. From August 1988 until September 1996, Mr. Browne served as President, Chief Executive Officer and a Director of Asset Investors Corporation ("AIC"), a New York Stock Exchange ("NYSE") traded company he co-founded in 1986. He also served as President, Chief Executive Officer and a Director of Commercial Assets, Inc., an American Stock Exchange traded company affiliated with AIC, from its formation in October 1993 until September 1996. In addition, from June 1990 until March 1996, Mr. Browne served as President and a Director of M.D.C. Holdings, Inc., a NYSE traded company and the parent company of a major home builder in Colorado.

     Hubert M. Stiles, Jr. Mr. Stiles has been a Director of the Company since July 1998. Since September 1996, Mr. Stiles has been a money manager for and President of T. Rowe Price Recovery Fund II Associates, L.L.C. Mr. Stiles has been Vice President of

T. Rowe Price Associates, Inc. and a money manager for and President of T. Rowe Price Recovery Fund Associates, Inc. since May 1988.

     David J. Vida, Jr. Mr. Vida has been a Director of the Company since June 1998. Since July 1996, Mr. Vida has been President of City Mortgage Services, a division of City National Bank. Mr. Vida served as Chief Financial Officer of Prime Financial Corp. from June 1994 until June 1996. From January 1992 to June 1996, Mr. Vida was a Senior Accountant for KPMG Peat Marwick LLP.

     John D. Williamson, Jr. has been a Director of the Company since September 1998. Since January 1997, Mr. Williamson has been engaged in the corporate practice of law and as a consultant. From 1983 to January 1997, Mr. Williamson worked in various capacities at Transport Life Insurance Company (a subsidiary of Travelers Group, Inc.) including Chief Executive Officer, Vice Chairman of the Board, and Chairman of the Board.

     The Company's officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors. The Company's directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. The Company reimburses all directors for their expenses in connection with their activities as directors of the Company. Directors of the Company who are also employees of the Company do not receive additional compensation for their services as directors. Members of the Board of Directors of the Company who are not employees of the Company receive an annual retainer fee of $30,000. Directors are also reimbursed for their expenses incurred in attending meetings of the board of directors and its committees.

     The board of directors has delegated certain functions to the following standing committees:

     Audit Committee. The Audit Committee's functions include recommending to the board the engagement of the Company's independent certified public accountants, reviewing with the accountants the plan and results of their audit of the Company's financial statements and determining the independence of the accountants. The Audit Committee held six meetings in fiscal 1999. The Audit Committee is currently composed of Messrs. Stiles, Browne and Vida.

     Compensation Committee. The Compensation Committee has the authority to approve the compensation of the Company's executive officers. The Compensation Committee held three meetings in fiscal 1999. Currently, the Compensation Committee consists of Messrs. Williamson and Browne.

     Nominating Committee The Company currently does not maintain a nominating committee.

     Plan Committee. The Plan Committee was established in January 1999 to administer the Plan. The Plan Committee is currently composed of Messrs. Stiles and Williamson.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the annual and long-term compensation earned by the Company's chief executive officers and the other executive officer as of August 31, 1999 whose annual salary and bonus during fiscal 1999 exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                                                 AWARDS
                                            ANNUAL                            ------------
                                         COMPENSATION                          NUMBER OF
                             FISCAL   -------------------    OTHER ANNUAL       OPTIONS         ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR     SALARY     BONUS     COMPENSATION(1)    GRANTED(2)    COMPENSATION(3)
---------------------------  ------   --------   --------   ---------------   ------------   ---------------
Champ Meyercord(4).......     1999    $306,627   $250,000       $    --              --         $
  Chairman of the             1998      63,462         --            --         481,859               --
  Board and Chief             1997          --         --            --              --               --
  Executive Officer
J. Richard Walker(5).....     1999    $183,333         --       $ 1,000          50,000               --
  Executive Vice              1998          --         --            --              --               --
  Chief Financial             1997          --         --            --              --               --
  Officer
Wm. Paul Ralser(6).......     1999    $264,423         --       $ 1,547              --               --
  President and Chief         1998          --         --            --              --               --
  Operating Officer           1997          --         --            --              --               --
James L. Belter(7).......     1999    $ 58,333   $120,000(8)     $ 2,519             --               --
  Executive Vice              1998     212,519    100,000(8)       9,919             --          135,868
  President and               1997     180,003    100,000(8)      15,896         10,000               --
  Treasurer

-------------------------

(1) Other annual compensation consisted of car allowances, contributions to 401(k) plans and moving expenses.
(2) See "-- Employment Agreements" and "-- Company Stock Option Plans" below.
(3) All other compensation consisted of funds received from the Company to repurchase outstanding SARs and stock options.
(4) Mr. Meyercord became Chief Executive Officer of the Company in July 1998.
(5) Mr. Walker became Executive Vice President and Chief Financial Officer of the Company in October 1998.
(6) Mr. Ralser began employment with the Company on September 1, 1998 and resigned from the Company on July 31, 1999.
(7) Mr. Belter resigned from the Company on November 30, 1998.
(8) Bonuses paid to Mr. Belter during fiscal years 1996 and 1997 were discretionary bonuses determined by the Board of Directors. The bonus paid during fiscal 1998 was paid pursuant to an employment contract entered into with Mr. Belter in August 1997.

     The following table sets forth certain information concerning grants of stock options made during the fiscal year ended August 31, 1999 to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                          NUMBER OF
                          SECURITIES   PERCENT OF TOTAL
                          UNDERLYING   OPTIONS GRANTED
                           OPTIONS     TO EMPLOYEES IN     EXERCISE     EXPIRATION      POTENTIAL
NAME                      GRANTED(#)     FISCAL YEAR      PRICE($/SH)      DATE      REALIZABLE VALUE
----                      ----------   ----------------   -----------   ----------   ----------------
Champ Meyercord.........        --             --               --            --
  Chairman of the
  Board and Chief
  Executive Officer
James L. Belter.........        --             --               --            --
  Executive Vice
  President and
  Treasurer (1)
J. Richard Walker.......    50,000          12.7%           $15.00       1/12/09         $250,000
  Executive Vice
  President and Chief
  Financial Officer

-------------------------

(1) Mr. Belter resigned from the Company on November 30, 1998.

     The following table sets forth certain information concerning unexercised stock options held by the Named Executive Officers as of August 31, 1999. No stock options were exercised by the Named Executive Officers during the fiscal year ended August 31, 1999. See "-- Company Stock Option Plans."

                 AGGREGATED FISCAL YEAR-END OPTION VALUE TABLE

                                                                   VALUE OF UNEXERCISED
                                     NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                                        OPTIONS HELD AT                   HELD AT
                                        AUGUST 31, 1999             AUGUST 31, 1999(1)
                                  ---------------------------   ---------------------------
                                  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                  -----------   -------------   -----------   -------------
Champ Meyercord.................   160,620         321,239       $     --             --
J. Richard Walker...............        --          50,000             --             --

-------------------------

(1) The closing sales price of the Company's common stock as reported on the Nasdaq Small Cap Market on August 31, 1999 was $4.50, as adjusted to reflect the one-for-ten reverse stock split. All options held by Messrs. Belter, Meyercord and Walker as of August 31, 1999 were granted at exercise prices in excess of such market price.

EMPLOYMENT AGREEMENTS

     On June 23, 1998, the Company entered into an employment agreement with Champ Meyercord pursuant to which Mr. Meyercord became the Chairman of the Board and Chief Executive Officer of the Company. The Company and Mr. Meyercord elected to renegotiate the original employment agreement and entered into a new employment agreement (the "Meyercord Agreement") on February 12, 1999. The initial term of the Meyercord Agreement terminates on December 31, 2001 and the agreement will continue on a year-to-year basis unless terminated by either party. The Meyercord Agreement provides for an initial annual base salary of $300,000. From the date of the Meyercord Agreement until December 31, 1998, Mr. Meyercord is entitled to a bonus of at least $250,000. For each subsequent calendar year during the term of the agreement, Mr. Meyercord shall be entitled to receive bonuses pursuant to a management incentive compensation plan for senior management to be established by the Company. Pursuant to the Meyercord Agreement Mr. Meyercord was granted options to purchase 481,859 shares of common stock upon approval by the Company's stockholders of the 1999 Plan.

     Upon termination of the agreement for "cause," Mr. Meyercord will be entitled to receive his base salary through the effective date of termination and any determined but unpaid incentive compensation for any bonus period ending on or before the date of termination. In the event of his termination by the Company "without cause" or his voluntary termination on six months notice, Mr. Meyercord will be entitled to (1) any unpaid base salary through the date of termination, (2) accrued but unpaid incentive compensation, if any, for the bonus period ending on or before the date of termination, (3) the continuation of any benefits through the expiration of the Meyercord Agreement and (4) the payment, through the date of expiration of the Meyercord Agreement, of his base salary and incentive compensation (in an amount equal to the incentive compensation paid to Mr. Meyercord for the calendar year immediately preceding termination). In the event of a change of control of the Company accompanied within two years by either (1) termination of Mr. Meyercord's employment by the Company "without cause" or (2) Mr. Meyercord's voluntarily termination for "good reason," Mr. Meyercord will be entitled to the amounts receivable upon a termination "without cause." In addition, upon a change of control any vested stock options granted to Mr. Meyercord will accelerate and become immediately vested. The Meyercord Agreement contains a non-competition provision that generally prohibits Mr. Meyercord from competing with the Company during his employment by the Company and for the lesser of the two-year period following the termination of his employment for any reason or the period of time during which Mr. Meyercord is entitled to continuing payments from the Company due to a termination of the Meyercord Agreement due to disability, voluntary termination, termination "without cause" or change of control of the Company.

     On September 1, 1999, the Company entered into an employment agreement with
J. Richard Walker, employing Mr. Walker as Executive Vice President and Chief Financial Officer of the Company. The initial term of the employment agreement (the "Walker Agreement") terminates on August 31, 2001 and the agreement will continue on a year-to-year basis unless terminated by either party. The Walker Agreement provides an initial annual base salary of $200,000. For each fiscal year during the term of the agreement, Mr. Walker shall be entitled to receive bonuses pursuant to a management incentive compensation plan to be established by the Company. Pursuant to the terms of the Company's stock option plan and the agreement, Mr. Walker is eligible to receive options to purchase shares of stock at the discretion of the Company's stock option plan committee.

     Upon termination of the agreement for "cause," Mr. Walker will be entitled to receive his base salary through the effective date of termination and any determined but unpaid incentive compensation for any bonus period ending on or before the date of termination. In the event of his termination by the Company "without cause" or termination by Mr. Walker for "good reason" on six months notice, Mr. Walker will be entitled to (1) any unpaid base salary through the date of termination, (2) accrued but unpaid incentive compensation, if any, for the bonus period ending on or before the date of termination, (3) the continuation of any benefits through the expiration of the Walker agreement, and
(4) the payment, through the date of expiration of the Walker Agreement, of his base salary and incentive compensation (in amount equal to the incentive compensation paid to Mr. Walker for the calendar year immediately preceding termination). In the event of a change of control of the Company accompanied within two years by either (1) termination of Mr. Walker's employment by the Company "without cause" or (2) Mr. Walker's voluntary termination for "good reason", Mr. Walker will be entitle to the amounts receivable upon a termination "without cause". In addition, upon a change of control any vested stock options granted to Mr. Walker will accelerate and become immediately vested. The Walker Agreement contains a non-competitive provision that generally prohibits Mr. Walker from competing with the Company during his employment by the Company and for the one-year period following the termination of his employment for any reason.

     During fiscal 1999, James Belter, the Company's Executive Vice President and Chief Financial Officer until November 30, 1998, was employed pursuant to an employment agreement entered into in August 1997. The employment agreement provided that Mr. Belter was entitled to receive discretionary performance bonuses based on factors determined by the Committee and the board of directors in accordance with the Company's executive bonus pool program. Notwithstanding the foregoing, Mr. Belter was guaranteed to receive a bonus of $100,000 for each of the first two years of his employment agreement.

     The Company intends to enter into employment agreements with certain other members of senior management, including Mr. Walker.

COMPANY STOCK OPTION PLANS

  1996 Plan

     Under the Company's 1996 Employee Stock Option Plan (the "1996 Plan"), 1,000 shares of Common Stock remain reserved for issuance upon exercise of stock options. The 1996 Plan was designed as a means to retain and motivate key employees and directors. The Board of Directors, or a committee thereof, administers and interprets the 1996 Plan and is authorized to grant options thereunder to all eligible employees and directors of the Company, except that no incentive stock options (as defined in Section 422 of the Code) may be granted to a director who is not also an employee of the Company or a subsidiary. The 1996 Plan provides for the granting of both incentive stock options and nonqualified stock options. Options may be granted under the 1996 Plan on such terms and at such prices as determined by the Board of Directors, or a committee thereof, except that the per share exercise price of incentive stock options cannot be less than the fair market value of the Common Stock on the date of grant. Each option is exercisable after the period or periods specified in the related option agreement, but no option may be exercisable after the expiration of ten years from the date of grant. Options granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company must have an exercise price of at least 110% of the fair market value of the Common Stock on the date of grant and a term of no more than five years. The 1996 Plan also authorizes the Company to make or guarantee loans to optionees to enable them to exercise their options. Such loans must (1) provide for recourse to the optionee, (2) bear interest at a rate no less than the prime rate of interest, and (3) be secured by the shares of Common Stock purchased. The Board of Directors has the authority to amend or terminate the 1996 Plan, provided that no such action may impair the rights of the holder of any outstanding option without the written consent of such holder, and provided further that certain amendments of the 1996 Plan are subject to stockholder approval. Unless terminated sooner, the 1996 Plan will continue in effect until all options granted thereunder have expired or been exercised, provided that no options may be granted ten years after commencement of the 1996 Plan. In connection with the spin-off of the Company, all options outstanding under the 1996 Plan were converted into SARs in August 1997. In October 1997, the Company repurchased all SARs outstanding under the 1996 Plan.

  1997 Plan

     In August 1997, the Company's Board of Directors adopted the Company's 1997 Stock Option Plan (the "1997 Plan"). The 1997 Plan was approved by the stockholders of the Company in June 1998. Under the 1997 Plan, as amended, 200,000 shares of Common Stock are reserved for issuance upon the exercise of stock options and/or SARs. The Board of Directors, or a committee thereof, administers and interprets the 1997 Plan and is authorized to grant options and/or SARs thereunder to any person who has rendered services to the Company, except that no incentive stock options may be granted to any person who is not also an employee of the Company or any subsidiary. As of August 31, 1998, a total of 120,000 options had been granted under the 1997 Plan, of which 6,325 were held by directors and executive officers.

  1999 Plan

     In February 1999, the Company's stockholders approved the Company's 1999 Incentive Stock Plan (the "1999 Plan"). 1,200,000 shares were reserved for issuance under the 1999 Plan. The 1999 Plan provides for the issuance of options and restricted stock to certain of the Company's employees and outside directors and the issuance of SARs to certain of the Company's key employees. The 1999 Plan is administered by a committee of two or more of the Company's outside directors each of whom must satisfy the requirements for a "non-employee" director under Rule 16b-3 of the Securities Exchange Act of 1934 and an "outside director" under Section 162(m) of the Code. No Key Employee of the Company (as defined in the 1999 Plan) may be granted an option or SAR with respect to more than 150,000 shares of the Company's Common Stock, except that an option to purchase 481,859 shares of common stock may be granted to the Company's chief executive officer in connection with the renegotiation of his June 23, 1998 employment agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1999, Messrs. John D. Williamson, Jr. and Spencer I. Browne served as members of the Compensation Committee. Mr. Browne was a consultant of the Company during fiscal 1999, for which he was paid $80,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of January 17, 2000, information with respect to the beneficial ownership of the Common Stock by (1) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (2) each director of the Company, (3) each of the Named Executive Officers, and (4) all directors and executive officers of the Company as a group. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

                                                    NUMBER OF SHARES     PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER(1)            BENEFICIALLY OWNED   OWNERSHIP(2)
---------------------------------------            ------------------   -------------
DIRECTORS AND EXECUTIVE OFFICERS:
Champ Meyercord(3)...............................        163,120             8.1%
J. Richard Walker................................             --             *
Spencer I. Browne(4).............................         70,976             1.7
Hubert M. Stiles, Jr.(5)(6)......................        675,569            16.6
David J. Vida, Jr.(6)............................          1,666             *
John D. Williamson, Jr.(6).......................         14,185             *
All executive officers and directors of the
  Company as a group (6 persons).................        856,842            20.0
OTHER LARGE STOCKHOLDERS:
Value Partners, Ltd.(7)..........................      1,474,550            26.9
City National Bank(8)............................      1,333,336            24.7
Sovereign Bancorp(9).............................      1,333,336            24.7
Friedman, Billings, Ramsey Group, Inc.(10).......        974,245            21.6
Emanuel J. Friedman(10)(11)......................        666,666            16.4
T. Rowe Price Recovery Fund II, L.P.(5)..........        675,569            16.6
First Fidelity Bancorp, Inc.(12).................        333,335             7.6
Merrill Lynch Phoenix Fund, Inc.(13).............        300,000             7.4
Premium Total Return Fund(14)....................        266,667             6.6

-------------------------

   * Less than 1%

 (1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this prospectus upon the exercise of options and warrants. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date of this prospectus have been exercised. Unless otherwise stated, the address for each of the following persons is 1000 Parkwood Circle, 6th Floor, Atlanta, Georgia 30339.

 (2) Based on 4,062,697 shares of Common Stock outstanding as of January 17, 2000, and, where applicable, the conversion of the stock equivalents held by a particular holder or group but no other holders.

 (3) Includes 160,620 shares issuable upon the exercise of currently outstanding options.

 (4) Includes 67,250 shares issuable upon the exercise of currently outstanding options.

 (5) The address of Mr. Stiles and T. Rowe Price Recovery Fund II, L.P. is 100 East Pratt Street, Baltimore, Maryland 21202. Represents shares beneficially owned by T. Rowe Price Recovery Fund II, L.P., T. Rowe Price Recovery Fund II Associates, L.L.C. and T. Rowe Price Associates, Inc. (of which Mr. Stiles is a vice president). Mr. Stiles disclaims beneficial ownership of these shares. Based on a Schedule 13G filed with the SEC on July 10, 1998. Includes 3,151 shares currently issuable pursuant to the conversion of Original Secured Notes in which T. Rowe Price Recovery Fund II, L.P. has a participation interest. Does not include shares of Common Stock issuable if the stockholders approve, at the annual meeting of stockholders scheduled to be held on March 9, 2000, the issuance of 14,284,363 shares of Common Stock upon the conversion of $14.0 million principal amount of Amended Notes which the Company proposes to issue to Value Partners, Ltd.

 (6) Includes 1,666 shares issuable upon the exercise of currently outstanding options.

 (7) The address of Value Partners, Ltd. is 4514 Cole Avenue, Suite 808, Dallas, Texas 75205. Represents shares issuable upon the conversion of 22,000 shares of Preferred Stock and 11,027 shares currently issuable upon the conversion of Original Secured Notes owned by Value Partners, Ltd.. Does not include shares of common stock issuable if the stockholders approve, at the annual meeting of stockholders scheduled to be held on March 9, 2000, the issuance of 14,284,363 shares of Common Stock upon the conversion of $14.0 principal amount of Amended Notes which the Company proposes to issue to Value Partners, Ltd.

 (8) City National Bank's address is 25 Gatewater Road, Charleston, West Virginia 25313. Represents (i) 666,670 shares issuable upon conversion of Preferred Stock and (ii) 666,666 shares issuable upon exercise of currently outstanding options.

 (9) Sovereign Bancorp's address is 1130 Berkshire Boulevard, P.O. Box 12646, Reading, Pennsylvania 19612. Represents (i) 666,670 shares issuable upon conversion of Preferred Stock and (ii) 666,666 shares issuable upon exercise of currently outstanding options.

(10) The address of Friedman, Billings, Ramsey Group, Inc. ("FBRG") is 1001 19th Street North, Arlington, Virginia 22209. As of March 31, 1999, FBRG, through its two wholly-owned subsidiaries Friedman, Billings, Ramsey Investment Management, Inc. ("Investment Management") and Orkney Holdings, Inc. ("Orkney"), had sole voting and dispositive power with respect to 535,910 shares of Common Stock. This number does not include 666,666 shares of Common Stock owned by Emanuel J. Friedman, as to which FBRG disclaims beneficial ownership. Investment Management serves as general partner and discretionary investment manager for FBR Ashton, L.P. ("Ashton") which, as of March 31, 1999, owned 4,450 shares of Preferred Stock (which are convertible into 296,668 shares of Common Stock). Investment Management also serves as discretionary manager for FBR Opportunity Fund, Ltd. ("Opportunity Fund") which, as of March 31, 1999, owned 90,680 shares of Common Stock. Orkney is a wholly-owned subsidiary of FBRG which, as of March 31, 1999, owned 445,230 shares of Common Stock and 2,125 shares of Preferred Stock (which are convertible into an aggregate of 141,667 shares of Common Stock). Each of FBRG, Ashton, Investment Management, Opportunity

     Fund and Orkney disclaims beneficial ownership of the shares of Common Stock owned by the other four entities. In addition, Emanuel J. Friedman, Eric F. Billings and W. Russell Ramsey are each control persons with respect to FBRG.

(11) Mr. Friedman's address is 1001 19th Street, Arlington, Virginia 22209. Excludes 535,910 shares beneficially owned by FBRG, as to which Mr. Friedman disclaims beneficial ownership. Mr. Friedman has notified the Company that, until the earlier of (i) the first date on which he, together with FBR and its affiliates, holds shares of Common Stock representing less than 20% of the total issued and outstanding Common Stock or (ii) the date on which he deposits his shares of Common Stock in a voting trust to be voted by an unaffiliated third party, he waives the right to vote his shares of Common Stock.

(12) The address of First Fidelity Bancorp, Inc. is 2601 Main Street, Suite 100, Irvine, California 72614. Represents shares issuable upon conversion of Preferred Stock.

(13) The address of Merrill Lynch Phoenix Fund, Inc. is 4 New York Plaza, 11(th) Floor, c/o Chase Manhattan Bank, New York, New York.

(14) Represents shares issuable upon the conversion of Preferred Stock.

                              CERTAIN TRANSACTIONS

     Listed below are transactions the Company has entered into with its affiliates in the past three years. An "affiliate" generally is a person or entity that is (1) "controlled by the Company," such as an officer of the Company, (2) that "controls the Company" such as a director of a company, and in the case of the Company, Mego Financial, the Company's former parent; or (3) entities under "common control" with a company. PEC, a subsidiary of Mego Financial, is an affiliate of Mego Financial because it is "controlled by" Mego Financial, and is an affiliate of the Company, because the directors that controlled the Company until the completion of the recapitalization also controlled Mego Financial.

PURCHASE OF PARTICIPATION INTEREST IN SECURED NOTES BY T. ROWE PRICE RECOVERY FUND II, L.P.

     T. Rowe Price Recovery Fund II, L.P. purchased from Value Partners a $2.0 million participation interest in the current Secured Notes. The managing general partner of T. Rowe Price Recovery Fund II, L.P. is T. Rowe Price Recovery Fund II Associates, L.L.C. of which Hubert M. Stiles, Jr., a member of the Board, is president.

RELATIONSHIP WITH GREENWICH

     Champ Meyercord, the Company's Chairman of the Board and Chief Executive Officer, was formerly a senior investment banker at Greenwich Capital Markets ("Greenwich"). In October 1996, Greenwich agreed to purchase from the Company $2.0 billion of loans over a five year period. The Company has sold Greenwich approximately $800.0 million in loans from the inception of the agreement. The agreement with Greenwich was terminated in June 1998 and the Company has no further obligation under the agreement.

     In April 1997, the Company entered into a pledge and security agreement with Greenwich for an $11.0 million revolving credit facility. The amount which could be borrowed under the agreement was increased to $15.0 million in June 1997 and to $25.0 million in July 1997. This facility is secured by a pledge of certain of the Company's interest only and residual class certificates relating to securitizations carried as mortgage related securities on the Company's Statements of Financial Condition, payable to the Company pursuant to its securitization agreements. As of August 31, 1998, approximately $10.0 million was outstanding under the agreement. This agreement, which was originally scheduled to mature in December 1998, was extended until December 1999, and all amounts outstanding under the agreement have now been repaid by the Company.

TAX SHARING AND INDEMNITY AGREEMENT

     For taxable periods up to the date of the spin-off of the Company by Mego Financial, the Company's results of operations were includable in the tax returns filed by Mego Financial's affiliated group for federal income tax purposes. Under a tax allocation and indemnity agreement with Mego Financial, the Company recorded a liability to Mego Financial for federal income taxes calculated on a separate company basis. Under a prior tax sharing arrangement with Mego Financial, the Company recorded a liability to Mego Financial for federal income taxes applied to the Company's financial statement income after giving consideration to applicable income tax law and statutory rates. In addition, both the agreement and the arrangement provided that the Company and Mego Financial each will indemnify the other under certain circumstances. The Company no longer files consolidated returns with Mego Financial's affiliated group. The Company believes that all obligations under the tax sharing agreement have been satisfied.

MANAGEMENT SERVICES AGREEMENT WITH PEC

     Until the Recapitalization, PEC, a subsidiary of Mego Financial, supplied the Company on an as-needed basis with certain executive, accounting, legal, management information, data processing, human resources, advertising services and promotional personnel of PEC provided services to the Company on an "as needed" basis. The Company paid management fees to PEC in an amount equal to the direct and indirect expenses of PEC related to the services supplied by its employees to the Company, including an allocable portion of the salaries and expenses of these employees based upon the percentage of time these employees spent performing services for the Company. This arrangement was formalized on September 1, 1996 by execution of a management agreement (the "Management Agreement"), in which PEC agreed to provide management services to the Company for an aggregate annual fee of approximately $967,000. Effective January 1, 1998, the annual fee payable by the Company under the Management Agreement was reduced to $528,000. The Management Agreement was terminated on June 29, 1998 and no fees have been paid to PEC pursuant to the Management Agreement since that date. For the years ended August 31, 1997 and 1998 and the three months ended November 30, 1998 and 1999, approximately $967,000, $617,000, and $0, respectively, of the salaries and expenses of these employees of PEC were attributable to and paid by the Company in connection with services supplied by these employees to the Company.

SUB-SERVICING AGREEMENT WITH PEC

     Prior to September 1, 1996, PEC sub-serviced the Company's loans pursuant to which it paid servicing fees of 50 basis points on the principal balance of loans serviced per year. For the years ended August 31, 1997, 1998 and 1999 and the three months ended November 30, 1998 and 1999, the Company paid sub-servicing fees to PEC of approximately $709,000, $1.9 million, $2.1 million, $0 million and $0, respectively. The Company entered into a servicing agreement with PEC (the "Servicing Agreement"), effective as of September 1, 1996, providing for the payment of servicing fees of 50 basis points on the principal balance of loans serviced per year. For the years ended August 31, 1997, 1998 and 1999 and the three months ended November 30, 1998 and 1999, the Company incurred interest expense in the amount of $16,000, $0, $0, $0 and $0, respectively, related to fees payable to PEC for these services. The interest rates were based on PEC's average cost of funds and equaled 10.48% in 1997. Effective September 1, 1997, the servicing fees were reduced to 40 basis points per year and effective January 1, 1998, the servicing fees were further reduced to 35 basis points per year. The Servicing Agreement has been terminated as the mortgage servicing rights were transferred to City National Bank.

FUNDING AND GUARANTEES BY MEGO FINANCIAL

     In order to fund the Company's past operations and growth, and in conjunction with filing consolidated returns, the Company borrowed money from Mego Financial. As of August 31, 1997, 1998 and 1999, the amount of intercompany debt owed to Mego Financial was $0, $9.7 million, $0 and $0, respectively. Prior to the initial public offering,

Mego Financial had guaranteed the Company's obligations under the Company's credit agreements and an office lease. The guarantees of the Company's credit agreements were released on the completion of the initial public offering. The Company did not pay any compensation to Mego Financial for such guarantees.

     In November 1996, Greenwich agreed to purchase from the Company $2.0 billion of loans over a five year period. Pursuant to the agreement, Mego Financial issued to Greenwich four-year warrants to purchase 1.0 million shares of Mego Financial's common stock. The value of the warrants, estimated at $3.0 million (0.15% of the commitment amount) as of the commitment date (the "Warrant Value") plus a $150,000 fee has been written off as the commitment for the purchase of loans has been terminated.

     On August 29, 1997, the Company and Mego Financial entered into a Payment Agreement for the Company's repayment after the spin-off of (1) a portion of the debt owed by the Company to Mego Financial as of May 31, 1997 and (2) debt owed by the Company to Mego Financial as of August 31, 1997 (the "Payment Agreement"). Upon consummation of the sale of the Original Notes in October 1997, $3.9 million was paid in accordance with the Payment Agreement. In April 1998, the Company and Mego Financial entered into an agreement (the "1998 Agreement") superseding the Payment Agreement. Pursuant to the 1998 Agreement, the parties agreed to reduce the amounts owed to Mego Financial and agreed to pay such amounts upon the occurrence of certain events. In connection with the Recapitalization, the Company paid PEC $1.6 million to satisfy fully all amounts owed to Mego Financial pursuant to the Payment Agreement and the 1998 Agreement, and the 1998 Agreement was terminated.

RELATIONSHIPS WITH FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

     Friedman, Billings, Ramsey & Co, Inc. ("FBR") a subsidiary of FBRG served as placement agent for the private placements pursuant to a placement agreement (the "Placement Agreement"). Under the terms of the Placement Agreement, the Company paid FBR a fee 160,000 shares of Common Stock equal to 6.0% of the gross proceeds received by the Company from the sale of the shares of Common Stock and Preferred Stock in the Recapitalization. The gross proceeds did not include $10.0 million of Common Stock acquired by an affiliate of FBR. In addition, the Company has agreed, pursuant to the Placement Agreement, to indemnify FBR against certain liabilities, including liabilities under the Securities Act, and other liabilities incurred in connection with the Recapitalization.

     In addition, FBR was a managing underwriter for the Company's initial public offering and the Company's public offering of the Old Notes, and was the purchaser of Old Notes. FBR received compensation for such services and the Company agreed to indemnify FBR against certain liabilities, including liabilities under the Securities Act, and other liabilities arising in connection with such offerings. In addition, FBR has in the past provided certain investment banking services to the Company and affiliates of the Company.

     During fiscal 1998, the Company paid FBR 1.6 million shares of common stock for its investment services in conjunction with the Recapitalization. Additionally, the Company has reimbursed FBR for out of pocket expenses totaling approximately $250,000 and paid FBR a cash fee of $416,667 in connection with the Recapitalization. The Company paid FBR $100,000 for its investment services provided in connection with the purchase of the Las Vegas production platform.

THE RECAPITALIZATION

     The Company completed a Recapitalization on July 1, 1998, which provided the Company with approximately $84.5 million of new equity. City National Bank and Sovereign Bancorp, each purchased 10,000 shares of the Company's Preferred Stock at a price of $1,000 per share. In addition, City National Bank and Sovereign Bancorp were each granted an option, which expires in December 2000, to acquire 666,667 shares of Common Stock at a price of $15.00 per share. City National Bank and Sovereign Bancorp each has a right of first refusal to purchase the Company in the event the Company's Board of Directors determines to sell the Company. In addition, City National Bank and Sovereign Bancorp each were granted the right to appoint one member to the Company's Board of Directors and have the right to appoint an additional board member if they exercise their option to purchase additional shares of Common Stock. Upon completion of the recapitalization, David J. Vida, Jr. was appointed to the Board of Directors at the request of City National Bank. Sovereign Bancorp has not exercised its right to appoint a board member but has exercised its right to have a representative attend each board meeting. In addition to the transactions described above, part of the Recapitalization, the Company and each of Sovereign Bancorp and City Holding Company, the parent company of City National Bank, entered into the following agreements: (1) Sovereign Bancorp agreed to provide the Company up to $90.0 million in borrowings under a warehouse line to fund its loan production prior the sale of the loans (this amount has subsequently been reduced to $25.0 million); (2) Sovereign Bancorp agreed to purchase up to $100.0 million of the Company's loans per quarter and has a right of first refusal to purchase all other loans produced by the Company; (3) City National Bank purchased the Company's existing mortgage servicing rights; and (4) City Mortgage Services agreed to service all of the Company's mortgage loans held for sale and loans sold on a servicing retained basis by the Company.

                          DESCRIPTION OF THE NEW NOTES

GENERAL

     The Company is offering to issue up to $19.3 million aggregate principal amount of New Notes under the Exchange Offer. The following summary of the principal terms of the New Notes does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the New Indenture governing the New Notes and the New Notes, copies of which are available from the Exchange Agent. A copy of the New Indenture is available from the Company upon request.

RANKING; RELATION TO SECURED NOTES

     The New Notes and the Original Secured Notes (which we expect to amend, restate and increase to $14.0 million of Amended Notes upon consummation of the Exchange Offer) shall be considered a single class of pari passu indebtedness of the Company. The New Notes are equivalent in right of payment of principal and premium, if any, to the Amended Notes. The New Notes and the Amended Notes represent the senior indebtedness of the Company shall not be subordinate in right or priority of payment to any existing or future indebtedness of the Company.

SECURITY

     The New Notes received by QIBs, as defined in the Securities Act, as a result of the Exchange Offer will be secured, on an equivalent or pari passu basis with the Amended Notes, by a pledge by us of certain of our mortgage-related securities and all of the capital stock of Money Centre. The New Notes received by non-QIBs as a result of the Exchange Offer will be secured only by a pledge of the capital stock of Money Centre. The security interest of the non-QIB holders in the capital stock of the Money Centre will be senior to that of the QIB holders and the holders of the Amended Notes; however, the recovery of the non-QIB holders pursuant to this senior security interest will be limited proportionately to the amount recoverable by the QIB holders and the holders of the Amended Notes pursuant to their respective security interests in the collateral.

     The Intercreditor Agreement provides for a pro-rata recovery by the holders of the New Notes and the Amended Notes of the proceeds of a liquidation of the collateral pledged by the Company following a Default or an Event of Default (each as defined in the New Indenture), except that the holders of the New Notes that are not QIBs may not receive proceeds from the liquidation of certain collateral that may only be pledged to QIBs, even if this fact results in such non-QIB holders of the New Notes receiving a lesser pro-rata recovery upon the liquidation of the collateral than the QIB holders of the New Notes and the holders of the Amended Notes.

REDEMPTION

     The New Notes are redeemable, in whole but not in part, prior to maturity at the option of the Company at any time and from time to time at a redemption price (the "Redemption Price") (expressed as a percentage of principal amount), including accrued but unpaid interest:

     - after June 15, 2004, of 106%; and

     - after June 15, 2005 of 106%.

     In addition, the Company has the right to redeem the New Notes at any time if the trading price of the Common Stock closes above $5.00 per share for 35 consecutive trading days after the Expiration Date.

FAILURE TO OBTAIN STOCKHOLDER APPROVAL

     If the Company does not obtain stockholder approval of the conversion of up to $6,428,000 principal amount of the New Notes into Common Stock or the conversion of the Secured Notes into Common Stock (1) the interest rate on the New Notes shall be increased 1% per annum on a monthly basis to a maximum of 18%
(2) the holders of the New Notes shall have the right to have such New Notes repurchased by the Company at a price equal to 112% of the principal amount of such New Notes.

     Based on the Company's current liquidity situation and forecasts, the Company expects that it would be unable to repurchase New Notes at the required 112% premium or to pay any additional interest with respect to the New Notes should the stockholders fail to approve the issuance of Common Stock with respect to the Convertible New Notes or the issuance of Common Stock with respect to the Amended Notes.

SINKING FUND

     There is no mandatory sinking fund for the Notes.

PAYMENT ON THE NEW NOTES

     The principal amount or redemption price of the New Notes shall be payable upon presentation and surrender by a holder of the New Notes held by such holder at the office of the Trustee in New York, New York or at the office of any other Paying Agent (as defined in the New Indenture) designated by the Company. Payments of principal, interest and premium, if any, shall be paid by check mailed to the address of such person on the register maintained by the Trustee, provided that at the request of a holder in writing to the Company at least five days prior to the date set for the such payment, the payment will be made to such holder by wire transfer out of immediately available funds.

CERTAIN COVENANTS

     Set forth below are descriptions of certain covenants set forth in the New Indenture.

     Limitation on Indebtedness. The Company will not incur, and the Company will not permit any Subsidiary to incur, directly or indirectly, any Indebtedness or issue any Disqualified Capital Stock provided that the Company may incur Indebtedness if, on the date of such Incurrence (as such capitalized terms are defined in the New Indenture) and after giving effect thereto, (1) the Fixed Charge Coverage Ratio would have been at least 1.6 to 1.0 and (2) the ratio of (X) the aggregate consolidated liabilities of the Company and its Subsidiaries to the Consolidated Net Worth of the Company is less than 6.0 to
1.0. Notwithstanding this prohibition, as long as no Default or Event of Default exists and as long as certain other conditions are met, the Company may incur certain Indebtedness, including:

     - certain warehouse indebtedness;

     - debt evidenced by the New Notes issued in this Exchange Offer and the Amended Notes;

     - certain debt related to interest rate hedging; and

     - certain refinancing debt.

     In addition, mortgage-related securities issued in a securitization transaction entered into by a subsidiary of the Company formed for such purpose shall not be considered Indebtedness of the Company provided generally that (1) the Company nor any subsidiary of the Company provides credit support for such securitization (except for overcollateralization of the senior certificates issued in such transaction or recourse to the Excess Spread Receivables (as defined) retained in such transaction), (2) neither the Company nor any subsidiary is directly or indirectly liable for such securities and (3) no default with respect to such securities would allow a holder of any other indebtedness of the Company to declare a default with respect to such indebtedness.

     Fixed Charge Coverage Ratio means generally with respect to the Company and its subsidiaries for any period, the ratio of the Consolidated Cash Flow to the Fixed Charges (each as defined in the New Indenture) of the Company and its Subsidiaries for such period.

     Financial Covenants. The Company is subject to certain financial covenants under the New Indenture, including covenants regarding minimum net worth and, commencing August 31, 2000, the ratio of liabilities to net worth and the ratio of fixed charges to cash flow.

     Maintenance of Money Centre. The Company must use its reasonable best efforts to operate Money Centre in a manner that will maintain the corporate existence and enterprise value of Money Centre.

     Limitation on Liens. The Company cannot, and will not permit any Subsidiary, to directly or indirectly, incur or permit to exist any lien of any nature whatsoever on any of its properties without effectively providing that the New Notes and the Amended Notes be secured by a lien on the same property as secures the obligations so secured. Under certain conditions, the Company may incur certain "Permitted Liens," including:

     - liens securing indebtedness permitted by the New Indenture;

     - liens incurred in the ordinary course of business; and

     - certain liens on the Company's mortgage-related securities.

     Limitation on Affiliate Transactions. The Company will not, and will not permit any Subsidiary to, enter into any transaction with or for the benefit of, any Affiliate (as defined in the Indenture) of the Company (an "Affiliate Transaction") unless the terms thereof: (1) are in the ordinary course of business and consistent with past practice; (2) are fair to the Company and are no less favorable to the Company or such Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not an Affiliate; and (3) if such Affiliate Transaction involves an amount in excess of $250,000, such Affiliate Transaction is (A) set forth in writing and (B) approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction.

     Merger and Consolidation. The Company cannot merge with or sell all or substantially all its assets to, any entity (a "Successor Company") unless, among other things:

     - the Successor Company expressly assumes, by execution of a supplemental indenture delivered to the Trustee, all of the Company's obligations under the New Notes and the New Indenture, among other things, including the Amended Notes;

     - immediately after giving effect to such transactions (and treating any Indebtedness that becomes an obligation of the Successor Company as a result of such transaction as having been incurred by such Successor Company at the time of such transaction), no default shall have occurred and be continuing with respect to the New Notes;

     - immediately after giving effect to such transaction, the Successor Company would be able to incur $1.00 of additional indebtedness under the terms of the New Indenture; and

     - immediately after giving effect to such transaction, the Consolidated Tangible Net Worth of the Successor Company (as calculated pursuant to the New Indenture) shall not be less than the Consolidated Tangible Net Worth of the Company prior to such transaction

DEFAULTS

     An Event of Default is defined in the New Indenture as, among other things:

     - default in the payment of interest on the New Notes when due, continued for 30 days;

     - default in the payment of principal of and premium, if any, on any New Note when due at its maturity date by acceleration or otherwise;

     - except as otherwise provided in the Indenture, the failure by the Company to comply with any of its obligations in the covenants and other agreements contained in the New Indenture, for a continued period of 60 days;

     - failure of the Company or any Subsidiary of the Company to make any payment, including any applicable grace period, in respect of principal or interest on any Indebtedness which results in Indebtedness in an amount in excess of $1,000,000;

     - default by the Company or a Subsidiary of the Company with respect to any Indebtedness of the Company or such Subsidiary, which results in acceleration of any such Indebtedness in an amount in excess of $1,000,000 without such Indebtedness having been discharged, or such acceleration having been rescinded or annulled, within the applicable grace period;

     - certain events of bankruptcy, insolvency or reorganization of the Company or a Subsidiary;

     - any judgment or decree for the payment of money in excess of $1,000,000 is rendered against the Company or a Subsidiary and remains outstanding for a period of 60 days following such judgment; or

     - the Trustee or the holders of 25% in principal amount of the outstanding New Notes and Amended Notes notify the Company of its failure to observe the Covenants contained in any of the Collateral Documents (as defined in the New Indenture) for a continued period of 30 days.

     If an Event of Default occurs and is continuing, the holders of at least 25% in aggregate principal amount of the New Notes and the Amended Notes, considered as a single class, at the time outstanding by written notice to the Trustee, may declare the principal of the New Notes and all of the interest accrued thereon to be due and payable immediately.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, with the consent of the registered holders of a majority in aggregate principal amount of the New Notes and the Secured Notes, considered as a single class, at the time outstanding when authorized by Board resolution, the Trustee may enter into a supplemental indenture for the purpose of adding, eliminating, waiving or modifying in any way, any of the provisions of the New Indenture.

     However, no such supplemental indenture shall, without the consent of the Holder of each New Note affected thereby (i) extend the fixed maturity of such New Note, or reduce the rate or extend the time of payment of interest thereon, or reduce the principal amount thereof or premium, if any, thereon, or reduce any amount payable on redemption thereof, or impair the right of any such Holder to institute suit for the payment thereof, or make the principal thereof or interest or premium, if any, thereon payable in any coin or currency other than that provided herein, or change the obligation of the Company to repurchase any New Note upon the occurrence of a Repurchase Event (as defined) in a manner adverse to such Holder, or impair the right to convert the New Notes into Common Stock in any material respect, or (ii) reduce the aforesaid percentage of New Notes and the Amended Notes, considered as a single class, the registered holders of which are required to consent to any such amendment, modification, supplement or waiver.

     References in the New Indenture to actions by the holders of the New Notes includes the holders of the Secured Notes, such holders of the New Notes and the Amended Notes acting together as the holders of a single class of securities of the Company.

     Furthermore, waivers of certain covenants and waivers of events of default related to such covenants contained in the New Indenture, including certain waivers with regard to the financial covenants and limitation on indebtedness covenants contained in the New Indenture, require the consent of the holders of at least 70% of the aggregate principal amount of the New Notes and the Amended Notes, considered as a single class, at the time outstanding.

TRANSFER

     A holder of the New Notes will be able to register the transfer of or exchange of the New Notes only in accordance with the provisions of the New Indenture. The Company may require a holder to furnish appropriate endorsements and transfer documents, and to pay a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain registrations of transfers and exchanges.

DEFEASANCE

     The Company may, at the option of its Board of Directors, be discharged from its obligations with respect to all outstanding New Notes and the New Indenture (i.e. legal defeasance), provided that the Company has complied with the conditions below. Under similar circumstances, the Company may also, at the option of its Board of Directors, be released from its obligations under the covenants (i.e. covenant defeasance) described under Article 9 of the New Indenture.

     The following shall be the conditions precedent to legal or covenant defeasance:

     - the Company must irrevocably deposit in trust (i.e. the defeasement trust) with the Trustee unencumbered money or U.S. Government Obligations (as defined) for the payment of principal of, premium, if any, and interest;

     - the Company must deliver to the Trustee an Opinion of Counsel to (as defined) the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same time as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law);

     - no Default of Event of Default shall have occurred and be continuing on the date of deposit or within 91 days thereafter;

     - such legal or covenant defeasance shall not result in violation of, or constitute a default under any material agreement to which the Company or any of its Subsidiaries is bound; and

     - the Obligors will deliver to the Trustee (i) an Opinion of Counsel to the effect that as of the 91st day after deposit, the defeasement trust is not subject to any creditors' rights, (ii) an Officers' Certificate stating that the deposit was not made by the Company in an effort to evade the creditors' rights.

     The Company may not effect a legal or covenant defeasance of the New Notes without providing for the same for the outstanding Secured Notes in a manner satisfactory to the holders of a majority of the aggregate principal amount of the Secured Notes at the time outstanding.

CONCERNING THE TRUSTEE

     US Trust is the Trustee under the New Indenture. The holders of a majority in principal amount of the outstanding New Notes and Secured Notes, considered as a single class, will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions.

GOVERNING LAW

     The New Indenture provides that it and the New Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

BOOK-ENTRY, DELIVERY AND FORM

     Except for any New Notes issued in certificated form without coupons as described below under "-- Certificated Securities" as Certificated Securities, all New Notes will be represented by one or more Global Exchange New Notes without coupons. (The Global Exchange New Notes, along with any Global Notes representing Old Notes, herein collectively are referred to as the "Global Notes.") Each of the Global Exchange New Notes will be issued in a denomination equal to the outstanding New Notes represented thereby and will be held by the DTC, as the Depositary, or its nominee. Beneficial interests in the Global Exchange New Notes will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by the Depositary (with respect to its Participants' interests) and its participants.

     Pursuant to procedures established by the Depositary, upon deposit of the Global Exchange New Notes, the Depositary will credit the accounts of participants with portions of the principal amount of the Global Exchange New Notes. Purchases of participation interests in the Global Exchange New Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for the Exchange New Notes on the Depositary's records. The ownership interest of the beneficial owner of each New Note is in turn to be recorded on the direct and indirect Participants' records and ownership of the New Notes evidenced by the Global Exchange New Notes will be shown on records maintained and procedures established by the Depositary (with respect to the interests of the Depositary's Participants) and the indirect participants.

     Beneficial owners registered with the Trustee of New Notes will be considered the owners or holders thereof under the New Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder.

CERTIFICATED SECURITIES

     Subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for Certificated Securities. Upon any such exchange, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All New Notes that are or become Certificated Securities will be subject to requirements regarding legends. In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a Depositary and the Company is unable to locate a qualified successor within 90 days, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of New Notes in the form of Certificated Securities under the New Indenture, or

(iii) if a Default or Event of Default occurs and any owner of a beneficial interest in a Global Note so requests, then, upon surrender by the Global Note Holder of a Global Note, New Notes in the form of Certificated Securities will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related New Notes. Upon the transfer of Certificated Securities to a person entitled to hold an interest in a Global Note under the New New Indenture, such Certificated Securities may, unless a Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in a Global Note representing the principal amount of New Notes being transferred.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company's authorized capital stock consists of 400,000,000 shares of common stock, $.01 par value, and 5,000,000 shares of Preferred Stock, par value $.01 per share. The following brief description of the Company's capital stock is not complete and is subject in all respects to applicable law and the provisions of the Company's Certificate of Incorporation and Bylaws, copies of which have been filed or incorporated as exhibits in the Company's various filings with the SEC and to the applicable provisions of the Delaware General Corporation Law.

COMMON STOCK

     The holders of Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders. Such stockholders do not have cumulative voting rights in the election of directors. Subject to the rights of any holders of Preferred Stock, holders of common stock are entitled to receive ratably dividends, if any, as may be declared by the Board of Directors out of funds legally available for dividend. For a description of the Company's dividend policy see "Dividend Policy" located earlier in this prospectus. In the event of any liquidation, dissolution or winding up of the Company, the holders of the Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Company available for distribution, subject to the rights of any holders of Preferred Stock. The holders of Common Stock have no preemptive rights to subscribe for additional shares of the Company and no right to convert their stock into other securities. In addition, there are no redemption or sinking fund provisions applicable to the Common Stock. All of outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

     The Company has 5,000,000 shares of authorized Preferred Stock, of which 65,000 shares have been designated as Series A convertible Preferred Stock. The Board of Directors is authorized to provide for the issuance of additional classes and series of Preferred Stock out of remaining undesignated shares, and the Board of Directors may establish the voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of any such additional class or series of Preferred Stock, including the dividend rights, dividend rate, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the stockholders of the Company. The issuance of Preferred Stock by the Board of Directors could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company.

     Series A Convertible Preferred Stock. As part of the recapitalization the Company issued 62,500 shares of Series A convertible Preferred Stock. On any matter on which the holders of Series A Preferred Stock may vote, each holder is entitled to one vote for each share held. The holders of Series A convertible Preferred Stock may vote only as a separate class, and their votes will not be counted together with the holders of Common Stock as a single class. If declared by the board of directors, holders of shares of Series A convertible preferred stock are entitled to receive cash dividends, out of funds legally available therefor, equal to the amount of dividends payable on the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible. With respect to dividend rights, the Series A Preferred Stock ranks on a parity with the Common Stock. No class or series of equity securities may rank senior to the Series A Preferred Stock as to the payment of dividends. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series A Preferred Stock are entitled to receive out of assets of the Company available for distribution to stockholders under applicable law, before any payment or distribution of assets is made to holders of Common Stock or any other class or series of stock ranking junior to the Series A Preferred Stock upon liquidation, liquidating distributions in the amount of $1,000 per share plus accrued and unpaid dividends (whether or not earned) to the date fixed for such liquidation, dissolution or winding up. The Series A Preferred Stock is convertible at the option of the holder on or after 180 days from the date of issuance, and will automatically convert on the second anniversary of the date of issuance, into a number of shares of Common Stock equal to $100 divided by the conversion price (equal to $1.50, subject to certain adjustments). The holders of Series A Preferred Stock have no preemptive rights to subscribe for additional shares of the Company. In addition, there are no redemption or sinking fund provisions applicable to the Series A Preferred Stock. All of the outstanding shares of Series A Preferred Stock are fully paid and nonassessable.

CERTAIN PROVISIONS OF DELAWARE LAW

     The Company is subject to the provisions of section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the proposed business combination has owned 15% or more of the corporation's voting stock.

CERTAIN CHARTER AND BYLAW PROVISIONS

     The Company's Certificate of Incorporation and Bylaws contain certain provisions that could discourage potential takeover attempts and make attempts by stockholders to change management more difficult. The Certificate of Incorporation and Bylaws provide that special meetings of stockholders may be called only by the Board of Directors or upon the written demand of the holders of not less than 30% of the votes entitled to be cast at a special meeting.

     The Certificate of Incorporation permits the board of directors to create new directorships and the Company's Bylaws permit the board of directors to elect new directors to serve the full term of the class of directors in which the new directorship was created. The Bylaws also provide that the Board of Directors (or its remaining members, even though less than a quorum) is empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the terms of the class of directors in which the vacancy occurred.

     The Company's Certificate of Incorporation provides that liability of directors of the Company is eliminated to the fullest extent permitted under the Delaware General Corporation Law. As a result, no director of the Company will be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (1) for any breach of the director's duty of loyalty to the Company or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for any willful or negligent payment of an unlawful dividend, stock purchase or redemption; or (4) for any transaction from which the director derived an improper personal benefit.

REGISTRATION RIGHTS

     The Company has entered into a registration rights agreement with FBR (the "Equity Registration Rights Agreement") on behalf of the purchasers of Common Stock and Preferred Stock in the Recapitalization and on behalf of the holders of Old Notes who received Preferred Stock in the Exchange Offer. In addition, the Company has entered into registration rights agreements with each of City, Sovereign and one private investor which are substantially identical to the Equity Registration Rights Agreement. Together these agreements are referred to as the "Equity Registration Rights Agreements." Pursuant to the Equity Registration Rights Agreements, as amended, the Company had agreed to file with the SEC, on or before September 16, 1998 a registration statement relating to the shares of Common Stock issued as part of the recapitalization and the shares of Common Stock underlying the shares of Preferred Stock issued in the Exchange Offer. The purchasers in the Recapitalization have agreed to extend this deadline to December 15, 1998, and this Registration Statement has been filed in accordance with the Equity Registration Rights Agreement. The Company will use its reasonable efforts to maintain the effectiveness of this registration statement continuously for a period of two years or until the shares of Common Stock covered by this registration statement may be sold without restriction under the Securities Act. However, such continual effectiveness is subject to periods of time when the Company must suspend the use of this prospectus for the purpose of amending the registration statement.

TRANSFER AGENT

     The transfer agent and registrar for the Common Stock and Series A convertible Preferred Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     As of July 31, 1999 the Company had 3,656,666 shares of common stock outstanding. Of these shares, 1,230,000 shares of Common Stock are freely tradable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company, as defined under the Securities Act. The remaining 2,426,666 shares of Common Stock are "restricted shares" and are subject to restrictions under the Securities Act. In addition 4,167,554 shares are issuable upon the conversion of Preferred Stock.

     In general, under Rule 144, a person (or person whose shares are aggregated) who has beneficially owned restricted shares for at least one year, including a person who may be deemed an affiliate of the Company, is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then-outstanding shares of Common Stock (approximately 305,667 shares) or the average weekly trading volume of the Common Stock on the Nasdaq Stock Market during the four calendar weeks preceding such sale. Sale under Rule 144 are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about the Company. A person who has not been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least two years, would be entitled to sell such shares without regard to the volume limitations, manner of sale provisions and other requirements of Rule 144.

     Sovereign Bank NA and City Mortgage Services each have the option to purchase 666,666 shares of Common Stock at a price of $15.00 per share which, if exercised in full, would add 13,333,334 shares of Common Stock to the number of shares of Common Stock outstanding on the date these options are exercised. All of these shares are being registered in this registration statement. Furthermore, the Company's stock option plans authorize the granting of options to purchase an aggregate of 1.4 million shares of Common Stock, of which options to purchase 786,859 shares of common stock have been granted.

     The Company has filed, and intends to continue to file, registration statements on Form S-8 under the Securities Act to register shares of Common Stock subject to outstanding options or future grants under the Company's stock option plans.

                              PLAN OF DISTRIBUTION

     With respect to resales of New Notes and Common Stock issuable upon conversion of a portion of the New Notes (assuming stockholder approval of such conversion), based on existing interpretations of the Staff of the SEC, the Company believes that the New Notes and Common Stock issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any broker-dealers or "affiliates" of the Company with the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery requirements of the Securities Act; provided such New Notes are acquired in the ordinary course of such holder's business and such holder's are not engaged in, have no arrangement with any person to participate in, and do not intend to engage in any public distribution of the New Notes. Each participating broker-dealer that holds out Old Notes that were acquired for its own account as a result of market-making or other trading activities (other than Old Notes acquired directly from the Company), may exchange such Old Notes for New Notes pursuant to the Exchange Offer. However, a participating broker-dealer may be deemed to be an "underwriter" within the meaning of the Securities Act and, therefore, will be required to deliver a prospectus satisfying the requirements of the Act in connection with any resales by it of such New Notes. Each participating broker-dealer must acknowledge that it will deliver a resale prospectus in connection with any resale of such New Notes. The Letter of Transmittal which accompanies this Memorandum states that by so acknowledging and by delivering a resale prospectus, a participating broker-dealer will be deemed not to be acting in the capacity of an "underwriter" (within the meaning of Section 2(11) of the Securities Act).

     The Company will not receive any proceeds from the sale of the New Notes.

                      WHERE YOU CAN FIND MORE INFORMATION

     The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information at the SEC's public reference room in Washington, D.C. located at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains regional offices where you can read and copy the reports. These are located at 500 West Madison Street, Room 1400, Chicago, Illinois 60606 and at 7 World Trade Center, Suite 1300, New York, New York 10048. You can request copies of these documents, upon payment of photocopying fees, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC's internet site (http://www.sec.gov). These documents are also available for viewing and copying at the offices of The Nasdaq Stock Market, Inc. at 1735 K Street, NW, Washington, D.C. 20006-1506.

     This Memorandum is part of a registration statement on Form S-1 that we filed with the SEC. This Memorandum does not contain all of the information in that registration statement. For further information with respect to the Company and the securities offered under the registration statement, you should review the registration statement. You can obtain the registration statement from the SEC and The Nasdaq Stock Market at the public reference facilities we referred to above.